Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following analysis of our consolidated financial condition and results of operations in conjunction with the Forward-Looking Statements included below the Table of Contents, “Risk Factors,” “Selected Financial Data” and the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Overview

Prudential Financial has two classes of common stock outstanding. The Common Stock, which is publicly traded (NYSE:PRU), reflects the performance of the Financial Services Businesses, while the Class B Stock, which was issued through a private placement and does not trade on any exchange, reflects the performance of the Closed Block Business. The Financial Services Businesses and the Closed Block Business are discussed below.

Financial Services Businesses

Our Financial Services Businesses consist of three operating divisions, which together encompass eight segments, and our Corporate and Other operations. The Insurance division consists of our Individual Life, Individual Annuities and Group Insurance segments. The Investment division consists of our Asset Management, Financial Advisory and Retirement segments. The International Insurance and Investments division consists of our International Insurance and International Investments segments. Our Corporate and Other operations include our real estate and relocation services business, as well as corporate items and initiatives that are not allocated to business segments. Corporate and Other operations also include businesses that have been or will be divested and businesses that we have placed in wind-down status. In 2006, the results of the Individual Life and Annuities businesses, formerly reported as components of the Individual Life and Annuities segment, are reported as discrete segments for all periods presented.

We attribute financing costs to each segment based on the amount of financing used by each segment, excluding financing costs associated with corporate debt. The net investment income of each segment includes earnings on the amount of equity that management believes is necessary to support the risks of that segment.

We seek growth internally and through acquisitions, joint ventures or other forms of business combinations or investments. Our principal acquisition focus is in our current business lines, both domestic and international.

Closed Block Business

In connection with the demutualization, we ceased offering domestic participating products. The liabilities for our traditional domestic in force participating products were segregated, together with assets, in a regulatory mechanism referred to as the “Closed Block.” The Closed Block is designed generally to provide for the reasonable expectations for future policy dividends after demutualization of holders of participating individual life insurance policies and annuities included in the Closed Block by allocating assets that will be used exclusively for payment of benefits, including policyholder dividends, expenses and taxes with respect to these products. See Note 10 to the Consolidated Financial Statements for more information on the Closed Block. At the time of demutualization, we determined the amount of Closed Block assets so that the Closed Block assets initially had a lower book value than the Closed Block liabilities. We expect that the Closed Block assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all expenses, taxes, and policyholder benefits to be paid to, and the reasonable dividend expectations of, holders of the Closed Block policies. We also segregated for accounting purposes the assets that we need to hold outside the Closed Block to meet capital requirements related to the Closed Block policies. No policies sold after demutualization will be added to the Closed Block, and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We also expect the proportion of our business represented by the Closed Block to decline as we grow other businesses.

Concurrently with our demutualization, Prudential Holdings, LLC, a wholly owned subsidiary of Prudential Financial that owns the capital stock of Prudential Insurance, issued $1.75 billion in senior secured notes, which we refer to as the IHC debt. The net proceeds from the issuances of the Class B Stock and IHC debt, except for $72 million used to purchase a guaranteed investment contract to fund a portion of the bond insurance cost associated with that debt, were allocated to the Financial Services Businesses. However, we expect that the IHC debt will be serviced by the net cash flows of the Closed Block Business over time, and we include interest expenses associated with the IHC debt when we report results of the Closed Block Business.

The Closed Block Business consists principally of the Closed Block, assets that we must hold outside the Closed Block to meet capital requirements related to the Closed Block policies, invested assets held outside the Closed Block that represent the difference between the Closed Block assets and Closed Block liabilities and the interest maintenance reserve, deferred policy acquisition costs related to Closed Block policies, the principal amount of the IHC debt and related hedging activities, and certain other related assets and liabilities.

Revenues and Expenses

We earn our revenues principally from insurance premiums; mortality, expense, and asset management fees from insurance and investment products; and investment of general account and other funds. We earn premiums primarily from the sale of individual life insurance and group life and disability insurance. We earn mortality, expense, and asset management fees from the sale and servicing of separate account products including variable life insurance and variable annuities. We also earn asset management and administrative fees from the distribution, servicing and management of mutual funds, retirement products and other asset management products and services. Our operating expenses principally consist of insurance benefits provided, general business expenses, dividends to policyholders, commissions and other costs of selling and servicing the various products we sell and interest credited on general account liabilities.

Profitability

Our profitability depends principally on our ability to price and manage risk on insurance products, our ability to attract and retain customer assets and our ability to manage expenses. Specific drivers of our profitability include:

•	our ability to manufacture and distribute products and services and to introduce new products that gain market acceptance on a timely basis;

•	our ability to price our insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring customers and administering those products;

•	our mortality and morbidity experience on individual and group life insurance, annuity and group disability insurance products, which can fluctuate significantly from period to period;

•	our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

•	our cost of administering insurance contracts and providing asset management products and services;

•	our returns on invested assets, net of the amounts we credit to policyholders’ accounts;

•	the performance of our investment in Wachovia Securities Financial Holdings, LLC, or Wachovia Securities;

•	the amount of our assets under management and changes in their fair value, which affect the amount of asset management fees we receive;

•	our ability to generate favorable investment results through asset/liability management and strategic and tactical asset allocation; and

•	our ability to maintain our credit and financial strength ratings.

In addition, factors such as regulation, competition, interest rates, taxes, foreign exchange rates, securities market conditions and general economic conditions affect our profitability. In some of our product lines, particularly those in the Closed Block Business, we share experience on mortality, morbidity, persistency and investment results with our customers, which can offset the impact of these factors on our profitability from those products.

Historically, the participating products included in the Closed Block have yielded lower returns on capital invested than many of our other businesses. As we have ceased offering domestic participating products, we expect that the proportion of the traditional participating products in our in force business will gradually diminish as these older policies age, and we grow other businesses. However, the relatively lower returns to us on this existing block of business will continue to affect our consolidated results of operations for many years. Our Common Stock reflects the performance of our Financial Services Businesses, but there can be no assurance that the market value of the Common Stock will reflect solely the performance of these businesses.

See “Risk Factors” for a discussion of risks that could materially affect our business, results of operations or financial condition, cause the trading price of our Common Stock to decline materially or cause our actual results to differ materially from those expected or those expressed in any forward looking statements made by or on behalf of the Company.

Executive Summary

Prudential Financial, one of the largest financial services companies in the U.S., offers individual and institutional clients a wide array of financial products and services, including life insurance, annuities, mutual funds, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage and relocation services, and, through a joint venture, retail securities brokerage services. We offer these products and services through one of the largest distribution networks in the financial services industry.

Significant developments and events in 2006 reflect our continued efforts to redeploy capital effectively to seek enhanced returns. These developments included:

•

The continuation of our share repurchase program. In 2006, we repurchased 32.4 million shares of Common Stock at a total cost of $2.5 billion. In November 2006, Prudential Financial’s Board of Directors authorized us, under a new stock repurchase program, to repurchase up to $3.0 billion of our outstanding Common Stock during 2007.

•	A 22% increase in our annual Common Stock dividend, to $0.95 per share.

•

On June 1, 2006, we acquired the variable annuity business of The Allstate Corporation, or Allstate, through a reinsurance transaction for $635 million of total consideration, consisting primarily of a $628 million ceding commission. Our initial investment in the business is approximately $600 million, consisting of the total consideration, offset by the related tax benefits, plus an additional contribution of $94 million to meet regulatory capital requirements. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition.

We analyze performance of the segments and Corporate and Other operations of the Financial Services Businesses using a measure called adjusted operating income. See “—Consolidated Results of Operations” for a definition of adjusted operating income and a discussion of its use as a measure of segment operating performance.

Shown below are the contributions of each segment and Corporate and Other operations to our adjusted operating income for the years ended December 31, 2006, 2005 and 2004 and a reconciliation of adjusted operating income of our segments and Corporate and Other operations to income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Adjusted operating income before income taxes for segments of the Financial Services Businesses:
Individual Life	$544	$498	$390
Individual Annuities	586	505	427
Group Insurance	229	224	174
Asset Management	593	464	266
Financial Advisory	27	(255)	(249)
Retirement	509	498	334
International Insurance	1,423	1,310	917
International Investments	143	106	77
Corporate and Other	47	188	161

Realized investment gains (losses), net, and related adjustments	73	669	62
Charges related to realized investment gains (losses), net	17	(108)	(58)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	35	(33)	(55)
Change in experience-rated contractholder liabilities due to asset value changes	11	(44)	1
Divested businesses	76	(16)	(24)
Equity in earnings of operating joint ventures	(322)	(214)	(72)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	3,991	3,792	2,351
Income from continuing operations before income taxes for Closed Block Business	403	482	915

Consolidated income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$4,394	$4,274	$3,266

Results for 2006 presented above reflect the following:

•

Individual Life segment results for 2006 improved in comparison to the prior year. Results benefited in the current year from a net reduction in amortization of deferred policy acquisition costs and other costs, reflecting updates and refinements of our actuarial assumptions based on an annual review, and from compensation received based on multi-year profitability of third-party products we distribute. The benefits of these items to 2006 results, together with higher fees reflecting higher asset balances were partially offset by less favorable mortality experience, net of reinsurance, compared to the prior year.

•

Individual Annuities segment results for 2006 improved in comparison to the prior year due to higher fee income reflecting higher average asset balances as well as a contribution from the variable annuity business acquired from The Allstate Corporation on June 1, 2006. Results for both the current and prior years benefited from reductions in amortization of deferred policy acquisition costs and other costs, reflecting increased estimates of profitability based on an annual review.

•

Group Insurance segment results for 2006 improved slightly from the prior year as more favorable claims experience in our group disability business, together with a greater benefit from refinements in group disability reserves and an increased contribution from investment results, were largely offset by less favorable claims experience in our group life business and higher expenses.

•

Asset Management segment results in 2006 improved in comparison to the prior year primarily due to greater incentive fees, and income from our proprietary investing business, mainly related to real estate investments. In addition, 2006 segment results benefited from higher asset management fees as a result of increased asset values due to market appreciation and net asset flows. Higher expenses, including performance-related compensation costs, were a partial offset.

•

Financial Advisory segment results in 2006 improved in comparison to the prior year, reflecting lower expenses in 2006 related to obligations and costs we retained in connection with the businesses contributed to the retail brokerage joint venture with Wachovia, primarily for litigation and regulatory matters, and increased income from our 38% share of the joint venture.

•

Retirement segment results for 2006 improved slightly in comparison to the prior year primarily reflecting lower acquisition-related transition expenses, higher investment results in our institutional investment products business due principally from a larger base of invested assets and increased fees due to higher full service retirement account values. These items were partially offset by expenses incurred in 2006 in our full service business relating to the expansion of our distribution and client servicing capabilities and costs associated with expense reduction initiatives, lower mortgage prepayment income and higher crediting rates on full service general account liabilities.

•

International Insurance segment results for 2006 improved in comparison to the prior year, reflecting more favorable results from the segment’s Life Planner operations, which benefited from continued business growth and more favorable foreign currency exchange rates. Less favorable results from the segment’s Gibraltar Life operations were a partial offset, as lower benefits from reserve refinements, current year guaranty fund assessment costs, and a less favorable level of policy benefits and expenses more than offset improved investment income margins and more favorable foreign currency exchange rates.

•

International Investments segment results in 2006 improved in comparison to the prior year due to more favorable results from both the segment’s global commodities business, including income representing market value changes on securities held relating to trading exchange memberships, and its asset management operations.

•

Realized investment gains (losses), net, and related adjustments for the Financial Services Businesses of $73 million in 2006 includes net losses on sales and maturities of fixed maturity securities partially offset by a gain on a private fixed maturity related to a Korean financial services company and a recovery from a U.S. telecommunications company. In addition, results for 2006 benefited from fluctuations in value of hedging instruments related to our foreign currency risk and investments and from realized investment gains from the sale of equity securities.

•

Closed Block Business income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change decreased $79 million from the prior year, reflecting a decrease in net realized investment gains, partially offset by a decrease in dividends to policyholders, which includes a decrease to the cumulative earnings policyholder dividend obligation. Realized investment gains (losses), net in 2006 reflect lower net gains on both sales and maturities of fixed maturity securities and sales of equity securities and losses due to fluctuations in value of investment related hedges.

Accounting Policies & Pronouncements

Application of Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, requires the application of accounting policies that often involve a significant degree of judgment. Management, on an ongoing basis, reviews estimates and assumptions used in the preparation of financial statements. If management determines that modifications in assumptions and estimates are appropriate given current facts and circumstances, results of operations and financial position as reported in the Consolidated Financial Statements could change significantly.

The following sections discuss the accounting policies applied in preparing our financial statements that management believes are most dependent on the application of estimates and assumptions.

Valuation of Investments

As prescribed by U.S. GAAP, we present our investments classified as available for sale, including fixed maturity and equity securities, and our investments classified as trading, such as our trading account assets supporting insurance liabilities, at fair value in the statements of financial position. The fair values for our public fixed maturity securities and our public equity securities are based on quoted market prices or prices obtained from independent pricing services. However, for our investments in private securities such as private placement fixed maturity securities, which comprise 15% of our investments as of December 31, 2006, this information is not available. For these private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other factors, the credit quality of the issuer and the reduced liquidity associated with private placements. The estimated fair value of certain non-performing private placement fixed maturities is based on our own estimates. See “—Realized Investment Gains and General Account Investments—General Account Investments—Fixed Maturity Securities—Private Fixed Maturities—Credit Quality” and “—Realized Investment Gains and General Account Investments—General Account Investments—Trading Account Assets Supporting Insurance Liabilities” for information regarding the credit quality of the private fixed maturity securities included in our general account.

For our investments classified as available for sale, the impact of changes in fair value is recorded as an unrealized gain or loss in “Accumulated other comprehensive income (loss), net,” a separate component of equity. For our investments classified as trading, the impact of changes in fair value is recorded within “Asset management fees and other income.” In addition, investments classified as available for sale, as well as those classified as held to maturity, are subject to impairment reviews to identify when a decline in value is other than temporary. Factors we consider in determining whether a decline in value is other than temporary include: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline; the reasons for the decline in value (credit event, currency or interest rate related); our ability and intent to hold the investment for a period of time to allow for a recovery of value; and the financial condition and near-term prospects of the issuer. When it is determined that a decline in value is other than temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. This corresponding charge is referred to as an impairment. Impairments are reflected in “Realized investment gains (losses), net” in the statements of operations and are excluded from adjusted operating income. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income over the remaining life of the security based upon the amount and timing of expected future cash flows and is included in adjusted operating income. The level of impairment losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains” for a discussion of the effects of impairments on our operating results for the years ended December 31, 2006, 2005 and 2004.

Commercial loans, which comprise 11% of our investments as of December 31, 2006, are carried primarily at unpaid principal balances, net of unamortized premiums or discounts and a valuation allowance for losses. This valuation allowance includes a loan specific portion as well as a portfolio reserve for probable incurred but not specifically identified losses. The loan specific portion is based on the Company’s assessment as to ultimate collectibility of loan principal. Valuation allowances for non-performing loans are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. A non-performing loan is defined as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. The portfolio reserve is based on a number of factors, such as historical experience and portfolio diversification. We record subsequent adjustments to our valuation allowances when appropriate. Adjustments to the allowance are reflected in “Realized investment gains (losses), net,” in our statements of operations. Similar to impairment losses discussed above, the allowance for losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—General Account Investments—Commercial Loans—Commercial Loan Quality” for a discussion of the effects of the valuation allowance on our operating results for the years ended December 31, 2006 and 2005.

See “—Realized Investment Gains and General Account Investments—General Account Investments” for a discussion of our investment portfolio, including the gross unrealized gains and losses as of December 31, 2006, related to the fixed maturity and equity securities of our general account, our policies and procedures regarding the identification of other than temporary declines in investment value, and the carrying value, credit quality, and allowance for losses related to the commercial loans of our general account.

Policyholder Liabilities

Future Policy Benefit Reserves, other than Unpaid Claims and Claim Adjustment Expenses

We establish reserves for future policy benefits to or on behalf of policyholders in the same period in which the policy is issued. These reserves relate primarily to the traditional participating whole life policies of our Closed Block Business and the non-participating whole life, term life, and life contingent structured settlement and group annuity products of our Financial Services Businesses.

The future policy benefit reserves for the traditional participating life insurance products of our Closed Block Business, which as of December 31, 2006, represented 48% of our total future policy benefit reserves are determined using the net level premium method as prescribed by U.S. GAAP. Under this method, the future policy benefit reserves are accrued as a level proportion of the premium paid by the policyholder. In applying this method, we use mortality assumptions to determine our expected future benefits and expected future premiums, and apply an interest rate to determine the present value of both the expected future benefit payments and the expected future premiums. The mortality assumptions used are based on data from the standard industry mortality tables that were used to determine the cash surrender value of the policies, and the interest rates used are the contractually guaranteed interest rates used to calculate the cash surrender value of the policy. Gains or losses in our results of operations resulting from deviations in actual experience compared to the experience assumed in establishing our reserves for this business are recognized in the determination of our annual dividends to these policyholders. Given our current level of policy dividends, we do not anticipate significant volatility in our results of operations in future periods as a result of these deviations.

The future policy benefit reserves for our International Insurance segment and Individual Life segment, which as of December 31, 2006, represented 34% of our total future policy benefit reserves combined, relate primarily to non-participating whole life and term life products and are determined in accordance with U.S. GAAP as the present value of expected future benefits to or on behalf of policyholders plus the present value of future maintenance expenses less the present value of future net premiums. The expected future benefits and expenses are determined using assumptions as to mortality, lapse, and maintenance expense. Reserve assumptions are based on best estimate assumptions as of the date the policy is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency tests using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these best estimate assumptions are greater than the net U.S. GAAP liabilities (i.e., reserves net of any DAC asset), the existing net U.S. GAAP liabilities are adjusted to the greater amount. Our best estimate assumptions are determined by product group. Mortality assumptions are generally based on the Company’s historical experience or standard industry tables, as applicable; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns. We review our mortality assumptions annually. Generally, we do not expect our mortality trends to change significantly in the short-term and to the extent these trends may change we expect such changes to be gradual over the long-term.

The reserves for future policy benefits of our Retirement segment, which as of December 31, 2006 represented 14% of our total future policy benefit reserves, relate to our non-participating life contingent group annuity and structured settlement products. These reserves are generally determined as the present value of expected future benefits and expenses based on assumptions as to mortality, retirement, maintenance expense, and interest rates. Reserves are based on best estimate assumptions as of the date the contract is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency testing by product group using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these assumptions are greater than the existing reserves, the existing reserves are adjusted to the greater amount. Our best estimate assumptions are determined by product group. Our mortality and retirement assumptions are based on Company or industry experience; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns. We generally review our mortality assumptions and conduct a full actuarial study of these assumptions annually. We conduct a full actuarial study of our retirement assumptions every three to five years. Generally, we do not expect our actual mortality or retirement trends to change significantly in the short-term and to the extent these trends may change we expect such changes to be gradual over the long-term.

Unpaid claims and claim adjustment expenses

Our liability for unpaid claims and claim adjustment expenses of $2.1 billion is reported as a component of “Future policy benefits” and relates primarily to the group long-term disability products of our Group Insurance segment. This liability represents our estimate of future disability claim payments and expenses as well as estimates of claims that we believe have been incurred, but have not yet been reported as of the balance sheet date. We do not establish loss liabilities until a loss has occurred. As prescribed by U.S. GAAP, our liability is determined as the present value of expected future claim payments and expenses. Expected future claims payments are estimated using assumed mortality and claim termination factors and an assumed interest rate. The mortality and claim termination factors are based on standard industry tables and the Company’s historical experience. Our interest rate assumptions are based on factors such as market conditions and expected investment returns. Of these assumptions, our claim termination assumptions have historically had the most significant effects on our level of liability. We regularly review our claim termination assumptions compared to actual terminations and conduct full actuarial studies every two years. These studies review actual claim termination experience over a number of years with more weight placed on the actual experience in the more recent years. If actual experience results in a materially different assumption, we adjust our liability for unpaid claims and claims adjustment expenses accordingly with a charge or credit to current period earnings.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuity contracts. These costs include primarily commissions, costs of policy issuance and underwriting, and variable field office expenses. We amortize these deferred policy acquisition costs, or DAC, over the expected lives of the contracts, based on the level and timing of either gross margins, gross profits, or gross premiums, depending on the type of contract. As of December 31, 2006, DAC in our Financial Services Businesses was $9.9 billion and DAC in our Closed Block Business was $1.0 billion.

DAC associated with the traditional participating products of our Closed Block Business is amortized over the expected lives of those contracts in proportion to gross margins. Gross margins consider premiums, investment returns, benefit claims, costs for policy administration, changes in reserves, and dividends to policyholders. We evaluate our estimates of future gross margins and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of actual gross margins and changes in our expected future gross margins. Since many of the factors that affect gross margins are included in the determination of our dividends to these policyholders, we do not anticipate significant volatility in our results of operations as a result of DAC adjustments, given our current level of dividends.

DAC associated with the non-participating whole life and term life policies of our Individual Life segment and the non-participating whole life, term life and health policies of our International Insurance segment is amortized in proportion to gross premiums. We evaluate the recoverability of our DAC related to these policies as part of our premium deficiency testing. If a premium deficiency exists, we reduce DAC by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than the DAC balance, we then increase the reserve for future policy benefits by the excess, by means of a charge to current period earnings. Generally, we do not expect significant short-term deterioration in experience, and therefore do not expect significant writedowns to the related DAC.

DAC associated with the variable and universal life policies of our Individual Life segment and the variable and fixed annuity contracts of our Individual Annuities segment is amortized over the expected life of these policies in proportion to gross profits. In calculating gross profits, we consider mortality, persistency, and other elements as well as rates of return on investments associated with these contracts. We regularly evaluate and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of our actual gross profits and changes in our assumptions regarding estimated future gross profits.

For the variable and universal life policies of our Individual Life segment, a significant portion of our gross profits is derived from mortality margins. As a result, our estimates of future gross profits are significantly influenced by our mortality assumptions. Our mortality assumptions represent our expected claims experience over the life of these policies and are developed based on Company experience. We review and update our mortality assumptions annually. Updates to our mortality assumptions in future periods could have a significant adverse or favorable effect on our results of operations. For a discussion of DAC adjustments related to our Individual Life segment for the years ended December 31, 2006, 2005 and 2004, see “—Results of Operations for Financial Services Businesses by Segment—Insurance Division—Individual Life.” For variable annuity contracts, DAC is more sensitive to the effects of changes in our estimates of gross profits due primarily to the significant portion of our gross profits that is dependent upon the total rate of return on assets held in separate account investment options, and the shorter average life of the contracts. This rate of return influences the fees we earn, costs we incur associated with minimum death benefit and other contractual guarantees specific to our variable annuity contracts, as well as other sources of profit. This is also true, to a lesser degree, for our variable life policies.

The future rate of return assumptions used in evaluating DAC for our domestic annuity and variable life insurance products are derived using a reversion to mean approach, a common industry practice. Under this approach, we consider actual returns over a period of time and project returns for the future period so that the assets grow at the expected rate of return for the entire period. If the projected future rate of return is greater than our maximum future rate of return, we use our maximum reasonable future rate of return. As part of our approach for variable annuity contracts, if the estimated gross profits under the previously projected rate of return are greater than or less than a range of estimated gross profits determined by statistically generated rate of returns, we change our future assumption to reflect the result of the reversion to the mean approach. For variable annuities products, our expected rate of return is 8% per annum, which reflects an expected rate of return of 8.9% per annum for equity type assets. The future equity rate of return used varies by product, but was under 8.9% per annum for all of our variable annuity products for our evaluation of deferred policy acquisition costs as of December 31, 2006.

The DAC balance associated with our domestic variable annuity contracts was $1.6 billion as of December 31, 2006. The following table provides a demonstration of the sensitivity of that DAC balance relative to our future rate of return assumptions by quantifying the adjustments that we would be required to consider, subject to the range of estimated gross profits determined by the statistically generated rate of returns described above, assuming both an increase and decrease in our future rate of return by 100 basis points. This information considers only the effect of changes in our future rate of return and not changes in any other assumptions such as persistency, mortality, or expenses included in our evaluation of DAC.

December 31, 2006
Increase/(Reduction) in DAC
(in millions)
Increase in future rate of return by 100 basis points	$25
Decrease in future rate of return by 100 basis points	$(25)

For a discussion of DAC adjustments related to our Individual Annuities segment for the years ended December 31, 2006, 2005 and 2004, see “—Results of Operations for Financial Services Businesses by Segment—Insurance Division—Individual Annuities.”

In addition to DAC, we also recognize assets for capitalized sales inducements and valuation of business acquired, or VOBA. The deferred sales inducements are amortized using the same methodology and assumptions used to amortize deferred policy acquisition costs. For additional information about our deferred sales inducements, see Note 9 to the Consolidated Financial Statements. VOBA represents the present value of future profits embedded in acquired businesses. For additional information about VOBA including its bases for amortization, see Note 2 to the Consolidated Financial Statements.

Goodwill

We test goodwill for impairment on an annual basis as of December 31 of each year and more frequently if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Impairment testing requires us to compare the fair value of each reporting unit to its carrying amount, including goodwill, and record an impairment charge if the carrying amount of a reporting unit exceeds its estimated fair value. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the unit’s expected future earnings and market-based earning multiples of peer companies. As of December 31, 2006, we have $935 million of goodwill reflected on our statements of financial position. During 2004, we recorded a goodwill impairment of $53 million relating to our Dryden Wealth Management business. There were no goodwill impairment charges during 2006 or 2005.

Pension and Other Postretirement Benefits

We sponsor pension and other postretirement benefit plans covering employees who meet specific eligibility requirements. Our net periodic costs for these plans consider an assumed discount (interest) rate, an expected rate of return on plan assets and expected increases in compensation levels and trends in health care costs. Of these assumptions, our expected rate of return assumptions, and to a lesser extent our discount rate assumptions, have historically had the most significant effect on our net period costs associated with these plans.

We determine our expected return on plan assets based upon the arithmetical average of prospective returns, which is based upon a risk free rate as of the measurement date adjusted by a risk premium that considers historical statistics and expected investment manager performance, for equity, debt and real estate markets applied on a weighted average basis to our asset portfolio. See Note 16 to our Consolidated Financial Statements for our actual asset allocations by asset category and the asset allocation ranges prescribed by our investment policy guidelines for both our pension and other postretirement benefit plans. Our assumed long-term rate of return for 2006 was 8.00% for our pension plans and 9.25% for our other postretirement benefit plans. Given the amount of plan assets as of September 30, 2005, the beginning of the measurement year, if we had assumed an expected rate of return for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed long-term rate of return given the level and mix of invested assets at the beginning of the measurement year, without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed long-term rate of return.

	For the year ended December 31, 2006
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in expected rate of return by 100 basis points	$(91)	$(10)
Decrease in expected rate of return by 100 basis points	$91	$10

We determine our discount rate, used to value the pension and postretirement benefit obligations, based upon rates commensurate with current yields on high quality corporate bonds. See Note 16 to our Consolidated Financial Statements for information regarding the methodology we employ to determine our discount rate. Our assumed discount rate for 2006 was 5.50% for both our pension plans and our other postretirement benefit plans. Given the amount of pensions and postretirement obligation as of September 30, 2005, the beginning of the measurement year, if we had assumed a discount rate for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed discount rate without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed discount rate.

	For the year ended December 31, 2006
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in discount rate by 100 basis points	$(23)	$(9)
Decrease in discount rate by 100 basis points	$107	$8

For a discussion of our expected rate of return on plan assets and discount rate for our qualified pension plan in 2007 see “—Results of Operations for Financial Services Businesses by Segment—Corporate and Other.”

In addition to the effect of changes in our assumptions, the net periodic cost or benefit from our pension and other postretirement benefit plans may change due to factors such as actual experience being different from our assumptions, special benefits to terminated employees, or changes in benefits provided under the plans.

Taxes on Income

Our effective tax rate is based on income, non-taxable and non-deductible items, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes.

Tax regulations require items to be included in the tax return at different times from the items reflected in the financial statements. As a result, the effective tax rate reflected in the financial statements is different than the actual rate applied on the tax return. Some of these differences are permanent such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as valuation of insurance reserves. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet recognized in our financial statements. The application of U.S. GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance if necessary to reduce our deferred tax asset to an amount that is more likely than not to be realized. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not the deferred tax assets, net of valuation allowances, will be realized.

Our accounting represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings and completion of tax audits could have an impact on our estimates and effective tax rate.

An increase or decrease in our effective tax rate by one percent of income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change, would have resulted in a decline or increase in consolidated income from continuing operations before equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change in 2006 of $44 million.

The amount of income taxes we pay is subject to ongoing audits in various jurisdictions. We reserve for our best estimate of potential payments/settlements to be made to the Internal Revenue Service, or Service, and other taxing jurisdictions for audits ongoing or not yet commenced. In 2006, the Service completed all fieldwork with regards to its examination of our consolidated federal income tax returns for the tax years 2002 and 2003. We anticipate the final report to be submitted to the Joint Committee on Taxation for their review during the first quarter of 2007. The statute of limitations for the 2002-2003 tax years expires in 2008. In addition, in January 2007 the Service began an examination of the tax years 2004 through 2006.

Our liability for income taxes includes management’s best estimate of potential payments and settlements for audit periods still subject to review by the Internal Revenue Service or other taxing jurisdictions. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period.

On January 26, 2006, the Service officially closed the audit of our consolidated federal income tax returns for the 1997 to 2001 periods. As a result of certain favorable resolutions, our consolidated statement of operations for the year ended December 31, 2005 includes an income tax benefit of $720 million, reflecting a reduction in our liability for income taxes.

For the tax year 2007, we have chosen to participate in the Service’s new Compliance Assurance Program, or CAP. Under CAP, the Service assigns an examination team to review completed transactions contemporaneously during the 2007 tax year in order to reach agreement with us on how they should be reported in the tax return. If disagreements arise, accelerated resolutions programs are available to resolve the disagreements in a timely manner before the tax return is filed. It is management’s expectation this new program will significantly shorten the time period between when we file our federal income tax return and when the Service completes its examination of the return.

Reserves for Contingencies

A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under U.S. GAAP, reserves for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated. An example is the establishment of a reserve for losses in connection with an unresolved legal matter. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure.

Accounting Policies Adopted and Recently Issued Accounting Pronouncements

See Note 2 to our Consolidated Financial Statements for information regarding accounting policies adopted including the effect of adopting Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” and Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” and recently issued accounting pronouncements including FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and AICPA Statement of Position 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts.”

The following provides additional discussion of certain accounting policies adopted.

Share-Based Payments

Effect of Adoption

We issued employee stock options during 2001 and 2002 that were previously accounted for using the intrinsic value method prescribed by Accounting Principles Board, or APB, No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, an allowable alternative method under Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation,” prior to its revision. Under APB No. 25, we did not recognize any stock-based compensation expense for employee stock options as all employee stock options had an exercise price equal to the market value of our Common Stock at the date of grant. Effective January 1, 2003, we changed our accounting for employee stock options to adopt the fair value recognition provisions of SFAS No. 123, as amended, prospectively for all new awards granted to employees on or after January 1, 2003. Under these provisions, the fair value of all employee stock options awarded on or after January 1, 2003, is included in the determination of net income. Accordingly, the amount we included in the determination of net income for periods prior to January 1, 2006, is less than that which would have been recognized if the fair value method had been applied to all awards since inception of the employee stock option plan. We adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective application transition method. There were no unvested stock options issued prior to January 1, 2003, and, therefore, the adoption of SFAS No. 123(R) had no impact to the Company’s consolidated financial condition or results of operations with respect to the unvested employee options.

For the changes required prospectively in accounting for options and awards with non-substantive vesting conditions, see Note 2 to our Consolidated Financial Statements.

Valuation of Stock Options Issued to Employees

As described above, we did not record any compensation cost for employee stock options issued prior to January 1, 2003. However, we are required to disclose the net income and basic and diluted earnings per share that we would have reported if we had been recognizing compensation cost associated with those options. See Note 2 to our Consolidated Financial Statements for this proforma disclosure. For purposes of this disclosure the fair value of these options was determined using a Black-Scholes option-pricing model. This model considers dividend yield, expected volatility, risk-free interest rate, and expected life of the option and uses an equation to produce a fair value. For options issued on or after January 1, 2003, the fair value of each option was estimated using a binomial option-pricing model. This model also considers dividend yield, expected volatility, risk-free interest rate, and expected life of the option but, unlike the Black-Scholes options pricing model, it produces an estimated fair value based on the assumed changes in price of a financial instrument over successive periods of time. We selected the binomial option pricing model because, absent observable market prices, we believe it produces a fair value that best reflects the substantive characteristics of the employee stock options we issue. See Note 15 to our Consolidated Financial Statements for the assumptions used in valuing employee stock options issued in 2006, 2005, and 2004.

Excess Tax Benefits

An excess tax benefit is generated whenever the tax deduction associated with share-based payment arrangements exceeds the related cumulative compensation cost recognized for financial reporting purposes. Excess tax benefits are included in additional paid-in capital in the period that the related tax deduction reduces our taxes payable. If the tax deduction associated with share-based payment arrangements is less than the cumulative compensation cost recognized for financial reporting purposes, the unused portion of the deferred tax asset is first offset against additional paid-in capital generated from past excess tax benefits then charged to tax expense. As of the date of adoption of SFAS No. 123(R), we were required to determine the portion of our additional paid-in capital that was generated from the realization of excess tax benefits prior to the date of adoption and is therefore available to offset deferred tax assets that may need to be written off in future periods had we adopted the fair value recognition provisions of SFAS No. 123 beginning in 2001. We chose to calculate this “pool” of additional paid-in capital using the alternative transition, or short cut, method provided for in FASB Staff Position FAS 123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” Under the short cut method, this “pool” of additional paid-in capital was calculated as the sum of all net increases of additional paid-in capital recognized in our financial statements related to tax benefits from share-based payment transactions subsequent to the adoption of SFAS No. 123 but prior to the adoption of SFAS No. 123(R) less the cumulative incremental pre-tax compensation costs that would have been recognized if SFAS No. 123 had been used to account for share-based payment transactions, tax effected at our statutory tax rate as of the adoption of SFAS No. 123(R).

Effect on Calculation of Diluted Earnings Per Share of Common Stock

In calculating the dilutive effect of share-based payment arrangements such as stock options issued to employees, we apply the treasury stock method prescribed by SFAS No. 128, “Earnings Per Share.” In applying the treasury stock method to such arrangements we consider hypothetical excess tax benefits that would be recognized assuming all employee options are exercised and shares issued to employees vest. As a result of the adoption of SFAS No. 123(R), we can now only include in this calculation the hypothetical excess tax benefits that would have resulted in a reduction of taxes payable in the current period. Prior to our adoption of SFAS No. 123(R), we considered hypothetical excess tax benefits in applying the treasury stock method if it was probable that the excess tax benefit would be utilized for tax purposes prior to its expiration.

As described above, we did not use the fair value recognition provisions of SFAS No. 123, as amended, for employee stock options issued prior to January 1, 2003. In applying the treasury stock method to these options, prior to our adoption of SFAS No. 123(R), the hypothetical excess tax benefit from these options was calculated as the entire amount deductible on our tax return. Upon adoption of SFAS No. 123(R), we elected to continue to apply this calculation methodology for options issued to employees prior to January 1, 2003.

Consolidated Results of Operations

The following table summarizes net income for the Financial Services Businesses and the Closed Block Business for the periods presented.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Financial Services Businesses by segment:
Individual Life	$482	$527	$413
Individual Annuities	539	503	391
Group Insurance	211	293	217

Total Insurance Division	1,232	1,323	1,021
Asset Management	589	465	274
Financial Advisory	(267)	(447)	(307)
Retirement	425	435	345

Total Investment Division	747	453	312
International Insurance	1,607	1,401	920
International Investments	176	84	15

Total International Insurance and Investments Division	1,783	1,485	935
Corporate and Other	229	531	83

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	3,991	3,792	2,351
Income tax expense	1,126	642	598

Income from continuing operations before equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	2,865	3,150	1,753
Equity in earnings of operating joint ventures, net of taxes	208	142	55

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	3,073	3,292	1,808
Income (loss) from discontinued operations, net of taxes	71	(73)	(76)
Extraordinary gain on acquisition, net of taxes	—	—	21
Cumulative effect of accounting change, net of taxes	—	—	(79)

Net income—Financial Services Businesses	$3,144	$3,219	$1,674

Basic income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share—Common Stock	$6.49	$6.59	$3.63

Diluted income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share—Common Stock	$6.36	$6.48	$3.56

Basic net income per share—Common Stock	$6.63	$6.45	$3.38

Diluted net income per share—Common Stock	$6.50	$6.34	$3.31

Closed Block Business:
Income from operations before income taxes for Closed Block Business	$403	$482	$915
Income tax expense	119	161	333

Net income—Closed Block Business	$284	$321	$582

Basic and diluted net income per share—Class B Stock	$108.00	$119.50	$249.00

Net income—Consolidated	$3,428	$3,540	$2,256

Results of Operations—Financial Services Businesses

2006 to 2005 Annual Comparison.    Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses of $3.1 billion declined slightly from 2005. Continued growth of international insurance operations, improved investment results, higher asset based fees including the results of the business we acquired from Allstate in 2006, and increased earnings from our investment in the retail brokerage joint venture with Wachovia were offset by a lower level of net realized investment gains and a higher level of general and administrative expenses consistent with the growth in the businesses. The benefit of these items as compared to the prior year were more than offset by the benefit recognized in 2005 of $720 million from a reduction of tax liabilities in connection with the Internal Revenue Service examination of our tax returns for the years 1997 through 2001. On a diluted per share basis, income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses for the year ended December 31, 2006 of $6.36 per share of Common Stock declined from $6.48 per share of Common Stock for the year ended December 31, 2005. This decline reflects the decrease in earnings discussed above, partially offset by the benefit of a lower number of shares of Common Stock outstanding due to our share repurchase program, the cost of which contributed to the decline in earnings discussed above. We analyze the operating performance of the segments included in the Financial Services Businesses using “adjusted operating income” as described in “—Segment Measures,” below. For a discussion of our segment results on this basis see “—Results of Operations for Financial Services Businesses by Segment,” below.

The direct equity adjustment increased income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change available to holders of the Common Stock for earnings per share purposes by $68 million for the year ended December 31, 2006, compared to $82 million for the year ended December 31, 2005. As described more fully in Note 14 to the Consolidated Financial Statements, the direct equity adjustment modifies earnings available to holders of the Common Stock and the Class B Stock for earnings per share purposes. The holders of the Common Stock will benefit from the direct equity adjustment as long as reported administrative expenses of the Closed Block Business are less than the cash flows for administrative expenses determined by the policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. As statutory cash premiums and policies in force in the Closed Block Business decline, we expect the benefit to the Common Stock holders from the direct equity adjustment to decline accordingly. If the reported administrative expenses of the Closed Block Business exceed the cash flows for administrative expenses determined by the policy servicing fee arrangement, the direct equity adjustment will reduce income available to holders of the Common Stock for earnings per share purposes.

2005 to 2004 Annual Comparison.    Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change attributable to the Financial Services Businesses for the year ended December 31, 2005, was $3.3 billion, or $6.48 per share of Common Stock on a diluted basis, compared to $1.8 billion for the year ended December 31, 2004, or $3.56 per share of Common Stock on a diluted basis. The increase of $1.5 billion reflects growth in premiums, policy charges and fee income due primarily to growth in our international insurance operations, a full year of operating results for the retirement business acquired from CIGNA in April 2004, improved investment results, higher asset based fees, and a benefit in 2005 of $720 million from a reduction of tax liabilities in connection with the Internal Revenue Service examination of our tax returns for the years 1997 through 2001 partially offset by higher obligations and costs retained in connection with the business contributed to the retail brokerage joint venture with Wachovia.

The direct equity adjustment increased income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change available to holders of the Common Stock for earnings per share purposes by $82 million for the year ended December 31, 2005, which was essentially unchanged from 2004.

Results of Operations—Closed Block Business

2006 to 2005 Annual Comparison.    Net income attributable to the Closed Block Business for the year ended December 31, 2006, was $284 million, or $108.00 per share of Class B Stock, compared to $321 million, or $119.50 per share of Class B Stock, for the year ended December 31, 2005. The direct equity adjustment decreased net income available to the Class B Stock holders for earnings per share purposes by $68 million for the year ended December 31, 2005, compared to $82 million for the year ended December 31, 2005. For a discussion of the results of operations for the Closed Block Business, see “—Results of Operations of Closed Block Business,” below.

2005 to 2004 Annual Comparison.    Net income attributable to the Closed Block Business for the year ended December 31, 2005, was $321 million, or $119.50 per share of Class B Stock, compared to $582 million, or $249.00 per share of Class B Stock, for the year ended December 31, 2004. The direct equity adjustment decreased net income available to the Class B Stock holders for earnings per share purposes by $82 million for the year ended December 31, 2005, essentially unchanged from 2004.

Segment Measures

In managing our business, we analyze operating performance separately for our Financial Services Businesses and our Closed Block Business. For the Financial Services Businesses, we analyze our segments’ operating performance using “adjusted operating income.” Results of the Closed Block Business for all periods are evaluated and presented only in accordance with U.S. GAAP. Adjusted operating income does not equate to “income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change” or “net income” as determined in accordance with U.S. GAAP but is the measure of segment profit or loss we use to evaluate segment performance and allocate resources, and consistent with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is our measure of segment performance. Adjusted operating income is calculated for the segments of the Financial Services Businesses by adjusting each segment’s “income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change” for the following items:

•	realized investment gains (losses), net, except as indicated below, and related charges and adjustments;

•	net investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes;

•	the contribution to income/loss of divested businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under U.S. GAAP; and

•	equity in earnings of operating joint ventures.

The items above are important to an understanding of our overall results of operations. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of the Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” except as indicated below, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities, as well as our tax profile. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to the contractholders. Adjusted operating income excludes the results of divested businesses because they are not relevant to understanding our ongoing operating results. The contributions to income/loss of wind-down businesses that we have not divested remain in adjusted operating income. See Note 20 to the Consolidated Financial Statements for further information on the presentation of segment results.

As noted above, certain “Realized investment gains (losses), net,” are included in adjusted operating income. We include in adjusted operating income the portion of our realized investment gains and losses on derivatives that arise from the termination of contracts used to hedge our foreign currency earnings in the same period that the expected earnings emerge. Similarly, we include in adjusted operating income the portion of our realized investment gains and losses on derivatives that represent current period yield adjustments. The realized investment gains or losses from products that are free standing derivatives, or contain embedded derivatives, along with the realized investment gains or losses from associated derivative portfolios that are part of an economic hedging program related to the risk of these products, are included in adjusted operating income. Adjusted operating income also includes for certain embedded derivatives, as current period yield adjustments, a portion of the cumulative realized investment gains, on an amortized basis over the remaining life of the related security, or cumulative realized investment losses in the period incurred. Adjusted operating income also includes those realized investment gains and losses that represent profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors.

Results of Operations for Financial Services Businesses by Segment

Insurance Division

Individual Life

Operating Results

The following table sets forth the Individual Life segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$2,216	$2,262	$2,073
Benefits and expenses	1,672	1,764	1,683

Adjusted operating income	544	498	390
Realized investment gains (losses), net, and related adjustments(1)	(62)	29	23

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change acquisition and cumulative effect of accounting change	$482	$527	$413

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income increased $46 million, from $498 million in 2005 to $544 million in 2006. Adjusted operating income for 2006 includes a $46 million benefit from a net reduction in amortization of deferred policy acquisition costs and other costs. The net reduction in amortization and other costs is due to an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition costs and unearned revenue reserves, based on an annual review, primarily reflecting improved mortality and lower maintenance expenses, partially offset by refinements in other reserves. Results for 2006 also improved $20 million from the prior year, as the current year includes a $25 million benefit and the prior year included a $5 million benefit from compensation received based on multi-year profitability of third-party products we distribute. The benefits of these items to 2006 results, together with higher fees resulting from higher asset balances reflecting market value changes and increased net investment income, net of interest credited and interest expense, primarily reflecting higher yields in 2006, were partially offset by less favorable mortality experience, net of reinsurance, compared to the prior year.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $108 million, from $390 million in 2004 to $498 million in 2005, primarily reflecting lower general and administrative expenses and more favorable claims experience, net of reinsurance. In addition, results for 2005 include a higher contribution from investment income, net of interest credited and interest expense, reflecting higher asset balances compared to the prior year.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” decreased $46 million, from $2.262 billion in 2005 to $2.216 billion in 2006. Policy charges and fee income decreased $175 million, including $190 million due to the update of our assumptions related to amortization of unearned revenue reserves, discussed above, amounting to a $147 million reduction in 2006, and a similar update in 2005 resulting in a $43 million increase which was more than offset by an increase in amortization of DAC net of a decrease in change in reserves. Partially offsetting this decrease in revenues was an increase in premiums of $38 million, primarily due to increased premiums on term life insurance reflecting continued growth of our in force block of term insurance products. Net investment income increased $52 million, reflecting higher assets and higher yields in 2006, which included the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.” This increase was partially offset by the collection of investment income on a previously defaulted bond in 2005. Asset management fees and other income increased $39 million, including the benefit to adjusted operating income from compensation received based on multi-year profitability of third-party products we distribute as discussed above. The remainder of the increase reflects higher asset based fees due to higher asset balances from market appreciation.

2005 to 2004 Annual Comparison.    Revenues increased $189 million, from $2.073 billion in 2004 to $2.262 billion in 2005. Premiums increased $57 million, primarily due to increased premiums on term life insurance reflecting growth of our in force block of term insurance products. Policy charges and fee income increased $68 million, from $1.027 billion in 2004 to $1.095 billion in 2005, including a $43 million increase reflecting an update and refinement of our assumptions related to the amortization of unearned revenue reserves, which was largely offset by an increase in amortization of deferred policy acquisition costs net of a decrease in change in reserves discussed below. The remainder of the increase in policy charges and fee income reflects growth in our universal life business. Net investment income increased $76 million, from $420 million in 2004 to $496 million in 2005, reflecting an increased asset base largely due to increased borrowings, which resulted in increased interest expense. Partially offsetting these items was a decrease in asset management fees and other income, primarily reflecting a decline in revenues from the distribution of non-proprietary insurance products by our agents, which decline was partially offset by a decline in operating expenses, including agent commissions on sales of these products.

Benefits and Expenses

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” decreased $92 million, from $1.764 billion in 2005 to $1.672 billion in 2006. Amortization of deferred policy acquisition costs decreased $367 million, including $378 million due to updates of our assumptions, as discussed above. Policyholders’ benefits, including interest credited to policyholders’ account balances, increased $257 million, including $142 million due to updates of assumptions and methodology refinements to certain reserves, growth in our in force block of term insurance products, as well as less favorable mortality experience compared to the prior year.

2005 to 2004 Annual Comparison.    Benefits and expenses increased $81 million, from $1.683 billion in 2004 to $1.764 billion in 2005. Amortization of deferred policy acquisition costs increased $95 million, from $274 million in 2004 to $369 million in 2005. Amortization of deferred policy acquisition costs in 2005 includes an $89 million increase, reflecting an update and refinement of our assumptions, which was largely offset by a decrease in change in reserves as well as an increase in policy charges and fee income, as discussed above. Policyholders’ benefits, including interest credited to policyholder account balances increased $33 million, from $756 million in 2004 to $789 million in 2005, reflecting growth in our term and universal life business partially offset by the impact of the update and refinement of assumptions discussed above. In addition, interest expense increased $51 million due to increased borrowings. Partially offsetting these items was a decline in operating expenses of $99 million from 2004 to 2005, reflecting actions previously taken to reduce staffing and occupancy costs, for which associated costs were incurred in 2004, as well as a decline in commissions paid to our agents for the distribution of non-proprietary insurance products, as discussed above.

Sales Results

The following table sets forth individual life insurance business sales, as measured by scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis, for the periods indicated. Sales of the individual life insurance business do not correspond to revenues under U.S. GAAP. They are, however, a relevant measure of business activity. In managing our individual life insurance business, we analyze new sales on this basis because it measures the current sales performance of the business, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income as well as current sales.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Life insurance sales(1):
Excluding corporate-owned life insurance:
Variable life	$90	$83	$97
Universal life	192	214	178
Term life	148	122	116

Total excluding corporate-owned life insurance	430	419	391
Corporate-owned life insurance	12	7	14

Total	$442	$426	$405

Life insurance sales by distribution channel, excluding corporate-owned life insurance(1):
Prudential Agents	$181	$212	$236
Third party	249	207	155

Total	$430	$419	$391

(1)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

2006 to 2005 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $11 million, from $419 million in 2005 to $430 million in 2006. Sales of our term life and variable life products increased $33 million. This increase was partially offset by decreased sales of our universal life products.

Sales of life insurance, excluding corporate-owned life insurance, from the third party distribution channel increased $42 million, reflecting increased term and variable life sales, with universal life sales remaining unchanged. Sales of life insurance by Prudential Agents decreased $31 million, reflecting a decline in the number of agents from 2,946 at December 31, 2005 to 2,562 at December 31, 2006, which impacted all life insurance product lines. In 2006, for the first time, more than half of our individual life insurance sales were generated through third party channels.

2005 to 2004 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $28 million from 2004 to 2005. Sales of our universal life and term life products increased $42 million. This increase was partially offset by declines in sales of our variable life products.

The increase in sales of life insurance, excluding corporate-owned life insurance, was driven by increased sales of $52 million from the third party distribution channel of our universal life and term life products, partially offset by lower variable life sales. Sales of life insurance by Prudential Agents decreased $24 million reflecting a decline in the number of agents from 3,682 at December 31, 2004 to 2,946 at December 31, 2005.

Policy Surrender Experience

The following table sets forth the individual life insurance business’ policy surrender experience for variable and universal life insurance, measured by cash value of surrenders, for the periods indicated. These amounts do not correspond to expenses under U.S. GAAP. In managing this business, we analyze the cash value of surrenders because it is a measure of the degree to which policyholders are maintaining their in force business with us, a driver of future profitability. Our term life insurance products do not provide for cash surrender values.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Cash value of surrenders	$744	$698	$633

Cash value of surrenders as a percentage of mean future benefit reserves, policyholders’ account balances, and separate account balances	3.5%	3.5%	3.3%

2006 to 2005 Annual Comparison.    The total cash value of surrenders increased $46 million, from $698 million in 2005 to $744 million in 2006, reflecting an increase in surrenders of variable corporate-owned life insurance in 2006 compared to the prior year. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances remained flat.

2005 to 2004 Annual Comparison.    The total cash value of surrenders increased $65 million, from $633 million in 2004 to $698 million in 2005, reflecting an increase in variable life surrenders in 2005. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances increased from 2004 to 2005, reflecting a higher level of surrenders in 2005 associated with variable life insurance account values due to less favorable market performance compared to the prior year.

Individual Annuities

Operating Results

The following table sets forth the Individual Annuities segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$2,101	$1,717	$1,578
Benefits and expenses	1,515	1,212	1,151

Adjusted operating income	586	505	427
Realized investment gains (losses), net, and related adjustments(1)	(72)	3	(2)
Related charges(1)(2)	25	(5)	(34)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change acquisition and cumulative effect of accounting change	$539	$503	$391

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent payments related to the market value adjustment features of certain of our annuity products. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs, deferred sales inducements and value of business acquired.

On June 1, 2006, we acquired the variable annuity business of The Allstate Corporation, or Allstate, through a reinsurance transaction for $635 million of total consideration, consisting primarily of a $628 million ceding commission. Our initial investment in the business is approximately $600 million, consisting of the total consideration, offset by the related tax benefits, plus an additional contribution of $94 million to meet regulatory capital requirements. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition.

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income increased $81 million, from $505 million in 2005 to $586 million in 2006. Adjusted operating income for 2006 includes a $37 million benefit from a reduction in amortization of deferred policy acquisition costs and other costs due to an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition costs, based on an annual review, primarily reflecting improved net interest spread from increased investment yields. Adjusted operating income for 2005 included a net $87 million benefit from a net reduction in amortization of deferred policy acquisition and other costs and a decrease in our reserves for the guaranteed minimum death benefit and guaranteed minimum income benefit features of our variable annuity products, due to an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition and other costs reflecting improved net interest spread from increased yields, decreased costs of actual and expected death claims and modeling refinements implemented, based on an annual review. Absent the effect of these items, adjusted operating income for 2006 increased $131 million from the prior year, including a $54 million contribution in 2006 from the variable annuity business acquired from Allstate. The contribution of the acquired Allstate business to adjusted operating income for 2006 consists of revenues of $221 million and benefits and expenses of $167 million. Allstate’s revenues consisted primarily of policy charges and fees of $143 million, net investment income of $46 million and asset management fees and other income of $28 million. Benefits and expenses consisted primarily of general and administrative expenses, net of capitalization, of $107 million and policyholders’ benefits, including interest credited to policyholders’ account balances, of $59 million. The remainder of the $131 million increase came primarily from higher fee income driven by higher average asset balances from market appreciation and net flows in our variable annuity account values. Partially offsetting these items was an increase in distribution costs charged to expense associated with increased variable annuity sales and account values and increased general expenses related to expansion initiatives. In addition, results for 2005 benefited $6 million, net of related amortization of deferred policy acquisition costs, from the collection of investment income on a previously defaulted bond.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $78 million, from $427 million in 2004 to $505 million in 2005. Adjusted operating income for 2005 includes a net $87 million reduction in amortization of deferred policy acquisition costs and other costs and a decrease in our reserves for the guaranteed minimum death benefit and guaranteed minimum income benefit features of our variable annuity product. This decline reflects an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition and other costs reflecting improved net interest spread resulting from increased investment yields, decreased cost of actual and expected death claims and modeling refinements implemented. Adjusted operating income for 2004 included reductions in amortization of deferred policy acquisition costs of $44 million due to our increased estimate of total gross profits on variable annuities reflecting market value increases in underlying assets as well as continued favorable mortality and lapse experience. Absent these factors, adjusted operating income increased $35 million. Adjusted operating income in 2005 benefited from higher fees resulting from greater variable annuity account values and improved net interest spread on our general account annuities reflecting improved investment yields, reduction of credited interest rates to policyholders effective as of January 1, 2005 as well as higher asset balances. In addition, results for 2005 include $6 million, net of related amortization of deferred policy acquisition costs, from the collection of investment income on a previously defaulted bond. Partially offsetting these benefits to adjusted operating income was an increase to amortization of deferred policy acquisition costs reflecting increased gross profits in the current period.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $384 million, from $1.717 billion in 2005 to $2.101 billion in 2006, including revenues of $221 million from the Allstate business acquired during the second quarter of 2006. The remainder of the increase in revenues, $163 million, came primarily from increases of $131 million in policy charges and fees and $65 million in asset management fees and other income, which includes $9 million from the mark-to-market of embedded derivatives and related hedge positions associated with our living benefits features. These increases were partially offset by a $43 million decrease in net investment income. The increase in policy charges and fees reflects an increase in the average market value of variable annuity account values and positive net flows in our variable annuities, including an increase in account values with living benefit options. The increase in asset management fees and other income was primarily due to an increase in asset based fees driven by an increase in the average market value of variable annuity customer accounts and positive net flows of our variable annuities. The decrease in net investment income came primarily from the impact of a shift in customer funds from fixed income investments to variable investments. In addition, net investment income for 2005 included the collection of investment income on a previously defaulted bond as indicated above. These decreases were partially offset by higher yields in 2006 which benefited from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.”

2005 to 2004 Annual Comparison.    Revenues increased $139 million, from $1.578 billion in 2004 to $1.717 billion in 2005. Policy charges and fee income increased $76 million, reflecting an increase in the average market value of variable annuity customer accounts and positive net flows of our variable annuities reflecting the introduction of new product features late in the first quarter of 2005, including an increase in account values with living benefit options. Net investment income increased $29 million, reflecting a higher level of invested assets, increased yields and $9 million from the collection of investment income on a previously defaulted bond. Asset management fees and other income increased $30 million, primarily due to an increase in asset based fees.

Benefits and Expenses

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $303 million, from $1.212 billion in 2005 to $1.515 billion in 2006, including benefits and expenses of $167 million from the Allstate business acquired during the second quarter of 2006. The remainder of the increase in benefits and expenses, $136 million, came primarily from increases of $62 million in general and administrative expenses net of capitalization, $30 million in amortization of deferred policy acquisition costs, and $25 million in policyholders’ benefits, including interest credited to policyholders’ account balances. The increase in general and administrative expenses reflects increased distribution costs charged to expense associated with increased variable annuity account value and sales, increased expenses related to expansion initiatives and growth of the business, and increased asset management costs associated with the growth in variable annuity account values. General and administrative expenses for 2005 included a $13 million increase in the amortization of value of business acquired relating to the modeling refinements discussed above. The increase in amortization of deferred policy acquisition costs reflected a $21 million greater benefit in 2005 than in 2006 due to the changes in estimates of total gross profits discussed above, as well as greater gross profits in 2006. The increase in policyholders’ benefits, including interest credited to policyholders’ account balances, reflects a $42 million greater benefit in 2005 than in 2006 from the changes in estimates of total gross profits and decreased cost of actual and expected death claims discussed above, partly offset by lower costs of our guaranteed benefits in 2006 resulting from reduction in our net amount at risk.

2005 to 2004 Annual Comparison.    Benefits and expenses increased $61 million, from $1.151 billion in 2004 to $1.212 billion in 2005. Amortization of deferred policy acquisition costs increased $48 million, from $125 million in 2004 to $173 million in 2005, reflecting an increase to amortization due to increased gross profits in the current period and a net $9 million benefit due to the increased estimates of total gross profits in both 2005 and 2004 discussed above. General and administrative expenses, net of capitalization, increased $46 million from 2004 to 2005, including a $13 million increase in the amortization of value of business acquired, mainly due to the modeling refinements discussed above, as well as increased costs associated with expansion of our distribution platforms and distribution costs charged to expense associated with increased variable annuity sales. In addition, our asset based costs associated with trail commissions and sub-advisory expenses have increased due to growth in account values. Partially offsetting these items was a decrease of $54 million from 2004 to 2005 in policyholders’ benefits, including interest credited to policyholders’ account balances, including a $47 million benefit from the increased estimate of total gross profits and decreased cost of actual and expected death claims discussed above.

Account Values

The following table sets forth changes in account values for the individual annuity business, for the periods indicated. For our individual annuity business, assets are reported at account value, and net sales (redemptions) are gross sales minus redemptions or surrenders and withdrawals, as applicable.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Variable Annuities(1):
Beginning total account value	$50,778	$47,418	$43,949
Sales	9,593	7,106	5,806
Surrenders and withdrawals	(7,722)	(5,691)	(5,224)

Net sales	1,871	1,415	582
Benefit payments	(918)	(678)	(613)

Net flows	953	737	(31)
Change in market value, interest credited and other activity	7,448	3,299	4,091
Policy charges	(936)	(676)	(591)
Acquisition	16,312	—	—

Ending total account value	$74,555	$50,778	$47,418

Fixed Annuities:
Beginning total account value	$3,991	$3,879	$3,514
Sales	119	361	532
Surrenders and withdrawals	(313)	(231)	(191)

Net sales (redemptions)	(194)	130	341
Benefit payments	(176)	(160)	(163)

Net flows	(370)	(30)	178
Interest credited and other activity	131	147	191
Policy charges	(4)	(5)	(4)

Ending total account value	$3,748	$3,991	$3,879

(1)	Variable annuities include only those sold as retail investment products. Investments through defined contribution plan products are included with such products.

2006 to 2005 Annual Comparison.    Total account values for fixed and variable annuities amounted to $78.3 billion as of December 31, 2006, an increase of $23.5 billion from December 31, 2005, primarily reflecting $16.3 billion of variable annuity account values acquired from Allstate, as well as increases in the market value of customers’ variable annuities and variable annuity net flows. Individual variable annuity gross sales increased by $2.5 billion, from $7.1 billion in 2005 to $9.6 billion in 2006, reflecting increased sales which benefited from the popularity of our optional living benefit product features, particularly guaranteed lifetime withdrawal benefit programs introduced in 2005 and 2006, growth of our distribution relationships, including those associated with the business acquired from Allstate, our retirement marketing strategy and sales of $1.0 billion related to the business acquired from Allstate. Individual variable annuity surrenders and withdrawals increased by $2.0 billion, from $5.7 billion in 2005 to $7.7 billion in 2006, including $1.4 billion of surrenders and withdrawals in the current year related to the business acquired from Allstate.

2005 to 2004 Annual Comparison.    Total account values for fixed and variable annuities amounted to $54.8 billion as of December 31, 2005, an increase of $3.5 billion from December 31, 2004. The increase came primarily from net sales of $1.5 billion and increases in the market value of customers’ variable annuities. Individual variable annuity gross sales were $7.1 billion in 2005, an increase of $1.3 billion from 2004, reflecting the introduction of new product features late in the first quarter of 2005.

Group Insurance

Operating Results

The following table sets forth the Group Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$4,555	$4,200	$3,892
Benefits and expenses	4,326	3,976	3,718

Adjusted operating income	229	224	174
Realized investment gains (losses), net, and related adjustments(1)	(16)	71	43
Related charges(2)	(2)	(2)	—

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$211	$293	$217

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on interest credited to policyholders’ account balances.

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income increased $5 million, from $224 million in 2005 to $229 million in 2006. This increase primarily reflects more favorable claims experience in our group disability business and, to a lesser extent, a greater benefit from refinements in group disability reserves as a result of annual reviews. These reserve refinements benefited the current year $19 million, primarily associated with our long-term care products, while benefiting the prior year $8 million. In addition, adjusted operating income in 2006 benefited from an increased contribution from investment results, primarily reflecting growth in invested assets and higher interest rates on shorter-term investments. Less favorable claims experience in our group life business and higher expenses, including higher costs in 2006 related to legal and regulatory matters, largely offset these increases.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $50 million, from $174 million in 2004 to $224 in 2005, primarily due to an increase in net investment income and growth in the segment’s group life business, as well as lower costs in 2005 related to legal and regulatory matters.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $355 million, from $4.200 billion in 2005 to $4.555 billion in 2006. Group life premiums increased $249 million, from $2.546 billion in 2005 to $2.795 billion in 2006, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which remain unchanged at 95% for both years. Group disability premiums, which include long-term care products, increased $37 million, from $724 million in 2005 to $761 million in 2006, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which improved from 85% in 2005 to 90% in 2006. Net investment income also increased $30 million primarily reflecting a larger base of invested assets due to business growth, as well as higher interest rates on shorter-term investments.

2005 to 2004 Annual Comparison.    Revenues increased by $308 million, from $3.892 billion in 2004 to $4.200 billion in 2005. Group life premiums increased by $272 million, from $2.274 billion in 2004 to $2.546 billion in 2005, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which improved from 94% in 2004 to 95% in 2005. Group disability premiums, which include long-term care products, increased by $48 million, from $676 million in 2004 to $724 million in 2005, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which declined slightly from 86% in 2004 to 85% in 2005. Net investment income increased by $32 million, primarily reflecting a larger base of invested assets due to business growth.

Benefits and Expenses

The following table sets forth the Group Insurance segment’s benefits and administrative operating expense ratios for the periods indicated.

	Year ended December 31,
	2006	2005	2004
Benefits ratio(1):
Group life	91.8%	88.9%	87.5%
Group disability	85.5	95.4	94.6
Administrative operating expense ratio(2):
Group life	9.6	8.9	10.9
Group disability	21.5	20.9	22.1

(1)	Ratio of policyholder benefits to earned premiums, policy charges and fee income. Group disability ratios include long-term care products.
(2)	Ratio of administrative operating expenses (excluding commissions) to gross premiums, policy charges and fee income. Group disability ratios include long-term care products.

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $350 million, from $3.976 billion in 2005 to $4.326 billion in 2006. The increase was primarily driven by an increase of $283 million in policyholders’ benefits, including the change in policy reserves, reflecting the growth of business in force and less favorable claims experience in our group life business, partially offset by more favorable claims experience in our group disability business. Also contributing to the increase in benefits and expenses were higher operating expenses primarily reflecting growth in the business, as well as higher costs in 2006 related to legal and regulatory matters.

The group life benefits ratio deteriorated 2.9 percentage points from 2005 to 2006, reflecting less favorable claims experience in our group life business. The group disability benefits ratio improved by 9.9 percentage points from 2005 to 2006, due to more favorable claims experience in our group disability business, and to a lesser extent, the benefit from the reserve refinements discussed above. Both the group life and group disability administrative operating expense ratios deteriorated from 2005 to 2006, as a result of the higher costs in 2006 related to legal and regulatory matters.

2005 to 2004 Annual Comparison.    Benefits and expenses increased by $258 million, from $3.718 billion in 2004 to $3.976 billion in 2005. The increase was primarily driven by an increase of $284 million in policyholders’ benefits, including the change in policy reserves, reflecting the growth of business in force.

The group life benefits ratio deteriorated 1.4 percentage points from 2004 to 2005, primarily as a result of lower charges and fees in 2005 on experience rated contracts sold to employers for funding of employee benefit programs. These lower charges and fees resulted in a corresponding decrease in administrative expenses. The group disability benefits ratio deteriorated by 0.8 percentage points from 2004 to 2005, reflecting less favorable claims experience. The group life administrative operating expense ratio improved from 2004 to 2005, primarily reflecting the increases in premiums discussed above, lower legal and regulatory costs in 2005 and the decrease in administrative expenses discussed above. The group disability administrative operating expense ratio improved from 2004 to 2005 primarily reflecting the increases in premiums discussed above.

Sales Results

The following table sets forth the Group Insurance segment’s new annualized premiums for the periods indicated. In managing our group insurance business, we analyze new annualized premiums, which do not correspond to revenues under U.S. GAAP, because new annualized premiums measure the current sales performance of the business unit, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income, in addition to current sales.

	Year ended December 31,
	2006	2005	2004
	(in millions)
New annualized premiums(1):
Group life	$366	$370	$237
Group disability(2)	138	154	161

Total	$504	$524	$398

(1)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage under our Servicemembers’ Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts, and include premiums from the takeover of claim liabilities.
(2)	Includes long-term care products.

2006 to 2005 Annual Comparison.    Total new annualized premiums decreased $20 million, from $524 million in the 2005 to $504 million in 2006. This decrease is primarily attributable to lower sales in our group disability business, as the prior year reflects higher premiums relating to our assumption of existing liabilities from a third party. Group life sales were relatively unchanged, as a significant large case sale in the first quarter of 2005 was offset by several large case sales during 2006.

2005 to 2004 Annual Comparison.    Total new annualized premiums increased $126 million, or 32%, from $398 million in 2004 to $524 million in 2005. This increase in sales was due to higher group life sales to new clients, including a significant large case sale in the first quarter of 2005.

Investment Division

Asset Management

Operating Results

The following table sets forth the Asset Management segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$2,050	$1,696	$1,464
Expenses	1,457	1,232	1,198

Adjusted operating income	593	464	266
Realized investment gains, net, and related adjustments(1)	(4)	1	8

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$589	$465	$274

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income increased $129 million, from $464 million in 2005 to $593 million in 2006. Results for 2006 benefited from an increase in performance based incentive fees of $61 million associated with appreciation and gains on sale of real estate investments which we manage, and from income from our proprietary investing business, also associated with appreciation and gains on sale of real estate related investments, including $23 million relating to a single investment in 2006. Proprietary investing income in 2005 included $58 million relating to two sale transactions. Results for 2006 benefited from increased asset management fees of $88 million, primarily from institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset inflows. Higher expenses, including performance-related compensation costs, partially offset the foregoing increases.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $198 million, from $266 million in 2004 to $464 million in 2005, which includes a $10 million increase from the management of assets associated with the retirement business acquired from CIGNA on April 1, 2004. Results for 2005 benefited from an increase of $84 million in fees primarily from the management of institutional customer assets as a result of increased asset values due to net asset inflows during 2004 and 2005, as well as net market appreciation. Improved results from our proprietary investing activities, including $58 million from two sale transactions completed in 2005, also contributed to the increase in adjusted operating income. Results for 2005 benefited from an increase of $62 million in performance based incentive and transaction fees primarily related to our real estate investment management business. Additionally, 2004 results include charges totaling $28 million related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations. Increased performance-related compensation costs in 2005 partially offset the foregoing factors.

Revenues

The following tables set forth the Asset Management segment’s revenues, presented on a basis consistent with the table above under “—Operating Results,” by type, asset management fees by source and assets under management for the periods indicated. In managing our business we analyze assets under management, which do not correspond to U.S. GAAP assets, because a principal source of our revenues are fees based on assets under management. The presentation of revenues below has been revised from the presentation in prior period reports to reflect revenues by type.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Revenues by type:
Asset management fees	$974	$886	$832
Incentive, transaction, principal investing and capital markets revenues	581	345	205
Service, distribution and other revenues(1)	495	465	427

Total revenues	$2,050	$1,696	$1,464

(1)	Includes revenues under a contractual arrangement with Wachovia Securities, related to managed account services, which was originally scheduled to expire on July 1, 2006. This contract was amended effective July 1, 2005 to provide essentially a fixed fee for managed account services and is now scheduled to expire on July 1, 2008. Also includes payments from Wachovia Corporation under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination of our retail securities brokerage and clearing operations with those of Wachovia Corporation. The agreement extends for ten years after termination of the joint venture. The revenue from Wachovia Corporation under this agreement was $51 million in 2006, $54 million in 2005 and $35 million in 2004.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Asset management fees by source:
Institutional customers	$426	$359	$297
Retail customers(1)	310	289	322
General account	238	238	213

Total revenues	$974	$886	$832

(1)	Consists of individual mutual funds and both variable annuities and variable life insurance asset management revenues from our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Revenues from fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.

	December 31, 2006	December 31, 2005
	(in billions)
Assets Under Management (at fair market value):
Institutional customers(1)	$156.8	$134.7
Retail customers(2)	79.0	73.5
General account	167.6	159.2

Total	$403.4	$367.4

(1)	Consists of third party institutional assets and group insurance contracts.
(2)	Consists of individual mutual funds and both variable annuities and variable life insurance assets in our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $354 million, from $1.696 billion in 2005 to $2.050 billion in 2006. Incentive, transaction, principal investing and capital markets revenues increased $236 million, including a $155 million increase in performance based incentive fees primarily related to appreciation and gains on sale of real estate related investments which we manage, for which $92 million of the current year fees are offset in incentive compensation expense in accordance with the terms of the contractual agreements. Certain of these incentive fees are subject to positive or negative future adjustment based on cumulative fund performance in relation to specified benchmarks. The increase also reflects $68 million greater revenues from proprietary investing mainly due to appreciation and gains on sale of real estate related investments, including income of $12 million relating to a single investment in the current period and $58 million relating to two sale transactions in the prior year. Asset management fees increased $88 million mainly from institutional and retail customer assets as a result of increased asset values due to market appreciation and net asset flows.

2005 to 2004 Annual Comparison.    Revenues increased by $232 million, from $1.464 billion in 2004 to $1.696 billion in 2005, including $58 million from two sale transactions in our proprietary investing business completed in 2005. Revenues in 2005 benefited from a $94 million increase in fees primarily from the management of institutional customer assets as a result of increased asset values due to net asset inflows during 2004 and 2005, including assets associated with the retirement business acquired from CIGNA, as well as net market appreciation. Additionally, revenues for 2005 include an increase of $79 million in performance based incentive and transaction fees primarily related to our real estate investment management business. Revenues for 2004 include asset management fees of $28 million associated with certain money market mutual fund balances of brokerage clients of Wachovia Securities. These balances were essentially eliminated as of September 30, 2004 due to the replacement of those funds with other investment alternatives for those brokerage clients. The resulting reduction in revenues has been offset by payments from Wachovia under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination of our retail securities brokerage and clearing operations with those of Wachovia. This agreement extends for ten years after termination of the joint venture with Wachovia. The revenue from Wachovia under this agreement, included in revenues from retail customers in the table above, was $54 million and $35 million for 2005 and 2004, respectively.

Expenses

2006 to 2005 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $225 million, from $1.232 billion in 2005 to $1.457 billion in 2006. The increase in expenses is primarily due to higher performance-based compensation costs resulting from favorable performance in 2006, higher expenses related to proprietary investing activities and incentive compensation related to performance based incentive fees, as discussed above.

2005 to 2004 Annual Comparison.    Expenses increased $34 million, from $1.198 billion in 2004 to $1.232 billion in 2005, primarily reflecting higher incentive based compensation costs resulting from favorable performance in 2005. Partially offsetting this increase is a reduction in commission expenses associated with the money market funds of brokerage clients of Wachovia Securities subject to the arrangements with Wachovia described above. Additionally, 2004 results include charges related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations.

Financial Advisory

Operating Results

The following table sets forth the Financial Advisory segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$314	$199	$34
Expenses	287	454	283

Adjusted operating income	27	(255)	(249)
Equity in earnings of operating joint ventures(1)	(294)	(192)	(58)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$(267)	$(447)	$(307)

(1)	Equity in earnings of operating joint ventures are included in adjusted operating income but excluded from income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change as they are reflected on a U.S. GAAP basis on an after-tax basis as a separate line on our Consolidated Statements of Operations.

On July 1, 2003, we combined our retail securities brokerage and clearing operations with those of Wachovia Corporation, or Wachovia, and formed Wachovia Securities Financial Holdings, LLC, or Wachovia Securities, a joint venture headquartered in Richmond, Virginia. We have a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. As part of the transaction we retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. We account for our 38% ownership of the joint venture under the equity method of accounting.

On June 6, 2007, we announced our decision to exit the equity sales, trading and research operations of the Prudential Equity Group, or PEG, the results of which were historically included in the Financial Advisory segment. The results of PEG are excluded from the results of the Financial Advisory segment and reflected in discontinued operations for all periods presented.

2006 to 2005 Annual Comparison.    Adjusted operating income increased $282 million, from a loss of $255 million in 2005 to income of $27 million in 2006. The segment’s results for 2006 include our share of earnings from Wachovia Securities, on a pre-tax basis, of $294 million, compared to $217 million in 2005 before transition costs, reflecting increased fee income of the joint venture. The segment’s results also include expenses of $267 million in 2006 related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, compared to $452 million during 2005. The current and prior year expenses reflected increases in our reserve for settlement costs related to market timing issues involving the former Prudential Securities operations, with respect to which the Company announced that a settlement was reached in August 2006. There are no transition costs in 2006 as the business integration was completed during the first half of 2005. Transition costs were $20 million in 2005.

2005 to 2004 Annual Comparison.    Adjusted operating income decreased $6 million, from a loss of $249 million in 2004 to a loss of $255 million in 2005. The segment’s results for 2005 include our share of earnings from Wachovia Securities, on a pre-tax basis and excluding transition costs, of $217 million, compared to $172 million in 2004. The segment’s results also include expenses of $452 million in 2005 related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, compared to $227 million in 2004. These expenses included accruals for estimated settlement costs related to market timing issues. Our results for 2005 reflect a decrease of $174 million in transition costs, from $194 million in 2004 to $20 million in 2005, reflecting the completion of the business integration during the first half of 2005.

Retirement

Operating Results

The following table sets forth the Retirement segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$4,378	$4,025	$3,225
Benefits and expenses	3,869	3,527	2,891

Adjusted operating income	509	498	334
Realized investment gains (losses), net, and related adjustments(1)	(137)	26	76
Related charges(2)	5	(12)	(11)
Investment gains (losses) on trading account assets supporting insurance liabilities, net(3)	9	(219)	(111)
Change in experience-rated contractholder liabilities due to asset value changes(4)	39	142	57

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$425	$435	$345

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs.
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading account assets supporting insurance liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. See “—Trading account assets supporting insurance liabilities.”

On April 1, 2004, we acquired the retirement business of CIGNA Corporation for cash consideration of $2.1 billion. Beginning April 1, 2004, the results of the former CIGNA retirement business have been included in our consolidated results. The majority of these results are reflected within our Retirement segment, as discussed below, and the remaining portion is reflected in our Asset Management segment. In addition, as a result of a change in the reinsurance arrangement governing the purchase of the guaranteed cost business from CIGNA, the results of this business that were previously presented on a net basis in “Asset management fees and other income” are, beginning on April 1, 2006, presented on a gross basis in our results of operations. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition and its purchase price allocation, as well as discussion of the change in the reinsurance arrangement associated with the guaranteed cost business.

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income for the Retirement segment increased $11 million, from $498 million in 2005 to $509 million in 2006. Results for 2006 include $25 million from mortgage prepayment income, a $13 million benefit from the disposition of real estate within an investment joint venture, $12 million from reserve releases mainly reflecting updates of client census data on a group annuity block of business and $6 million of transition expenses related to the integration of the retirement business acquired from CIGNA, which was completed in the first quarter of 2006. Results for 2005 include $49 million from mortgage prepayment income, $27 million from reserve releases mainly reflecting updates of client census data on a group annuity block of business, $36 million of transition expenses and $7 million from the collection of investment income on a previously defaulted bond.

Excluding the items discussed above, adjusted operating income for the Retirement segment increased $14 million. This increase primarily reflects an increase in adjusted operating income from our institutional investment products business reflecting a greater contribution from investment results due principally to a larger base of invested assets. Partially offsetting this increase was a decrease in adjusted operating income from our full service business. The decrease in our full service business reflects higher general and administrative expenses relating to the expansion of our distribution and client servicing capabilities, as well as costs associated with expense reduction initiatives. Also contributing to the decrease in our full service business were higher crediting rates on general account liabilities. Partially offsetting these decreases were increased fees due to higher full service retirement account values primarily resulting from market appreciation. In addition, the adjusted operating income of both businesses reflect the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. The realized investment losses generated from these sales are excluded from adjusted operating income. For a discussion of realized investment gains and losses, including those related to changes in interest rates, see “—Realized Investment Gains and Losses and General Account Investments—Realized Investment Gains.”

2005 to 2004 Annual Comparison.    Adjusted operating income increased $164 million, from $334 million in 2004 to $498 million in 2005. Results for the segment during 2005 included adjusted operating income of $195 million from the retirement business we acquired from CIGNA, compared to $128 million in 2004, which included only the initial nine months of results for these operations. Adjusted operating income for the acquired retirement business for 2005 consisted of revenues of $1.295 billion and total benefits and expenses of $1.100 billion. Revenues from the acquired business consisted primarily of $873 million in net investment income, mainly related to trading assets supporting insurance liabilities, and $289 million in asset management fees and other income. Benefits and expenses from the acquired business consisted primarily of $677 million of interest credited to policyholders’ account balances and $434 million of general and administrative expense. Transition costs related to the acquisition were $36 million in 2005 and $43 million in 2004.

Adjusted operating income from the segment’s original businesses, excluding the retirement business we acquired from CIGNA, increased $97 million, from $206 million in 2004 to $303 million in 2005. Results for 2005 benefited by $49 million from mortgage prepayment income, which represents a $34 million benefit to 2005 compared to 2004. Results for 2005 also benefited by $27 million from reserve releases, which include updates of client census data on a group annuity block of business. In addition, the 2005 period benefited from improved investment results, primarily reflecting lower crediting rates on full service general account liabilities, and from the collection of investment income on a previously defaulted bond in the first quarter of 2005 amounting to $7 million.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $353 million, from $4.025 billion in 2005 to $4.378 billion in 2006. Net investment income increased $385 million, of which $75 million is due to the change in the reinsurance arrangement related to the guaranteed cost business acquired from CIGNA as discussed above. The remainder of the increase in net investment income primarily reflects a larger base of invested assets due to sales of guaranteed investment products in the institutional and retail markets and investments financed by borrowings. As noted above, net investment income also includes the impact of mortgage prepayments, the benefit from the disposition of real estate within an investment joint venture, and the collection of investment income on a previously defaulted bond, as well as the benefit from the sale of lower yielding bonds and reinvestment of proceeds at higher available interest rates. Partially offsetting the increases in revenue discussed above, was a decrease in premiums of $26 million reflecting lower sales of life-contingent structured settlements in 2006, partially offset by a single large sale of a group annuity product in the first quarter of 2006.

2005 to 2004 Annual Comparison.    Revenues increased $800 million, from $3.225 billion in 2004 to $4.025 billion in 2005. Revenue of the business acquired from CIGNA contributed $420 million of this increase, as revenue was $1.295 billion in 2005, compared to $875 million in 2004, which included only the initial nine months of results for these operations. Revenue for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $380 million. Premiums increased $225 million, primarily due to an increase in sales of life-contingent structured settlements following the upgrade of Prudential Insurance’s financial strength rating by A.M. Best during 2004. Net investment income increased $145 million reflecting a larger base of invested assets due to sales of guaranteed investment products in the institutional and retail markets and investments financed by borrowings. In addition, net investment income included greater mortgage prepayment income, which increased $34 million in 2005, and $7 million from the collection of investment income on a previously defaulted bond. These factors were partially offset by lower portfolio yields.

Benefits and Expenses

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $342 million, from $3.527 billion in 2005 to $3.869 billion in 2006. Interest credited to policyholders’ account balances increased $220 million reflecting higher interest credited on the greater base of guaranteed investment products sold in the institutional and retail markets, as well as higher crediting rates on full service general account liabilities. Interest expense increased $98 million primarily due to increased financing costs on increased borrowings, the proceeds of which were used to purchase invested assets. Policyholders’ benefits, including the change in policy reserves, increased $55 million and reflects a $66 million increase due to the change in the reinsurance arrangement related to the guaranteed cost business acquired from CIGNA as discussed above and a $15 million increase due to lower reserve releases in 2006 as discussed above. Excluding these items, policyholders’ benefits, including the change in policy reserves, decreased $26 million, primarily from the $26 million decrease in premiums discussed above. General and administrative expenses were relatively stable as the decrease in transition expenses in 2006, were mostly offset by expenses incurred to expand our full service distribution and client servicing capabilities, as well as costs incurred related to expense reduction initiatives.

2005 to 2004 Annual Comparison.    Benefits and expenses increased $636 million, from $2.891 billion in 2004 to $3.527 billion in 2005. Benefits and expenses of the business acquired from CIGNA contributed $353 million of this increase as benefits and expenses were $1.100 billion in 2005, compared to $747 million in 2004, which included only the initial nine months of results for these operations. Benefits and expenses for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $283 million. Policyholders’ benefits, including the change in policy reserves, increased by $185 million reflecting an increase in reserves commensurate with the increase in premiums discussed above, partially offset by reserve releases of $27 million mainly from updates of client census data on a group annuity block of business. Interest credited to policyholders’ account balances increased $45 million, as interest credited on the greater base of guaranteed investment products sold in the institutional and retail markets was partially offset by lower crediting rates on full service general account liabilities. Interest expense increased $62 million primarily due to increased financing costs on increased borrowings, the proceeds of which were used to purchase invested assets.

Sales Results and Account Values

The following table shows the changes in the account values and net additions (withdrawals) of Retirement segment products for the periods indicated. Net additions (withdrawals) are deposits and sales or additions, as applicable, minus withdrawals and benefits. These concepts do not correspond to revenues under U.S. GAAP, but are used as a relevant measure of business activity.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Full Service(2):
Beginning total account value	$88,385	$83,891	$32,911
Deposits and sales	16,156	13,006	11,665
Withdrawals and benefits	(15,989)	(13,918)	(13,087)
Change in market value, interest credited and interest income	8,878	5,406	5,592
Acquisition of CIGNA’s retirement business(1)	—	—	46,810

Ending total account value	$97,430	$88,385	$83,891

Net additions (withdrawals)	$167	$(912)	$(1,422)

	Year ended December 31,
	2006	2005	2004
	(in millions)
Institutional Investment Products(3):
Beginning total account value	$48,080	$47,680	$39,296
Additions	5,993	4,065	2,951
Withdrawals and benefits	(6,356)	(5,533)	(3,860)
Change in market value, interest credited and interest income	2,247	2,319	2,691
Other(4)	305	(451)	(640)
Acquisition of CIGNA’s retirement business(1)	—	—	7,242

Ending total account value	$50,269	$48,080	$47,680

Net withdrawals	$(363)	$(1,468)	$(909)

(1)	Account values and activity related to the CIGNA retirement business include amounts acquired under reinsurance agreements.
(2)	Ending total account value for the full service business includes assets of Prudential’s retirement plan of $5.6 billion, $5.3 billion and $4.9 billion as of December 31, 2006, 2005 and 2004, respectively.
(3)	Ending total account value for the institutional investment products business includes assets of Prudential’s retirement plan of $4.6 billion, $6.4 billion and $6.9 billion as of December 31, 2006, 2005 and 2004, respectively.
(4)	Primarily represents changes in asset balances for externally managed accounts.

2006 to 2005 Annual Comparison.    Account values in our full service business amounted to $97.4 billion as of December 31, 2006, an increase of $9.045 billion from December 31, 2005. The increase in account values was driven principally by an increase in the market value of customer funds, together with the reinvestment of income. Net additions (withdrawals) improved $1.079 billion, from net withdrawals of $912 million in 2005 to net additions of $167 million in 2006, primarily reflecting an increase in net plan sales, as an increase in new plan sales was partially offset by an increase in plan lapses. Partially offsetting this increase were greater deposits in 2005 for existing defined benefit plans, including a significant deposit by a single client.

Account values in our institutional investment products business amounted to $50.3 billion as of December 31, 2006, an increase of $2.189 billion from December 31, 2005, primarily reflecting interest on general account business and an increase in the market value of customer funds. Net withdrawals improved $1.105 billion, from net withdrawals of $1.468 billion in 2005 to net withdrawals of $363 million in 2006, as higher sales of guaranteed investment products in the institutional and retail markets, were offset by transfers from the Retirement segment to our Asset Management segment. These transfers were approximately $1.8 billion in 2006 compared to approximately $1.2 billion in 2005.

2005 to 2004 Annual Comparison.    Account values in our full service business amounted to $88.4 billion as of December 31, 2005, an increase of $4.5 billion from December 31, 2004. The increase in account values was driven by an increase in the market value of customer funds and interest on general account business, partially offset by net withdrawals. Net withdrawals improved $510 million primarily reflecting the withdrawal of approximately $600 million in 2004 relating to retirement plans of our retail securities brokerage operations as a result of the combination of those operations with Wachovia Securities. In addition, the prior year reflects only the initial nine months of sales and withdrawal activity from the retirement business acquired from CIGNA.

Account values in our institutional investment products business amounted to $48.1 billion as of December 31, 2005, an increase of $400 million from December 31, 2004. The increase in account values was driven by interest on general account business, market value increases and client reinvestment of interest income and dividends on customer funds, mainly offset by net withdrawals. Net withdrawals deteriorated $559 million largely due to the transfer in 2005 of approximately $1.2 billion in account values to our Asset Management segment. An increase in structured settlement sales during 2005 partially offset these transfers. In addition, the prior year reflects only the initial nine months of sales and withdrawal activity from the retirement business acquired from CIGNA.

International Insurance and Investments Division

As a U.S.-based company with significant business operations outside the U.S., we seek to mitigate the risk that future unfavorable foreign currency exchange rate movements will reduce our U.S. dollar equivalent earnings. The operations of our International Insurance and International Investments segments are subject to currency fluctuations that can materially affect their U.S. dollar results from period to period even if results on a local currency basis are relatively constant. As discussed further below, we enter into forward currency derivative contracts, as well as “dual currency” and “synthetic dual currency” investments as part of our strategy to effectively fix the currency exchange rates for a portion of our prospective non-U.S. dollar denominated earnings streams.

The financial results of our International Insurance segment and International Investments segment, excluding the global commodities group, for all periods presented reflect the impact of an intercompany arrangement with Corporate and Other operations pursuant to which the segments’ non-U.S. dollar denominated earnings in all countries are translated at fixed currency exchange rates. The fixed rates are determined in connection with a currency hedging program designed to mitigate the risk that unfavorable exchange rate changes will reduce the segments’ U.S. dollar equivalent earnings. Pursuant to this program, Corporate and Other operations executes forward currency contracts with third parties to sell the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with the future periods in which the identified non-U.S. dollar denominated earnings are expected to be generated. This program is primarily associated with the International Insurance segment’s businesses in Japan, Korea and Taiwan and the International Investments segment’s businesses in Korea and Europe. The intercompany arrangement with Corporate and Other operations increased (decreased) revenues and adjusted operating income of each segment as follows for the periods indicated:

	Year ended December 31,
	2006	2005	2004
	(in millions)
Impact on revenues and adjusted operating income:
International Insurance	$50	$(38)	$(75)
International Investments	(7)	(6)	—

Total International Insurance and Investments Division	$43	$(44)	$(75)

Results of Corporate and Other operations include any differences between the translation adjustments recorded by the segments and the gains or losses recorded from the forward currency contracts. The net effect of this program within the Corporate and Other operations was losses of $1 million, $11 million, and $9 million for the years ended December 31, 2006, 2005, and 2004, respectively.

In addition, our Japanese insurance operations hold dual currency investments in the form of fixed maturities and loans. The principal of these dual currency investments are yen-denominated while the related interest income is U.S. dollar denominated. These investments are the economic equivalent of exchanging what would otherwise be fixed streams of yen-denominated interest income for fixed streams of U.S. dollars. Our Japanese insurance operations also hold investments in yen-denominated investments that have been coupled with cross-currency coupon swap agreements, creating synthetic dual currency investments. The yen/U.S. dollar exchange rate is effectively fixed, as we are obligated in future periods to exchange fixed amounts of Japanese yen interest payments generated by the yen-denominated investments for U.S. dollars at the yen/U.S. dollar exchange rates specified by the cross-currency coupon swap agreements. The effect of these reverse dual currency and synthetic reverse dual currency investments is taken into account as part of our currency hedging program. As of December 31, 2006 and December 31, 2005, the principal of these investments were ¥545 billion, or $4.9 billion, and ¥225 billion, or $2.0 billion, respectively. For the years ended December 31, 2006, and 2005, the weighted average yield generated by these investments was 2.7% and 2.5%, respectively. For information regarding the weighted average exchange rate resulting from these investments see “—Dual Currency Investments,” below.

Presented below is the fair value of these instruments as reflected on our balance sheet for the periods presented.

	December 31, 2006	December 31, 2005
	(in millions)
Forward currency contracts	$105	$110
Cross-currency coupon swap agreements	54	41
Foreign exchange component of interest on dual currency investments	11	19

Total	$170	$170

Our Japanese insurance operations also hold U.S. dollar denominated securities in their investment portfolio, which are discussed in further detail in “—Realized Investment Gains and General Account Investments—General Account Investments.”

International Insurance

The results of our International Insurance operations are translated on the basis of weighted average monthly exchange rates, inclusive of the effects of the intercompany arrangement discussed above. To provide a better understanding of operating performance within the International Insurance segment, where indicated below, we have analyzed our results of operations excluding the effect of foreign currency fluctuations. Our results of operations excluding the effect of foreign currency fluctuations were derived by translating foreign currencies to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen at a rate of 102 yen per U.S. dollar; and Korean won at a rate of 1,030 won per U.S. dollar. New annualized premiums presented on a constant exchange rate basis in the “Sales Results” section below reflect translation based on these same uniform exchange rates.

Operating Results

The following table sets forth the International Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating Results:
Revenues:
Life Planner operations	$4,876	$4,482	$3,404
Gibraltar Life	2,854	3,189	3,004

	7,730	7,671	6,408

Benefits and expenses:
Life Planner operations	3,946	3,674	2,889
Gibraltar Life	2,361	2,687	2,602

	6,307	6,361	5,491

Adjusted operating income:
Life Planner operations	930	808	515
Gibraltar Life	493	502	402

	1,423	1,310	917

Realized investment gains (losses), net, and related adjustments(1)	195	180	16
Related charges(1)(2)	(11)	(89)	(13)
Investment gains on trading account assets supporting insurance liabilities, net(3)	28	186	56
Change in experience-rated contractholder liabilities due to asset value changes(4)	(28)	(186)	(56)
Equity in earnings of operating joint ventures(5)	—	—	—

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$1,607	$1,401	$920

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent the impact of Realized investment gains (losses), net, on the amortization of unearned revenue reserves. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges that represent the element of “Dividends to policyholders” that is based on a portion of certain realized investment gains required to be paid to policyholders and the impact of Realized investment gains (losses), net, on the amortization of deferred policy acquisition costs.
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading Account Assets Supporting Insurance Liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. See “—Trading Account Assets Supporting Insurance Liabilities.”
(5)	Equity in earnings of operating joint ventures are included in adjusted operating income but excluded from income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change as they are reflected on a U.S. GAAP basis on an after-tax basis as a separate line on our Consolidated Statements of Operations.

On November 1, 2004, we acquired Aoba Life for a total purchase price of $191 million. Results of Aoba Life for the year ended December 31, 2005, reflect operations from the date of acquisition and are included as a component of our Life Planner operations. In the first quarter of 2005, Aoba Life was integrated with and merged into our existing Japanese Life Planner operation, Prudential of Japan.

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income from our Life Planner operations increased $122 million, from $808 million in 2005 to $930 million in 2006, including a $51 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income increased $71 million reflecting continued growth of our Japanese and Korean Life Planner operations and improved investment margins. The improved investment margins reflect the favorable effect of certain investment portfolio strategies initially implemented in 2005 including increased investments in unhedged U.S. dollar denominated securities. Adjusted operating income in 2005 included a one-time $44 million benefit from an investment joint venture, $5 million from a reduction in our liability for guaranty fund assessments and a $5 million benefit from reserve refinements on recently introduced products in our Korean operation.

Gibraltar Life’s adjusted operating income declined $9 million, from $502 million in 2005 to $493 million in 2006, including a $22 million favorable impact of currency fluctuations. Refinements of certain policy liabilities resulted in a $17 million reduction of Gibraltar Life’s current year adjusted operating income, while results for the prior year benefited $9 million from refinements in reserves for a block of business. Excluding the impact of these items and currency fluctuations, adjusted operating income of Gibraltar Life declined $8 million. Adjusted operating income in 2006 includes a $6 million charge for an increase in our estimated liability for guaranty fund assessments, for which 2005 included a benefit of $10 million. In addition, mortality experience and expense levels were less favorable in 2006. Improved investment income margins were a partial offset, reflecting income in 2006 of $6 million from a single real estate related investment and the favorable effect of certain investment portfolio strategies initially implemented in 2005, including increased investments in unhedged U.S. dollar denominated securities, described above.

2005 to 2004 Annual Comparison.    Adjusted operating income from our Life Planner operations increased $293 million, from $515 million in 2004 to $808 million in 2005, including the results from our Aoba Life business, which was integrated with our existing Japanese Life Planner operation during the first quarter of 2005, and a $6 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of Life Planner operations increased $287 million, reflecting continued growth of our Japanese Life Planner operation and continued growth of our operations outside Japan. Additionally, adjusted operating income in 2005 reflected increased investment income margins of $52 million as a result of certain portfolio strategies implemented in 2005, a one-time $44 million benefit from an investment joint venture, a $5 million reduction in our liability for guaranty fund assessments, and a $5 million benefit from reserve refinements on recently introduced products in our Korean operation.

Gibraltar Life’s adjusted operating income increased $100 million, from $402 million in 2004 to $502 million in 2005, including a $26 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of Gibraltar Life increased $74 million, reflecting a $70 million improvement in investment income margins, current year benefits of approximately $10 million from a reduction in our liability for guaranty fund assessments and $9 million from refinements in reserves for a block of business, partially offset by the benefit in the prior year period from the extinguishment of a liability established in connection with Gibraltar Life’s reorganization. The improvement in investment income margins was primarily a result of certain portfolio strategies implemented in 2005, including increased investments in unhedged U.S. dollar denominated securities.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $59 million, from $7.671 billion in 2005 to $7.730 billion in 2006, including a net unfavorable impact of $171 million relating to currency fluctuations. Excluding the impact of currency fluctuations, revenues increased $230 million, from $8.165 billion in 2005 to $8.395 billion in 2006.

Revenues from our Life Planner operations, excluding the impact of currency fluctuations, increased $448 million, from $4.763 billion in 2005 to $5.211 billion in 2006. This increase in revenues came primarily from increases in premiums and policy charges and fee income of $393 million, from $4.066 billion in 2005 to $4.459 billion in 2006, and a $54 million increase in investment income from 2005 to 2006. Premiums and policy charges and fee income from our Japanese Life Planner operation increased $277 million, from $2.904 billion in 2005, which included the premiums and policy charges and fee income from Aoba Life from the date of acquisition, to $3.181 billion in 2006. Premiums and policy charges and fee income from our Korean operation increased $93 million, from $896 million in 2005 to $989 million in 2006. The increase in premiums and policy charges and fee income in both operations was primarily the result of business growth and strong persistency. The increase in net investment income reflects business growth and the favorable effect of certain investment portfolio strategies initially implemented in 2005, as discussed above. Net investment income in 2005 included a one-time, $44 million benefit from an investment joint venture.

Revenues for Gibraltar Life declined $335 million, from $3.189 billion in 2005 to $2.854 billion in 2006, including a $117 million unfavorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, revenues declined $218 million, from $3.402 billion in 2005 to $3.184 billion in 2006. The decline in revenues reflects a decline in premiums of $286 million, from $2.597 billion in 2005 to $2.311 billion in 2006. The decline in premium income reflects a $141 million decrease, from $236 million in 2005 to $95 million in 2006, in premiums recognized in connection with issuance of additional face amounts of insurance under a special dividend arrangement established as part of Gibraltar Life’s reorganization. The decline in premiums also reflects a decrease of $93 million in single premiums, as sales associated with retirement and savings objectives have transitioned from traditional products on which premiums are recorded to U.S. dollar denominated fixed annuities for which customer funds received are accounted for as deposits. The remainder of the decline in premiums reflected the expected attrition of older business. A $98 million increase in net investment income, from $718 million in 2005 to $816 million in 2006, was a partial offset. The increase in net investment income reflected the increase in Gibraltar Life’s U.S. dollar denominated fixed annuity business, the favorable effect of certain investment portfolio strategies initially implemented in 2005, and current year income of $6 million from a single real estate related investment as discussed above.

2005 to 2004 Annual Comparison.    Revenues increased $1.263 billion, from $6.408 billion in 2004 to $7.671 billion in 2005, including the revenues from our Aoba Life business, and a net favorable impact of $39 million relating to currency fluctuations. Excluding the impact of currency fluctuations, revenues increased $1.224 billion, from $6.942 billion in 2004 to $8.166 billion in 2005.

Revenues from our Life Planner operations, excluding the impact of currency fluctuations, increased $1.049 billion from $3.715 billion in 2004 to $4.764 billion in 2005. This increase in revenues came primarily from increases in premiums and policy charges and fee income of $723 million, from $3.343 billion in 2004 to $4.066 billion in 2005, and an increase in net investment income of $309 million, from $356 million in 2004 to $665 million in 2005. Premiums and policy charges and fee income from our Japanese Life Planner operation increased $603 million, from $2.302 billion in 2004 to $2.905 billion in 2005, reflecting business growth and the contribution of the acquired Aoba Life business. Premiums and policy charges and fee income from our Korean operation increased $115 million, from $781 million in 2004 to $896 million in 2005. The increases in premiums and policy charges and fee income are associated with business growth and reflect new sales and strong persistency. The increase in net investment income reflects the favorable effects of certain investment portfolio strategies implemented in 2005 including duration lengthening and increased U.S. dollar investments, asset growth, including the Aoba Life acquisition, and a one-time $44 million benefit from an investment joint venture.

Revenues for Gibraltar Life increased $185 million, from $3.004 billion in 2004 to $3.189 billion in 2005, including a $10 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, revenues increased $175 million, from $3.227 billion in 2004 to $3.402 billion in 2005. The increase in revenues reflects an increase in premiums of $94 million, from $2.503 billion in 2004 to $2.597 billion in 2005 and an $82 million increase in net investment income from $636 million in 2004 to $718 million in 2005. Premiums in 2005 included $236 million from additional face amounts of insurance in force issued pursuant to the special dividend arrangement established as part of Gibraltar Life’s reorganization and distributed in 2005. Premiums from single premium traditional insurance contracts declined $92 million, from $265 million in 2004 to $173 million in 2005. Excluding the effect of both of these single pay contracts, premiums declined $50 million, from $2.238 billion in 2004 to $2.188 billion in 2005 reflecting business run-off due to the expected attrition of older business. The improvement in net investment income reflects the favorable effect of certain investment portfolio strategies implemented in 2005 as described above.

Benefits and Expenses

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” declined $54 million, from $6.361 billion in 2005 to $6.307 billion in 2006, including a favorable impact of $244 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $190 million, from $6.730 billion in 2005 to $6.920 billion in 2006.

Benefits and expenses of our Life Planner operations, excluding the impact of currency fluctuations, increased $377 million, from $3.870 billion in 2005 to $4.247 billion in 2006. On the same basis, benefits and expenses of our Japanese Life Planner operation increased $241 million, from $2.692 billion in 2005 to $2.933 billion in 2006. Benefits and expenses from our Korean operation increased $92 million, from $807 million in 2005 to $899 million in 2006. The increase in benefits and expenses in both operations reflects a greater volume of business in force, which was driven by new sales and strong persistency. Benefits and expenses in 2005 include the favorable impacts of a reduction in our liability for guaranty fund assessments in our Japanese Life Planner operation and reserve refinements on recently introduced products in our Korean operation discussed above.

Gibraltar Life’s benefits and expenses declined $326 million, from $2.687 billion in 2005 to $2.361 billion in 2006, including a $139 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, benefits and expenses declined $187 million, from $2.861 billion in 2005 to $2.674 billion in 2006, reflecting the lower increases in reserves due to $234 million lower premiums associated with the special dividend arrangement and lower single premiums as discussed above. These lower reserve increases corresponding to the level of premiums were partially offset by a less favorable level of policyholder benefits and expenses, which included charges of $17 million in 2006 from refinements in policy liabilities, compared to a favorable impact of $9 million in the prior year from refinements in reserves for a block of business. Additionally, benefits and expenses for 2006 include a $6 million charge to increase our estimated liability for guaranty fund assessments, while 2005 included a favorable impact of $10 million from a reduction of that liability.

2005 to 2004 Annual Comparison.    Benefits and expenses increased $870 million, from $5.491 billion in 2004 to $6.361 billion in 2005, including benefits and expenses of our Aoba Life business, and a net unfavorable impact of $7 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $863 million, from $5.868 billion in 2004 to $6.731 billion in 2005.

Benefits and expenses of our Life Planner operations, excluding the impact of currency fluctuations, increased $762 million, from $3.108 billion in 2004 to $3.870 billion in 2005. On the same basis, benefits and expenses of our Japanese Life Planner operation increased $647 million, from $2.045 billion in 2004 to $2.692 billion in 2005, including the benefits and expenses from our Aoba Life business. Benefits and expenses from our Korean operation increased $104 million, from $703 million in 2004 to $807 million in 2005. The increases in benefits and expenses reflect increases in policyholders’ benefits, including changes in reserves, resulting from the aging of business in force and a greater volume of business in force, which was driven by new sales and strong persistency, as well as the contribution of the acquired Aoba Life business in Japan. A $5 million reduction in the liability for Japanese guaranty fund assessments and a $5 million reduction in reserves due to refinements relative to recently introduced products of our Korean business during 2005 were partial offsets to the growth in benefits and expenses.

Gibraltar Life’s benefits and expenses increased $85 million, from $2.602 billion in 2004 to $2.687 billion in 2005, including a $16 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, benefits and expenses increased $101 million, from $2.760 billion in 2004 to $2.861 billion in 2005, with an increase corresponding to the increased premiums from single pay contracts discussed above partially offset by expected attrition of older business and a reduction in our liability for guaranty fund assessments of approximately $10 million, together with a benefit of $9 million from refinements in reserves for a block of business during the 2005 period. Benefits and expenses in 2004 were reduced by $11 million from the extinguishment of a liability that was established in connection with Gibraltar Life’s reorganization in 2001.

Sales Results

In managing our international insurance business, we analyze new annualized premiums, which do not correspond to revenues under U.S. GAAP, as well as revenues, because new annualized premiums measure the current sales performance of the segment, while revenues reflect the renewal persistency and aging of in force policies written in prior years and net investment income, in addition to current sales. New annualized premiums include 10% of first year premiums or deposits from single pay products. New annualized premiums on an actual and constant exchange rate basis are as follows for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
New annualized premiums:
On an actual exchange rate basis:
Life Planner operations	$767	$856	$668
Gibraltar Life	357	323	277

Total	$1,124	$1,179	$945

On a constant exchange rate basis:
Life Planner operations	$802	$880	$709
Gibraltar Life	385	340	295

Total	$1,187	$1,220	$1,004

2006 to 2005 Annual Comparison.    On a constant exchange rate basis, new annualized premiums declined $33 million, from $1.220 billion in 2005 to $1.187 billion in 2006. On the same basis, new annualized premiums from our Japanese Life Planner operation declined $70 million, primarily reflecting a decline in sales of U.S. dollar denominated products. Higher sales in the prior year reflected the popularity of these products and sales in anticipation of premium rate increases. The decline in these sales was partially offset by increased sales of term life insurance products. Sales in all other countries, also on a constant exchange rate basis, declined $8 million primarily reflecting declines in sales in Korea and Taiwan. New annualized premiums from our Gibraltar Life operation increased $45 million, on a constant exchange rate basis, from $340 million in 2005 to $385 million in 2006. Sales of our U.S. dollar denominated single premium fixed annuity product increased $94 million, from $46 million in 2005 to $140 million in 2006, including $49 million of sales through our bank distribution channel which commenced in the first quarter of 2006. Sales of our U.S. dollar denominated whole life policies increased $18 million, from $5 million in 2005 to $23 million in 2006. These increases were partially offset by a decline in sales of our single pay whole life products, from $51 million in 2005 to $12 million in 2006, and our traditional whole life products, from $80 million in 2005 to $54 million in 2006.

2005 to 2004 Annual Comparison.    On a constant exchange rate basis, new annualized premiums increased $216 million, from $1.004 billion in 2004 to $1.220 billion in 2005. On the same basis, new annualized premiums from our Japanese Life Planner operation increased $129 million, reflecting sales of U.S. dollar denominated life insurance products with a retirement income feature introduced in November 2004 and an increase in the number of Life Planners. Sales in all other countries, also on a constant exchange rate basis, increased $42 million, primarily reflecting increases in sales in Korea and Taiwan. New annualized premiums from our Gibraltar Life operation increased $45 million, on a constant exchange rate basis, from 2004 to 2005 as sales results in 2005 benefited $51 million from the sales of single pay whole life products, for which sales in 2004 benefited $43 million, and $46 million from a recently introduced U.S. dollar denominated single premium fixed annuity product.

Investment Margins and Other Profitability Factors

Many of our insurance products sold in international markets provide for the buildup of cash values for the policyholder at mandated guaranteed interest rates. Japanese authorities regulate interest rates guaranteed in our Japanese insurance contracts. The regulated guaranteed interest rates do not necessarily match the actual returns on the underlying investments. The spread between the actual investment returns and these guaranteed rates of return to the policyholder is an element of the profit or loss that we will experience on these products. With regulatory approval, guaranteed rates may be changed on new business. While these actions enhance our ability to set rates commensurate with available investment returns, the major sources of profitability on our products sold in Japan, other than those sold by Gibraltar Life, are margins on mortality, morbidity and expense charges rather than investment spreads.

We base premiums and cash values in most countries in which we operate on mandated mortality and morbidity tables. Our mortality and morbidity experience in the International Insurance segment on an overall basis in the years ended December 31, 2006, 2005, and 2004 was well within our pricing assumptions and below the guaranteed levels reflected in the premiums we charge.

Dual Currency Investments

The table below presents as of December 31, 2006, the yen-denominated earnings subject to our dual currency and synthetic dual currency investments and the related weighted average exchange rates resulting from these investments.

Year	(1) Interest component of dual currency investments	Cross-currency coupon swap element of synthetic dual currency investments	Yen-denominated earnings subject to these investments	Weighted average exchange rate per U.S. Dollar
	(in billions)			(Yen per $)
2007	¥3.6	¥6.7	¥10.3	90.8
2008	3.5	6.5	10.0	90.4
2009	3.4	5.9	9.3	89.2
2010-2034	42.3	65.3	107.6	80.4

Total	¥52.8	¥84.4	¥137.2	82.3

(1)	Yen amounts are imputed from the contractual U.S. dollar denominated interest cash flows.

The table above does not reflect the currency hedging program discussed above. Our Japanese insurance operations also hold U.S. dollar denominated securities in their investment portfolio, which are discussed in further detail in “—Realized Investment Gains and General Account Investments—General Account Investments.”

International Investments

Operating Results

The following table sets forth the International Investments segment’s operating results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating results:
Revenues	$590	$487	$446
Expenses	447	381	369

Adjusted operating income	143	106	77
Realized investment gains (losses), net, and related adjustments(1)	61	—	(48)
Related charges(2)	—	—	—
Equity in earnings of operating joint ventures(3)	(28)	(22)	(14)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$176	$84	$15

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on minority interest.
(3)	Equity in earnings of operating joint ventures are included in adjusted operating income but excluded from income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change as they are reflected on a U.S. GAAP basis on an after-tax basis as a separate line on our Consolidated Statements of Operations.

In the first quarter of 2006, the results of certain international market initiatives were reclassified in all periods for segment reporting purposes only, from Corporate and Other operations to the International Investments segment.

On February 27, 2004, we acquired an 80 percent interest in Hyundai Investment and Securities Co., Ltd. and its subsidiary Hyundai Investment Trust Management Co., Ltd., a Korean asset management firm, from an agency of the Korean government for $301 million in cash, including $210 million used to repay debt assumed. As part of the acquisition, we can choose to acquire, or be required to acquire, the remaining 20 percent interest three to six years after closing. On February 28, 2007, we notified the Korean government of our intention to purchase the remaining 20 percent. Subsequent to the acquisition, the company was renamed Prudential Investment & Securities Co., Ltd, or PISC. The results of these operations are included in our consolidated results beginning March 1, 2004. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition.

Adjusted Operating Income

2006 to 2005 Annual Comparison.    Adjusted operating income increased $37 million, from $106 million in 2005 to $143 million in 2006. This increase reflects income recognized in 2006 from market value changes on securities held, principally relating to trading exchange memberships. Also contributing to the increase in adjusted operating income was improved results from the segment’s asset management operations, principally reflecting higher performance fees and asset management fees in a joint venture, as well as more favorable sales and trading results from our global commodities group business. Adjusted operating income in 2006 and 2005 includes $21 million and $24 million, respectively, of fee revenue from the Korean government under an agreement entered into in connection with the acquisition in 2004 of PISC, related to the provision of asset management and brokerage services, which agreement extends until February 27, 2009.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $29 million, from $77 million in 2004 to $106 million in 2005. This increase is primarily a result of the acquisition of PISC, as the prior year reflects only ten months of results of the acquired business. Also contributing to the increase in adjusted operating income was higher fee and commission income from our Korean asset management operations, which encompasses PISC, partially offset by a corresponding increase in operating expenses, including minority interest, during the current year. Adjusted operating income in 2005 and 2004 includes $24 million and $20 million, respectively, of fee revenue from the Korean government under the agreement discussed above.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $103 million, from $487 million in 2005 to $590 million in 2006. This increase includes income recognized in 2006 from market value changes on securities held principally relating to trading exchange memberships. Also contributing to this increase was higher revenues from our global commodities group business, our Korean asset management operations and a joint venture as discussed above.

2005 to 2004 Annual Comparison.    Revenues increased $41 million, from $446 million in 2004 to $487 million in 2005 primarily due to the results of PISC, as discussed above.

Expenses

2006 to 2005 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $66 million, from $381 million in 2005 to $447 million in 2006, primarily due to higher expenses corresponding with the higher level of revenues generated by our global commodities group business and our Korean asset management operations.

2005 to 2004 Annual Comparison.    Expenses increased $12 million, from $369 million in 2004 to $381 million in 2005 primarily due to the results of PISC, as discussed above.

Corporate and Other

Corporate and Other includes corporate operations, after allocations to our business segments, and real estate and relocation services.

Corporate operations consist primarily of: (1) corporate-level income and expenses, after allocations to any of our business segments, including income and expense from our qualified pension and other employee benefit plans and investment returns on capital that is not deployed in any of our segments; (2) returns from investments that we do not allocate to any of our business segments, including a debt-financed investment portfolio, as well as the impact of transactions with other segments; and (3) businesses that we have placed in wind-down status but have not divested.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Operating Results:
Corporate Operations(1)	$(28)	$83	$60
Real Estate and Relocation Services	75	105	101

Adjusted operating income	47	188	161

Realized investment gains (losses), net, and related adjustments(2)	108	359	(54)
Investment gains on trading account assets supporting insurance liabilities, net(1)(3)	(2)	—	—
Divested businesses(4)	76	(16)	(24)

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$229	$531	$83

(1)	Includes consolidating adjustments.
(2)	Revenues exclude Realized investment gains (losses), net, and related adjustments. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. See “—Trading Account Assets Supporting Insurance Liabilities.”
(4)	See “—Divested Businesses.”

2006 to 2005 Annual Comparison.    Adjusted operating income decreased $141 million, from $188 million in 2005 to $47 million in 2006. Adjusted operating income from corporate operations decreased $111 million, from income of $83 million in 2005 to a loss of $28 million in 2006. Corporate operations investment income, net of interest expense, decreased $79 million primarily reflecting the impact of deployment of our excess capital in our businesses and for share repurchases, increased borrowings, higher short term borrowing rates and less favorable income from equity method investments. These items were partially offset by income from the investment of proceeds from our convertible debt issuances of $2 billion principal amount in November 2005 and $2 billion principal amount in December 2006. We anticipate our investment income, net of interest expense within our corporate operations will continue to decline in future periods as we continue to repurchase shares and experience less favorable earnings on equity method investments reflecting prior sales of the underlying real estate assets within these investments. In 2005, adjusted operating income from corporate operations included $20 million of non-recurring gains from home office property sales.

Corporate operations includes income from our qualified pension plan of $343 million in 2006, a decrease of $68 million from $411 million in 2005. The decline includes the impact of a reduction in the expected return on plan assets from 8.5% for 2005 to 8.0% for 2006.

For purposes of calculating pension income from our own qualified pension plan for the year ended December 31, 2007, we will increase the discount rate to 5.75% from 5.50% in 2006. The expected return on plan assets and the assumed rate of increase in compensation will remain unchanged at 8.00% and 4.5%, respectively. We determined our expected return on plan assets based upon the arithmetic average of prospective returns, which is based upon a risk free interest rate as of the measurement date adjusted by a risk premium that considers historical information and expected asset manager performance, for equity, debt and real estate markets applied on a weighted average basis to our pension asset portfolio. Giving effect to the foregoing assumptions, as well as other items including the increase in market value of pension assets, we expect on a consolidated basis income from our own qualified pension plan will continue to contribute to adjusted operating income in 2007, but at a level of about $20 million to $30 million above that of the year 2006. In 2007, pension service costs related to active employees will continue to be allocated to our business segments.

General and administrative expenses, excluding income from our qualified pension plan, declined by $93 million, reflecting lower employee benefit costs in 2006. Results for 2005 included the reversal of $30 million of amortization of deferred policy acquisition costs recorded in earlier periods.

Adjusted operating income of our real estate and relocation services business decreased $30 million, from $105 million in 2005 to $75 million in 2006. The decline was driven by less favorable residential real estate market conditions in the current year.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $27 million, from $161 million in 2004 to $188 million in 2005. Adjusted operating income from corporate operations increased $23 million, from $60 million in 2004 to $83 million in 2005. Costs incurred for expense reduction initiatives declined from $61 million in 2004 to $11 million in 2005. Results for 2005 also include the reversal of $30 million of amortization of deferred policy acquisition costs recorded in prior periods. Corporate operations included $40 million of costs in 2005 from retained obligations relating to policyholders with whom we had previously agreed to provide insurance for reduced or no premium in accordance with contractual settlements related to prior individual life sales practices remediation, as compared to $68 million in 2004. The costs in 2004 include the impact of a reduction in our policy dividend scale. Our obligations under these settlements relate to both variable life and traditional dividend-paying policies that were issued before our demutualization. A reduction in the 2005 dividend scale resulted in an increase in the obligation for net premiums on traditional dividend-paying policies to be absorbed by us under these settlements, which was recognized within 2004 Corporate and Other results. Corporate operations includes income from our qualified pension plan of $411 million in 2005, a decrease of $55 million from $466 million in 2004. The decline includes the impact of a reduction in the expected return on plan assets from 8.75% for 2004 to 8.50% for 2005. Corporate operations investment income, net of interest expense, decreased $23 million, reflecting increased borrowings.

Adjusted operating income of our real estate and relocation services business increased $4 million, from $101 million in 2004 to $105 million in 2005. The improvement was the result of higher revenues in our real estate franchise operations and higher operating income in our real estate financing business due to increased real estate transaction volumes and home prices.

Results of Operations of Closed Block Business

We established the Closed Block Business effective as of the date of demutualization. The Closed Block Business includes our in force traditional domestic participating life insurance and annuity products and assets that are used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity and related liabilities that support these policies. We no longer offer these traditional domestic participating policies. See “—Overview—Closed Block Business” for additional details.

At the end of each year, the Board of Directors of Prudential Insurance determines the dividends payable on participating policies for the following year based on the experience of the Closed Block, including investment income, net realized and unrealized investment gains, mortality experience and other factors. Although Closed Block experience for dividend action decisions is based upon statutory results, at the time the Closed Block was established, we developed, as required by U.S. GAAP, an actuarial calculation of the timing of the maximum future earnings from the policies included in the Closed Block. If actual cumulative earnings in any given period are greater than the cumulative earnings we expected, we will record this excess as a policyholder dividend obligation. We will subsequently pay this excess to Closed Block policyholders as an additional dividend unless it is otherwise offset by future Closed Block performance that is less favorable than we originally expected. The policyholder dividends we charge to expense within the Closed Block Business will include any change in our policyholder dividend obligation that we recognize for the excess of actual cumulative earnings in any given period over the cumulative earnings we expected in addition to the actual policyholder dividends declared by the Board of Directors of Prudential Insurance.

As of December 31, 2006, the Company has recognized a policyholder dividend obligation to Closed Block policyholders for the excess of actual cumulative earnings over the expected cumulative earnings of $483 million. Actual cumulative earnings, as required by U.S. GAAP, reflect the recognition of realized investment gains in the current period, as well as changes in assets and related liabilities that support the policies. Additionally, net unrealized investment gains have arisen subsequent to the establishment of the Closed Block due to the impact of lower interest rates on the market value of fixed maturities available for sale. These net unrealized investment gains have been reflected as a policyholder dividend obligation of $1.865 billion as of December 31, 2006, to be paid to Closed Block policyholders, unless otherwise offset by future experience, with an offsetting amount reported in accumulated other comprehensive income.

Operating Results

Management does not consider adjusted operating income to assess the operating performance of the Closed Block Business. Consequently, results of the Closed Block Business for all periods are presented only in accordance with U.S. GAAP. The following table sets forth the Closed Block Business U.S. GAAP results for the periods indicated.

	Year ended December 31,
	2006	2005	2004
	(in millions)
U.S. GAAP results:
Revenues	$7,812	$8,026	$8,231
Benefits and expenses	7,409	7,544	7,316

Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change	$403	$482	$915

Income from Continuing Operations Before Income Taxes, Equity in Earnings of Operating Joint Ventures, Extraordinary Gain on Acquisition and Cumulative Effect of Accounting Change

2006 to 2005 Annual Comparison.    Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change decreased $79 million, from $482 million in 2005 to $403 million in 2006. Current year results reflect realized investment gains of $481 million as compared to $636 million in the prior year, a decrease of $155 million. For a discussion of Closed Block Business realized investment gains (losses), net, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.” The decrease in net realized investment gains was partially offset by a decrease in dividends to policyholders of $135 million, which is comprised of a decline in the policyholder dividend obligation expense of $169 million, partially offset by a $34 million increase in dividends paid and accrued to policyholders.

2005 to 2004 Annual Comparison.    Income from continuing operations before income taxes, equity in earnings of operating joint ventures, extraordinary gain on acquisition and cumulative effect of accounting change decreased $433 million, from $915 million in 2004 to $482 million in 2005. The decrease was primarily due to an increase of $289 million in dividends to policyholders, which includes an increase to the cumulative earnings policyholder dividend obligation, offset by a decrease in the annual policyholder dividend, primarily as a result of a reduction in the 2005 dividend scale. Additionally, results in 2005 include a decrease in premiums and net realized investment gains.

Revenues

2006 to 2005 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” decreased $214 million, from $8.026 billion in 2005 to $7.812 billion in 2006. Revenues in the current year reflect a decrease of $155 million in net realized investment gains and a decrease of $41 million in net investment income. Additionally, results in 2006 reflect a decline in premiums, with a corresponding decline in changes in reserves, as policies in force in the Closed Block have matured or terminated. We expect this decline in premiums for this business to continue as these policies continue to mature or terminate.

2005 to 2004 Annual Comparison.    Revenues decreased $205 million, from $8.231 billion in 2004 to $8.026 billion in 2005. The decrease reflects a decline in premiums of $156 million, from $3.776 billion in 2004 to $3.620 billion in 2005 as policies in force in the Closed Block have matured or terminated, as described above. Additionally, net realized investment gains decreased $79 million, from $715 million in 2004 to $636 million in 2005. Partially offsetting these items, net investment income increased $40 million, from $3.681 billion in 2004 to $3.721 billion in 2005.

Benefits and Expenses

2006 to 2005 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” decreased $135 million, from $7.544 billion in 2005 to $7.409 billion in 2006, as dividends to policyholders decreased $135 million, reflecting a decline in the policyholder dividend obligation expense of $169 million, partially offset by a $34 million increase in dividends paid and accrued to policyholders.

2005 to 2004 Annual Comparison.    Benefits and expenses increased $228 million, from $7.316 billion in 2004 to $7.544 billion in 2005, primarily due to a $289 million increase in dividends to policyholders, which includes a $326 million increase in the cumulative earnings policyholder obligation, offset by a $37 million reduction in dividends to policyholders, primarily due to a reduction in the 2005 dividend scale. Additionally, interest expense increased $24 million, from $168 million in 2004 to $192 million in 2005. Partially offsetting the foregoing items was a decrease of $62 million in policyholder benefits and related changes in reserves, including interest credited to policyholders’ accounts, from $4.193 billion in 2004 to $4.131 billion in 2005, resulting from the maturity or termination of policies in force, as discussed above. Additionally, operating expenses, including in force based distribution costs that we charge to expense, decreased $16 million, from $485 million in 2004 to $469 million in 2005, reflecting lower distribution costs as we have discontinued sales of traditional products and continued to reduce operating cost levels.

Income Taxes

Shown below is our income tax provision for the years ended December 31, 2006, 2005 and 2004, separately reflecting the impact of certain significant items. Also presented below is the income tax provision that would have resulted from application of the statutory 35% federal income tax rate in each of these periods.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Tax provision	$1,245	$803	$931
Impact of:
Non-taxable investment income	252	185	149
Effect of change in repatriation of foreign earnings	58	(61)	24
Change in valuation allowance	2	(76)	24
Non-deductible expenses	(45)	(70)	(6)
Completion of Internal Revenue Service examination for the years 1997 to 2001	—	720	—

Tax provision excluding these items	$1,512	$1,501	$1,122

Tax provision at statutory rate	$1,538	$1,496	$1,143

For the year ended December 31, 2006, the difference between taxes excluding the items shown above and taxes that would have resulted from the application of the statutory rate is attributable, in part, to an increase in foreign and domestic tax credits.

For the year ended December 31, 2004, the difference between taxes excluding the items shown above and taxes that would have resulted from the application of the statutory rate is attributable, in part, to an increase in foreign and domestic tax credits and a decrease in state income taxes.

We employ various tax strategies, including strategies to minimize the amount of taxes resulting from realized capital gains.

Discontinued Operations

Included within net income are the results of businesses which are reflected as discontinued operations under U.S. GAAP. A summary of the results of discontinued operations by business is as follows for the periods indicated:

	Year ended December 31,
	2006	2005	2004
	(in millions)
Real estate investments sold or held for sale	$98	$—	$—
Canadian intermediate weekly premium and individual health operations	(10)	(31)	11
Philippine insurance operations	(12)	—	—
Dryden Wealth Management	(4)	(56)	(81)
International securities operations	(8)	(26)	(42)
Healthcare operations	29	22	6
Equity sales, trading and research operations	9	14	19
Other	—	(7)	(9)

Income (loss) from discontinued operations before income taxes	102	(84)	(96)
Income tax expense (benefit)	31	(11)	(20)

Income (loss) from discontinued operations, net of taxes	$71	$(73)	$(76)

For further information concerning discontinued operations see Note 3 to the Consolidated Financial Statements.

Results for our equity sales, trading and research operations known as Prudential Equity Group, previously included in the Financial Advisory segment, have been classified as discontinued operations for all periods presented, as a result of our decision to exit these operations in the second quarter of 2007. We estimate approximately $115 million in costs will be incurred during 2007 in connection with this decision, primarily related to employee severance costs.

Realized Investment Gains and General Account Investments

Realized Investment Gains

Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost basis of investments for other than temporary impairments. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial loans, fair value changes on commercial mortgage operations’ loans, gains on commercial loans in connection with securitization transactions, fair value changes on embedded derivatives and derivatives that do not qualify for hedge accounting treatment, except those derivatives used in our capacity as a broker or dealer.

We perform impairment reviews on an ongoing basis to determine when a decline in value is other than temporary. In evaluating whether a decline in value is other than temporary, we consider several factors including, but not limited to, the following: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline in value; the reasons for the decline (credit event, currency or interest-rate related); our ability and intent to hold our investment for a period of time to allow for a recovery of value; and the financial condition of and near-term prospects of the issuer. When we determine that there is an other than temporary impairment, we write down the value of the security to its fair value, with a corresponding charge recorded in “Realized investment gains (losses), net.” The causes of the impairments discussed below were specific to each individual issuer and did not directly result in impairments to other securities within the same industry or geographic region.

For a further discussion of our policies regarding other than temporary declines in investment value and the related methodology for recording fixed maturity impairments, see “—General Account Investments—Fixed Maturity Securities—Impairments of Fixed Maturity Securities” below. For a further discussion of our policies regarding other than temporary declines in investment value and the related methodology for recording equity impairments, see “—General Account Investments—Equity Securities—Impairments of Equity Securities” below.

The level of impairments generally reflects economic conditions and is expected to increase when economic conditions worsen and to decrease when economic conditions improve. We may realize additional credit- and interest-rate related losses through sales of investments pursuant to our credit risk and portfolio management objectives. Impairments, interest-rate related losses and credit losses are excluded from adjusted operating income.

We require most issuers of private fixed maturity securities to pay us make-whole yield maintenance payments when they prepay the securities. Prepayments are driven by factors specific to the activities of our borrowers as well as the interest rate environment.

We use interest and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. We also use derivative contracts to mitigate the risk that unfavorable changes in currency exchange rates will reduce U.S. dollar equivalent earnings generated by certain of our non-U.S. businesses. Derivative contracts also include forward purchases and sales of to-be-announced mortgage-backed securities primarily related to our mortgage dollar roll program. Many of these derivative contracts do not qualify for hedge accounting, and, consequently, we recognize the changes in fair value of such contracts from period to period in current earnings, although we do not necessarily account for the related assets or liabilities the same way. Accordingly, realized investment gains and losses from our derivative activities can contribute significantly to fluctuations in net income.

Adjusted operating income excludes “Realized investment gains (losses), net,” (other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings, current period yield adjustments, or product derivatives and the effect of any related economic hedging program) and related charges and adjustments.

The following tables set forth “Realized investment gains (losses), net,” by investment type for the Financial Services Businesses and Closed Block Business, as well as related charges and adjustments associated with the Financial Services Businesses, for the years ended December 31, 2006, 2005, and 2004, respectively, and gross realized investment gains and losses on fixed maturity securities by segment for the years ended December 31, 2006 and 2005. For a discussion of our general account investment portfolio and related results, including overall income yield and investment income, as well as our policies regarding other than temporary declines in investment value and the related methodology for recording impairment charges, see “—General Account Investments” below. For additional details regarding adjusted operating income, which is our measure of performance for the segments of our Financial Services Businesses, see Note 20 to the Consolidated Financial Statements.

	Year ended December 31,
	2006	2005	2004
	(in millions)
Realized investment gains (losses), net:
Financial Services Businesses	$293	$742	$63
Closed Block Business	481	636	715

Consolidated realized investment gains (losses), net	$774	$1,378	$778

Financial Services Businesses:
Realized investment gains (losses), net
Fixed maturity investments	$(219)	$(22)	$105
Equity securities	122	181	120
Derivative instruments	173	376	(313)
Other	217	207	151

Total	293	742	63
Related adjustments(1)	(220)	(73)	(1)

Realized investment gains (losses), net, and related adjustments	$73	$669	$62

Related charges(2)	$17	$(108)	$(58)

Closed Block Business:
Realized investment gains (losses), net
Fixed maturity investments	$279	$335	$304
Equity securities	187	250	317
Derivative instruments	(68)	40	45
Other	83	11	49

Total	$481	$636	$715

Realized investment gains (losses) by segment—Fixed Maturity Securities Financial Services Businesses:
Gross realized investment gains:
Individual Life	$22	$50
Individual Annuities	21	41
Group Insurance	29	67
Asset Management	3	2
Financial Advisory	—	—
Retirement	56	155
International Insurance	98	84
International Investments	60	—
Corporate and Other Operations	57	28

Total	346	427

Gross realized investment losses:
Individual Life	(88)	(24)
Individual Annuities	(99)	(41)
Group Insurance	(41)	(22)
Asset Management	(1)	(2)
Financial Advisory	—	—
Retirement	(167)	(96)
International Insurance	(91)	(235)
International Investments	—	(1)
Corporate and Other Operations	(78)	(28)

Total	(565)	(449)

Realized investment gains (losses), net—Financial Services Businesses	$(219)	$(22)

Closed Block Business:
Gross realized investment gains	$517	$492
Gross realized investment losses	(238)	(157)

Realized investment gains (losses), net—Closed Block Business	$279	$335

(1)	Related adjustments include that portion of realized investment gains (losses), net that are included in adjusted operating income, including those related to our Asset Management segment’s commercial mortgage operations and proprietary investing business, as well as gains and losses pertaining to certain derivatives contracts, as described more fully in Note 20 to the Consolidated Financial Statements.
(2)	Reflects charges that are related to realized investment gains (losses), net and excluded from adjusted operating income, as described more fully in Note 20 to the Consolidated Financial Statements.

2006 to 2005 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2006 were $293 million, compared to net realized investment gains of $742 million in 2005. Net realized losses on fixed maturity securities were $219 million in 2006 and reflect net losses on sales and maturities of fixed maturity securities of $203 million, impairments of $23 million and credit losses of $25 million, partially offset by private bond prepayment premiums of $32 million. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $517 million mainly in the Retirement, Individual Annuities and International Insurance segments, which were primarily interest-rate related. Interest-rate related losses on fixed maturities primarily reflect sales of lower yielding bonds in a higher rate environment in order to meet various cash flow needs, manage portfolio duration and reflect our strategy for maximizing portfolio yield while minimizing the amount of taxes on realized capital gains. Interest-rate related losses, which are excluded from adjusted operating income, where the proceeds from the sale of the securities are reinvested will generally result in higher net investment income to be included in adjusted operating income in future periods. See “—General Account Investments—Investment Results” for a discussion of current period yields of the Financial Services Businesses. Gross realized gains on sales of fixed maturity securities in 2006 included $60 million in our International Investment segment on a private fixed maturity relating to a Korean financial services company and a $22 million recovery in our Corporate and other operations from a U.S. telecommunications company. Net realized losses on fixed maturity securities were $22 million in 2005 and reflect net losses on sales and maturities of fixed maturity securities of $48 million, impairments of $69 million and credit losses of $31 million, partially offset by private bond prepayment premiums of $96 million and a $33 million recovery of impaired principal on a previously defaulted bond. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $349 million mainly in the International Insurance and Retirement segments, which were primarily interest-rate related. Realized net gains on equity securities were $122 million in 2006, compared to net realized gains of $181 million in 2005, primarily due to sales of yen denominated equity securities in our Gibraltar Life and Japanese Life Planner operations. Realized gains in 2006 include net derivative gains of $173 million, compared to net derivative gains of $376 million in 2005. The derivative gains in 2006 were primarily the result of net gains of $86 million from interest rate swap contracts mainly used to manage the duration of the fixed maturity investment portfolio as interest rates rose, net gains of $37 million from foreign currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen, and net gains of $27 million on credit derivatives used to enhance the return on our investment portfolio by creating credit exposure. The derivative net gains in 2005 were primarily the result of net gains of $290 million from currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen. Net realized investment gains on other investments were $217 million in 2006, which were primarily related to net gains from real estate related investments and loan securitizations. Net realized investment gains on other investments were $207 million in 2005 which included a $110 million net gain for a Gibraltar Life settlement with Dai Ichi Fire and Marine Insurance Company related to certain capital investments made by Gibraltar Life’s predecessor, Kyoei Life Insurance Company Ltd., in Dai Ichi. This amount was partially offset in our Consolidated Statements of Operations by a $68 million increase in “Dividends to policyholders” in accordance with the reorganization plan entered into at the time of the Company’s acquisition of Gibraltar Life, which is reflected as a related charge.

During 2006, we recorded total other than temporary impairments of $46 million attributable to the Financial Services Businesses, compared to total other than temporary impairments of $80 million attributable to the Financial Services Businesses in 2005. The impairments in 2006 consisted of $23 million relating to fixed maturities, $14 million relating to equity securities and $9 million relating to other invested assets which include commercial loans and investments in joint ventures and partnerships. The impairments in 2005 consisted of $69 million relating to fixed maturities, $4 million relating to equity securities and $7 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2006 consisted of $16 million on public securities and $7 million on private securities, compared with fixed maturity impairments of $64 million on public securities and $5 million on private securities in 2005. Included in public fixed maturity impairments for 2005 were impairments related to a Japanese electronic products supplier. Impairments on fixed maturities in both 2006 and 2005 were concentrated in the manufacturing sector and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers.

Closed Block Business

For the Closed Block Business, net realized investment gains in 2006 were $481 million, compared to net realized investment gains of $636 million in 2005. Net realized gains on fixed maturity securities were $279 million in 2006 and reflect net gains on sales and maturities of fixed maturity securities of $284 million, including a recovery of $29 million from a U.S. telecommunications company, and private bond prepayment premiums of $49 million, partially offset by impairments of $31 million and credit losses of $23 million. Net realized gains on fixed maturity securities were $335 million in 2005 and relate primarily to net gains on sales of fixed maturity securities of $311 million and private bond prepayment premiums of $68 million, partially offset by impairments of $32 million and credit-related losses of $12 million. Realized net gains on equity securities were $187 million in 2006, compared to net gains of $250 million in 2005. The net realized gains on equity securities in 2006 and 2005 were primarily the result of sales pursuant to our active management strategy. Derivative losses were $68 million in 2006, compared to derivative gains of $40 million in 2005. Derivative losses in 2006 were primarily the result of currency derivatives used to hedge foreign fixed maturity investments. The derivative gains in 2005 were primarily related to net gains on treasury futures positions used to manage the duration of the fixed maturity investment portfolio. Net realized investment gains on other investments were $83 million in 2006 compared to net gains of $11 million in 2005. Net realized investment gains on other investment gains in 2006 were primarily related to net gains from real estate related investments.

During 2006, we recorded total other than temporary impairments of $51 million attributable to the Closed Block Business, compared to total other than temporary impairments of $47 million attributable to the Closed Block Business in 2005. The impairments in 2006 consisted of $31 million relating to fixed maturities, $17 million relating to equity securities and $3 million relating to other invested assets as defined above. The impairments in 2005 consisted of $32 million relating to fixed maturities, $10 million relating to equity securities and $5 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2006 consist of $7 million on public securities and $24 million on private securities, compared with fixed maturity impairments of $7 million on public securities and $25 million on private securities in 2005. Impairments in 2006 were concentrated in the services and manufacturing sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2006 were impairments relating to an amusement ride manufacturer. Impairments in 2005 were concentrated in the manufacturing and utilities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2005 were impairments relating to an electric power plant and an electronic test equipment distributor.

2005 to 2004 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2005 were $742 million, compared to net realized investment gains of $63 million in 2004. Net realized losses on fixed maturity securities were $22 million in 2005 and reflect net realized losses on sales and maturities of fixed maturity securities of $48 million, impairments of $69 million and credit-related losses of $31 million, partially offset by private bond prepayment premiums of $96 million and a $33 million recovery of impaired principal on a previously defaulted bond. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $349 million, which were primarily interest rate-related. Interest-rate related losses on fixed maturities primarily reflect losses from sales of lower yielding bonds in a higher rate environment in order to meet various cash flow needs, manage portfolio duration and reflect our strategy for maximizing portfolio yield while minimizing the amount of taxes on realized capital gains. Interest-rate related losses, which are excluded from adjusted operating income, where the proceeds from the sale of the securities are reinvested will generally result in higher net investment income to be included in adjusted operating income in future periods. See “—General Account Investments—Investment Results” for a discussion of the yields of the Financial Services Businesses. Net realized gains on fixed maturity securities were $105 million in 2004 and reflect net gains on sales and maturities of fixed maturity securities of $162 million and private bond prepayment premiums of $72 million, partially offset by impairments of $122 million and credit-related losses of $7 million. Net realized losses on fixed maturity securities include gross losses on sales and maturities of fixed maturity securities of $102 million, which were primarily interest rate related. Realized net gains on equity securities were $181 million in 2005, compared to net realized gains of $120 million in 2004. The net realized gains on equity securities in 2005 and 2004 were primarily due to sales in our Gibraltar Life operation and in our domestic private equity portfolio. Realized gains in 2005 included net derivative gains of $376 million, compared to net derivative losses of $313 million in 2004. The gains in 2005 were primarily the result of net gains of $290 million from currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese yen. Derivative losses in 2004 were primarily the result of negative mark-to-market adjustments of $160 million on currency forward contracts used to hedge the future of income of non-U.S. business driven by the weakening of the U.S. dollar. Derivative losses in 2004 also included losses of $75 million on hedges of investments in foreign businesses and losses of $50 million on hedges of foreign denominated investments, both driven by the weakening of the U.S. dollar. Net realized investment gains on other investments were $207 million in 2005 which included a $110 million net gain for a Gibraltar Life settlement with Dai Ichi Fire and Marine Insurance Company, as discussed above. Net realized investment gains on other investments were $151 million in 2004, which included gains of $63 million related to our commercial mortgage operations, and $47 million related to the sale of a real estate investment.

During 2005, we recorded total other than temporary impairments of $80 million attributable to the Financial Services Businesses, compared to total other than temporary impairments of $145 million attributable to the Financial Services Businesses in 2004. The impairments in 2005 consisted of $69 million relating to fixed maturities, $4 million relating to equity securities and $7 million relating to other invested assets as defined above. The impairments in 2004 consisted of $122 million relating to fixed maturities, $18 million relating to equity securities and $5 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2005 consisted of $64 million on public securities and $5 million on private securities, compared with fixed maturity impairments of $48 million on public securities and $74 million on private securities in 2004. Impairments on fixed maturities in 2005 were concentrated in the manufacturing sector and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in public fixed maturity impairments for 2005 were impairments related to a Japanese electronic products supplier. Impairments on fixed maturities in 2004 were concentrated in the financial services, manufacturing and services sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2004 were impairments related to a Korean financial services company.

Closed Block Business

For the Closed Block Business, net realized investment gains in 2005 were $636 million, compared to net realized investment gains of $715 million in 2004. Net realized gains on fixed maturity securities were $335 million in 2005 and reflect net gains on sales and maturities of fixed maturity securities of $311 million and private bond prepayment premiums of $68 million, partially offset by impairments of $32 million and credit losses of $12 million. Net realized gains on fixed maturity securities were $304 million in 2004 and relate primarily to net gains on sales of fixed maturity securities of $279 million and private bond prepayment premiums of $92 million, partially offset by impairments of $61 million and credit-related losses of $6 million. Realized net gains on equity securities were $250 million in 2005, compared to net gains of $317 million in 2004.

The net realized gains on equity securities in 2005 and 2004 were primarily the result of sales pursuant to our active management strategy. Derivative gains in 2005 and 2004 were $40 million and $45 million, respectively. The derivative gains in 2005 and 2004 were primarily related to net gains on treasury futures positions used to manage the duration of the fixed maturity investment portfolio. Net realized investment gains on other investments were $11 million in 2005 compared to $49 million in 2004. Net realized gains on other investments in 2004 included a $37 million gain in connection with the partial divestiture of an equity investment in a real estate operating company.

During 2005, we recorded total other than temporary impairments of $47 million attributable to the Closed Block Business, compared to total other than temporary impairments of $81 million attributable to the Closed Block Business in 2004. The impairments in 2005 consisted of $32 million relating to fixed maturities, $10 million relating to equity securities and $5 million relating to other invested assets, as defined above. The impairments in 2004 consisted of $61 million relating to fixed maturities, $9 million relating to equity securities and $11 million relating to other invested assets, as defined above.

The impairments recorded on fixed maturities in 2005 consist of $7 million on public securities and $25 million on private securities, compared with fixed maturity impairments of $14 million on public securities and $47 million on private securities in 2004. Impairments in 2005 were concentrated in the manufacturing and utilities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2005 were impairments relating to an electronic test equipment distributor and an electric power plant. Impairments in 2004 were concentrated in the services, manufacturing and asset-backed securities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2004 were impairments relating to a U.K. facilities management company and an electronic test equipment distributor.

General Account Investments

We maintain a diversified investment portfolio in our insurance companies to support our liabilities to customers in our Financial Services Businesses and the Closed Block Business, as well as our other general liabilities. Our general account does not include: (1) assets of our securities brokerage, securities trading, banking operations, real estate and relocation services, and (2) assets of our asset management operations, including assets managed for third parties, and (3) those assets classified as “separate account assets” on our balance sheet.

The general account portfolio is managed pursuant to the distinct objectives of the Financial Services Businesses and the Closed Block Business. The primary investment objectives of the Financial Services Businesses include:

•	matching the liability characteristics of the major products and other obligations of the Company; and

•	maximizing the portfolio book yield within risk constraints.

Our strategies for maximizing the portfolio book yield of the Financial Services Businesses include: (1) the investment of proceeds from investment sales, repayments and prepayments, and operating cash flows, into optimally yielding investments, and (2) where appropriate, the sale of the portfolio’s lower yielding investments, either to meet various cash flow needs or to manage the portfolio’s duration, credit, currency and other risk constraints, all while minimizing the amount of taxes on realized capital gains.

The primary investment objectives of the Closed Block Business include:

•	providing for the reasonable dividend expectations of the participating policyholders within the Closed Block Business and the Class B shareholders; and

•	maximizing total return and preserving principal, within risk constraints, while matching the liability characteristics of the major products in the Closed Block Business.

Management of Investments

We design asset mix strategies for our general account to match the characteristics of our products and other obligations and seek to closely approximate the interest rate sensitivity of the assets with the estimated interest rate sensitivity of the product liabilities. We achieve income objectives through asset/liability management and strategic and tactical asset allocations within a disciplined risk management framework. For a discussion of our risk management process see “Quantitative and Qualitative Disclosures About Market Risk—Risk Management, Market Risk and Derivative Instruments and—Other Than Trading Activities—Insurance and Annuity Products Asset/Liability Management.” Our asset allocation also reflects our desire for broad diversification across asset classes, sectors and issuers. The Asset Management segment manages virtually all of our investments, other than those managed by our International Insurance segment, under the direction of the Asset Liability and Risk Management Group. Our International Insurance segment manages the majority of its investments locally.

The Investment Committee of our Board of Directors oversees our proprietary investments. It also reviews performance and risk positions quarterly. Our Senior Vice President, Asset Liability and Risk Management, approves the investment policy for the general account assets of our insurance subsidiaries and oversees the investment process for our general account and has the authority to initiate tactical shifts within exposure ranges approved annually by the Investment Committee.

The Asset Liability and Risk Management Group works closely with each of our business units to develop investment objectives, performance factors and measures and asset allocation ranges and to ensure that the specific characteristics of our products are incorporated into its processes. We adjust this dynamic process as products change, as customer behavior changes and as changes in the market environment occur. We develop asset strategies for specific classes of product liabilities and attributed or accumulated surplus, each with distinct risk characteristics. Most of our products can be categorized into the following three classes:

•

interest-crediting products for which the rates credited to customers are periodically adjusted to reflect market and competitive forces and actual investment experience, such as fixed annuities and universal life insurance;

•	participating individual and experience rated group products in which customers participate in actual investment and business results through annual dividends, interest or return of premium; and

•	guaranteed products for which there are price or rate guarantees for the life of the contract, such as GICs.

We determine a target asset mix for each product class, which we reflect in our investment policies. Our asset/liability management process has permitted us to manage interest-sensitive products successfully through several market cycles.

Portfolio Composition

Our investment portfolio consists of public and private fixed maturity securities, commercial loans, equity securities and other invested assets. The composition of our general account reflects, within the discipline provided by our risk management approach, our need for competitive results and the selection of diverse investment alternatives available primarily through our Asset Management segment. The size of our portfolio enables us to invest in asset classes that may be unavailable to the typical investor.

Our total general account investments were $229.7 billion and $216.8 billion as of December 31, 2006 and December 31, 2005, respectively, which are segregated between the Financial Services Businesses and the Closed Block Business. Total general account investments attributable to the Financial Services Businesses were $159.6 billion and $149.3 billion as of December 31, 2006 and December 31, 2005, respectively, while total general account investments attributable to the Closed Block Business were $70.1 billion and $67.5 billion as of December 31, 2006 and December 31, 2005, respectively. The following table sets forth the composition of the investments of our general account as of the dates indicated. The average duration our general account investment portfolio attributable to the domestic Financial Services Businesses as of December 31, 2006 is approximately 5 years.

	December 31, 2006
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$92,802	$38,752	$131,554	57.3%
Public, held to maturity, at amortized cost	3,025	—	3,025	1.3
Private, available for sale, at fair value	18,336	12,021	30,357	13.2
Private, held to maturity, at amortized cost	443	—	443	0.2
Trading account assets supporting insurance liabilities, at fair value	14,262	—	14,262	6.2
Other trading account assets, at fair value	109	—	109	0.1
Equity securities, available for sale, at fair value	4,314	3,772	8,086	3.5
Commercial loans, at book value	17,275	7,318	24,593	10.7
Policy loans, at outstanding balance	3,472	5,415	8,887	3.9
Other long-term investments(1)	2,791	965	3,756	1.6
Short-term investments	2,752	1,851	4,603	2.0

Total general account investments	159,581	70,094	229,675	100.0%

Invested assets of other entities and operations(2)	5,742	—	5,742

Total investments	$165,323	$70,094	$235,417

	December 31, 2005
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$87,012	$35,885	$122,897	56.7%
Public, held to maturity, at amortized cost	3,022	—	3,022	1.4
Private, available for sale, at fair value	17,619	13,361	30,980	14.3
Private, held to maturity, at amortized cost	227	—	227	0.1
Trading account assets supporting insurance liabilities, at fair value	13,781	—	13,781	6.3
Other trading account assets, at fair value	124	—	124	0.1
Equity securities, available for sale, at fair value	3,851	3,216	7,067	3.3
Commercial loans, at book value	15,781	7,264	23,045	10.6
Policy loans, at outstanding balance	2,967	5,403	8,370	3.8
Other long-term investments(1)	2,518	973	3,491	1.6
Short-term investments	2,443	1,394	3,837	1.8

Total general account investments	149,345	67,496	216,841	100.0%

Invested assets of other entities and operations(2)	4,560	—	4,560

Total investments	$153,905	$67,496	$221,401

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures (other than our investment in operating joint ventures, which includes our investment in Wachovia Securities) and partnerships, investment real estate held through direct ownership and other miscellaneous investments.
(2)	Includes invested assets of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations. Excludes assets of our asset management operations managed for third parties and those assets classified as “separate account assets” on our balance sheet.

The increase in general account investments attributable to the Financial Services Businesses in 2006 was primarily due to portfolio growth as a result of the reinvestment of net investment income and changes in foreign exchange rates, partially offset by the net decline in market values attributable to higher interest rates. Also contributing to the increase was the addition of investments related to the acquisition of the variable annuity business of The Allstate Corporation and the conversion of the modified coinsurance arrangement associated with the CIGNA defined benefit guaranteed-cost contracts to an indemnity coinsurance arrangement. The increase in general account investments attributable to the Closed Block Business in 2006 was primarily due to portfolio growth as a result of reinvestment of net investment income, partially offset by the net decline in market values attributable to higher interest rates.

We have substantial insurance operations in Japan, with 30% of our Financial Services Businesses’ general account investments relating to our Japanese insurance operations as of both December 31, 2006 and December 31, 2005. The increase in our Japanese insurance operations’ general account investments in 2006 is primarily attributable to portfolio growth as a result of increased annuity sales, the reinvestment of net investment income and changes in foreign currency exchange rates. The following table sets forth the composition of the investments of our Japanese insurance operations’ general account as of the dates indicated.

	December 31, 2006	December 31, 2005
	(in millions)
Fixed Maturities:
Public, available for sale, at fair value	$32,242	$30,757
Public, held to maturity, at amortized cost	3,025	3,022
Private, available for sale, at fair value	3,139	2,659
Private, held to maturity, at amortized cost	443	227
Trading account assets supporting insurance liabilities, at fair value	1,106	1,022
Other trading account assets, at fair value	28	26
Equity securities, available for sale, at fair value	2,372	2,021
Commercial loans, at book value	2,782	2,278
Policy loans, at outstanding balance	1,016	943
Other long-term investments(1)	970	941
Short-term investments	374	326

Total Japanese general account investments(2)	$47,497	$44,222

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures and partnerships, investment real estate held through direct ownership, and other miscellaneous investments.
(2)	Excludes assets classified as “separate accounts assets” on our balance sheet.

Our Japanese insurance operations use the yen as their functional currency, as it is the currency in which they conduct the majority of their operations. Although the majority of the Japanese general account is invested in yen denominated investments, our Japanese insurance operations also hold significant investments denominated in U.S. dollars. As of December 31, 2006, our Japanese insurance operations had $8.6 billion of investments denominated in U.S. dollars, including $1.2 billion that were hedged to yen through third party derivative contracts. As of December 31, 2005, our Japanese insurance operations had $7.4 billion of investments denominated in U.S. dollars, including $1.7 billion that were hedged to yen through third party derivative contracts.

Investment Results

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our general account for the periods indicated.

	Year Ended December 31, 2006
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	4.95%	$5,315	$6.59%	$3,001	5.42%	$8,316
Trading account assets supporting insurance liabilities	4.72	652	—	—	4.72	652
Equity securities	5.15	182	2.81	81	4.10	263
Commercial loans	6.15	982	7.58	529	6.58	1,511
Policy loans	5.04	158	6.35	333	5.86	491
Short-term investments and cash equivalents	5.05	342	10.90	191	5.83	533
Other investments	8.12	217	10.77	94	8.80	311

Gross investment income before investment expenses	5.13	7,848	6.61	4,229	5.55	12,077
Investment expenses	(0.15)	(515)	(0.24)	(549)	(0.18)	(1,064)

Investment income after investment expenses	4.98%	7,333	6.37%	3,680	5.37%	11,013

Investment results of other entities and operations(2)		338		—		338

Total investment income		$7,671		$3,680		$11,351

	Year Ended December 31, 2005
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	4.71%	$4,699	6.64%	$2,826	5.28%	$7,525
Trading account assets supporting insurance liabilities	4.33	576	—	—	4.33	576
Equity securities	5.53	165	2.83	69	4.31	234
Commercial loans	6.56	1,016	7.86	548	6.97	1,564
Policy loans	4.90	141	6.26	329	5.78	470
Short-term investments and cash equivalents	2.91	205	5.28	129	3.25	334
Other investments	8.54	248	22.61	201	11.82	449

Gross investment income before investment expenses	4.92	7,050	6.82	4,102	5.47	11,152
Investment expenses	(0.17)	(391)	(0.24)	(381)	(0.19)	(772)

Investment income after investment expenses	4.75%	6,659	6.58%	3,721	5.28%	10,380

Investment results of other entities and operations(2)		215		—		215

Total investment income		$6,874		$3,721		$10,595

(1)	Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.
(2)	Includes investment income of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations.

The net investment income yield on our general account investments after investment expenses, excluding realized investment gains (losses), was 5.37% and 5.28% for the years ended December 31, 2006 and 2005, respectively. The net investment income yield attributable to the Financial Services Businesses was 4.98% for the year ended December 31, 2006, compared to 4.75% for the year ended December 31, 2005. See below for a discussion of the change in the Financial Services Businesses’ yields.

The net investment income yield attributable to the Closed Block Business was 6.37% for the year ended December 31, 2006, compared to 6.58% for the year ended December 31, 2005. The decrease was primarily due to net declines in commercial loan yields, primarily attributable to a lower level of prepayment premiums and less favorable results from private equity limited partnerships within other investments.

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of the Financial Services Business general account, excluding the Japanese operations’ portion of the general account which is presented separately below, for the periods indicated.

	Year ended December 31, 2006		Year ended December 31, 2005
	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	6.33%	$4,360	6.16%	$3,841
Trading account assets supporting insurance liabilities	5.03	641	4.43	564
Equity securities	7.56	128	8.91	113
Commercial loans	6.58	889	7.09	901
Policy loans	5.66	122	5.65	107
Short-term investments and cash equivalents	5.19	322	3.35	200
Other investments	5.90	106	5.06	92

Gross investment income before investment expenses	6.15	6,568	5.95	5,818
Investment expenses	(0.14)	(419)	(0.16)	(301)

Investment income after investment expenses	6.01%	6,149	5.79%	5,517

Investment results of other entities and operations(2)		338		215

Total investment income		$6,487		$5,732

(1)	Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.
(2)	Includes investment income of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations.

The net investment income yield attributable to the non-Japanese operations’ portion of the Financial Services Businesses portfolio was 6.01% for the year ended December 31, 2006, compared to 5.79% for the year ended December 31, 2005. The increase was primarily due to an increase in yields on fixed maturities and short-term investments and cash equivalents as a result of an increase in interest rates, including the benefit of reinvestment of proceeds from sales of fixed maturities at higher available interest rates. The offsetting decrease in commercial loan yields is a result of reinvestment at lower rates and a lower level of prepayment premiums.

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our Japanese operations’ general account for the periods indicated.

	Year ended December 31, 2006		Year ended December 31, 2005
	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	2.54%	$955	2.33%	$858
Trading account assets supporting insurance liabilities	1.01	11	1.33	12
Equity securities	2.92	54	3.02	52
Commercial loans	3.81	93	4.15	115
Policy loans	3.66	36	3.43	34
Short-term investments and cash equivalents	3.91	20	0.74	5
Other investments	12.43	111	13.96	156

Gross investment income before investment expenses	2.83	1,280	2.74	1,232
Investment expenses	(0.18)	(96)	(0.19)	(90)

Total investment income	2.65%	$1,184	2.55%	$1,142

(1)	Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.

The net investment income yield attributable to the Japanese insurance operations’ portfolios was 2.65% for the year ended December 31, 2006, compared to 2.55% for the year ended December 31, 2005. The increase in yield on the Japanese insurance portfolio between periods is primarily attributable to an increase in unhedged U.S. dollar investments and the lengthening of the duration of the investment portfolio. The U.S. dollar denominated fixed maturities that are not hedged to yen through third party derivative contracts provide a yield that is substantially higher than the yield on comparable Japanese fixed maturities. The average value of U.S. dollar denominated fixed maturities that are not hedged to yen through third party derivative contracts for the year ended December 31, 2006 and 2005 was approximately $6.3 billion and $4.0 billion, respectively, based on amortized cost.

Fixed Maturity Securities

Investment Mix

Our fixed maturity securities portfolio consists of publicly traded and privately placed debt securities across an array of industry categories. The fixed maturity securities relating to our international insurance operations are primarily comprised of foreign government securities.

We manage our public portfolio to a risk profile directed or overseen by the Asset Liability and Risk Management Group and, in the case of our international insurance portfolios, to a profile that also reflects the local market environment. We seek to employ relative value analysis both in credit selection and in purchasing and selling securities. The total return that we earn on the portfolio will be reflected both as investment income and also as realized gains or losses on investments.

We use our private placement and asset-backed portfolios to enhance the diversification and yield of our overall fixed maturity portfolio. Within our domestic portfolios, we maintain a private fixed income portfolio that is larger than the industry average as a percentage of total fixed income holdings. Over the last several years, our investment staff has directly originated more than half of our annual private placement originations. Our origination capability offers the opportunity to lead transactions and gives us the opportunity for better terms, including covenants and call protection, and to take advantage of innovative deal structures.

Investments in fixed maturity securities attributable to the Financial Services Businesses were $111.9 billion at amortized cost with an estimated fair value of $114.6 billion as of December 31, 2006 compared to $104.4 billion at amortized cost with an estimated fair value of $107.9 billion as of December 31, 2005. Investments in fixed maturity securities attributable to the Closed Block Business were $49.5 billion at amortized cost with an estimated fair value of $50.8 billion as of December 31, 2006 compared to $47.0 billion at amortized cost with an estimated fair value of $49.2 billion as of December 31, 2005.

Fixed Maturity Securities by Contractual Maturity Date

The following tables set forth the breakdown of our fixed maturity securities portfolio in total by contractual maturity as of December 31, 2006.

	December 31, 2006
	Financial Services Businesses		Closed Block Business
	Amortized Cost	% of Total	Amortized Cost	% of Total
	($ in millions)
Maturing in 2007	$3,679	3.3%	$2,261	4.6%
Maturing in 2008	4,839	4.3	2,346	4.7
Maturing in 2009	5,454	4.9	2,179	4.4
Maturing in 2010	5,550	4.9	2,160	4.4
Maturing in 2011	7,401	6.6	2,841	5.7
Maturing in 2012	5,451	4.9	2,269	4.6
Maturing in 2013	5,040	4.5	2,556	5.2
Maturing in 2014	6,700	6.0	1,826	3.7
Maturing in 2015	5,707	5.1	2,186	4.4
Maturing in 2016 and beyond	62,108	55.5	28,842	58.3

Total Fixed Maturities	$111,929	100.0%	$49,466	100.0%

Fixed Maturity Securities and Unrealized Gains and Losses by Industry Category

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Financial Services Businesses as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2006				December 31, 2005
Industry(1)	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair value	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair Value
	(in millions)
Corporate Securities:
Finance	$19,189	$324	$102	$19,411	$15,014	$337	$86	$15,265
Manufacturing	14,133	577	139	14,571	14,491	736	163	15,064
Utilities	9,313	454	74	9,693	8,400	523	60	8,863
Services	7,398	297	71	7,624	7,121	356	64	7,413
Energy	3,550	189	45	3,694	3,406	272	15	3,663
Retail and Wholesale	2,605	78	20	2,663	2,619	95	21	2,693
Transportation	2,483	128	20	2,591	2,352	158	10	2,500
Other	563	11	15	559	1,028	32	5	1,055

Total Corporate Securities	59,234	2,058	486	60,806	54,431	2,509	424	56,516

Foreign Government	25,164	685	70	25,779	24,694	929	48	25,575
Asset-Backed Securities	16,196	156	29	16,323	12,516	164	35	12,645
Mortgage Backed	8,523	77	53	8,547	9,376	97	97	9,376
U.S. Government	2,812	324	14	3,122	3,343	411	7	3,747

Total	$111,929	$3,300	$652	$114,577	$104,360	$4,110	$611	$107,859

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.
(2)	Includes $24 million of gross unrealized gains and $53 million of gross unrealized losses as of December 31, 2006, compared to $30 million of gross unrealized gains and $51 million of gross unrealized losses as of December 31, 2005 on securities classified as held to maturity, which are not reflected in other comprehensive income.

As a percentage of amortized cost, fixed maturity investments attributable to the Financial Services Businesses as of December 31, 2006, consist primarily of 22% foreign government sector, 17% finance sector, 14% asset-backed securities sector and 13% manufacturing sector compared to 24% foreign government sector, 14% finance sector, 14% manufacturing sector and 12% asset-backed securities sector as of December 31, 2005. As of December 31, 2006, 98% of the mortgage-backed securities in the Financial Services Businesses were publicly traded agency pass-through securities related to residential mortgage loans. Collateralized mortgage obligations represented the remaining 2% of mortgage backed securities (and less than 1% of total fixed maturities in the Financial Services Businesses).

The gross unrealized losses related to our fixed maturity portfolio attributable to the Financial Services Businesses were $0.7 billion as of December 31, 2006, compared to $0.6 billion as of December 31, 2005. The gross unrealized losses as of December 31, 2006 were concentrated primarily in the manufacturing, finance, and utilities sectors and as of December 31, 2005 were concentrated primarily in the manufacturing, mortgage backed and finance sectors.

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Closed Block Business as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2006				December 31, 2005
Industry(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Corporate Securities:
Manufacturing	$8,358	$349	$80	$8,627	$8,480	$468	$88	$8,860
Finance	8,930	135	46	9,019	6,687	155	44	6,798
Utilities	5,753	323	66	6,010	5,875	409	48	6,236
Services	4,765	219	41	4,943	4,722	273	34	4,961
Energy	2,104	120	14	2,210	2,177	201	4	2,374
Retail and Wholesale	1,691	71	11	1,751	1,845	98	15	1,928
Transportation	1,061	66	12	1,115	1,138	96	5	1,229
Other	—	—	—	—	24	4	—	28

Total Corporate Securities	32,662	1,283	270	33,675	30,948	1,704	238	32,414

Asset-Backed Securities	8,171	23	15	8,179	6,847	26	13	6,860
U.S. Government	4,376	242	38	4,580	4,828	579	2	5,405
Mortgage Backed	3,362	14	35	3,341	3,145	18	32	3,131
Foreign Government	895	105	2	998	1,266	175	5	1,436

Total	$49,466	$1,667	$360	$50,773	$47,034	$2,502	$290	$49,246

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.

As a percentage of amortized cost, fixed maturity investments attributable to the Closed Block Business as of December 31, 2006 consist primarily of 18% finance sector, 17% manufacturing sector, 17% asset-backed securities sector, 12% utilities sector, and 10% services sector compared to 18% manufacturing sector, 15% asset-backed securities sector, 14% finance sector, 12% utilities sector, and 10% U.S. government sector as of December 31, 2005. As of December 31, 2006, 86% of the mortgage backed securities in the Closed Block Business were publicly traded agency pass-through securities related to residential mortgage loans. Collateralized mortgage obligations represented the remaining 14% of mortgage backed securities (and 1% of total fixed maturities in the Closed Block Business).

The gross unrealized losses related to our fixed maturity portfolio attributable to the Closed Block Business were $0.4 billion as of December 31, 2006 compared to $0.3 billion as of December 31, 2005. The gross unrealized losses as of December 31, 2006 and December 31, 2005 were concentrated primarily in the manufacturing, utilities, and finance sectors.

Fixed Maturity Securities Credit Quality

The Securities Valuation Office, or SVO, of the National Association of Insurance Commissioners, or NAIC, evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturity securities to one of six categories called “NAIC Designations.” NAIC designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody’s or BBB- or higher by Standard & Poor’s. NAIC Designations of “3” through “6” are referred to as below investment grade, which include securities rated Ba1 or lower by Moody’s and BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Investments of our international insurance companies are not subject to NAIC guidelines. Investments of our Japanese insurance operations are regulated locally by the Financial Services Agency, an agency of the

Japanese government. The Financial Services Agency has its own investment quality criteria and risk control standards. Our Japanese insurance companies comply with the Financial Services Agency’s credit quality review and risk monitoring guidelines. The credit quality ratings of the non-U.S. dollar denominated investments of our Japanese insurance companies are based on ratings assigned by Moody’s, Standard & Poor’s, or rating equivalents based on ratings assigned by Japanese credit ratings agencies.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Financial Services Businesses totaled $7.1 billion, or 6%, of the total fixed maturities as of December 31, 2006 and $6.0 billion, or 6%, of the total fixed maturities as of December 31, 2005. Below investment grade fixed maturities represented 11% of the gross unrealized losses attributable to the Financial Services Businesses as of December 31, 2006, compared to 14% of gross unrealized losses as of December 31, 2005.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Closed Block Business totaled $6.2 billion, or 13%, of the total fixed maturities as of December 31, 2006 and $5.9 billion, or 13%, of the total fixed maturities as of December 31, 2005. Below investment grade fixed maturities represented 16% of the gross unrealized losses attributable to the Closed Block Business as of December 31, 2006, compared to 24% of gross unrealized losses as of December 31, 2005.

Public Fixed Maturities—Credit Quality

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1) (2)		December 31, 2006				December 31, 2005	December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$75,796	$1,787	$322	$77,261	$67,981	$2,254	$298	$69,937
2	Baa	13,328	580	137	13,771	15,376	746	138	15,984

	Subtotal Investment Grade	89,124	2,367	459	91,032	83,357	3,000	436	85,921

3	Ba	2,692	109	22	2,779	2,710	124	43	2,791
4	B	1,746	93	23	1,816	1,109	71	20	1,160
5	C and lower	115	8	2	121	102	6	5	103
6	In or near default	48	7	1	54	28	10	1	37

	Subtotal Below Investment Grade	4,601	217	48	4,770	3,949	211	69	4,091

	Total Public Fixed Maturities	$93,725	$2,584	$507	$95,802	$87,306	$3,211	$505	$90,012

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2006 and December 31, 2005, respectively, 10 securities with amortized cost of $50 million (fair value, $51 million) and 18 securities with amortized cost of $146 million (fair value, $147 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $22 million of gross unrealized gains and $47 million gross unrealized losses as of December 31, 2006, compared to $29 million of gross unrealized gains and $51 million of gross unrealized losses as of December 31, 2005 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2006				December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$27,181	$582	$161	$27,602	$24,159	$1,108	$109	$25,158
2	Baa	6,332	264	69	6,527	6,424	353	56	6,721

	Subtotal Investment Grade	33,513	846	230	34,129	30,583	1,461	165	31,879

3	Ba	2,367	103	17	2,453	2,459	119	33	2,545
4	B	2,003	63	20	2,046	1,332	38	19	1,351
5	C and lower	105	3	3	105	99	2	6	95
6	In or near default	17	3	1	19	13	3	1	15

	Subtotal Below Investment Grade	4,492	172	41	4,623	3,903	162	59	4,006

	Total Public Fixed Maturities	$38,005	$1,018	$271	$38,752	$34,486	$1,623	$224	$35,885

(1)	Includes, as of December 31, 2006 and December 31, 2005, respectively, 6 securities with amortized cost of $19 million (fair value, $19 million) and 8 securities with amortized cost of $2 million (fair value, $2 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Private Fixed Maturities—Credit Quality

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1) (2)		December 31, 2006				December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$6,214	$248	$49	$6,413	$5,596	$269	$27	$5,838
2	Baa	9,463	377	73	9,767	9,437	522	63	9,896

	Subtotal Investment Grade	15,677	625	122	16,180	15,033	791	90	15,734

3	Ba	1,422	50	11	1,461	1,105	44	7	1,142
4	B	645	12	7	650	507	33	5	535
5	C and lower	321	18	4	335	339	23	2	360
6	In or near default	139	11	1	149	70	8	2	76

	Subtotal Below Investment Grade	2,527	91	23	2,595	2,021	108	16	2,113

	Total Private Fixed Maturities	$18,204	$716	$145	$18,775	$17,054	$899	$106	$17,847

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2006 and December 31, 2005, respectively, 221 securities with amortized cost of $3,465 million (fair value, $3,537 million) and 187 securities with amortized cost of $3,494 million (fair value, $3,542 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $2 million of gross unrealized gains and $6 million of gross unrealized losses as of December 31, 2006, compared to $1 million of gross unrealized gains and zero million of gross unrealized losses as of December 31, 2005 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2006				December 31, 2005	December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$3,098	$180	$26	$3,252	$3,079	$208	$16	$3,271
2	Baa	6,620	355	47	6,928	7,487	549	39	7,997

	Subtotal Investment Grade	9,718	535	73	10,180	10,566	757	55	11,268

3	Ba	1,173	75	7	1,241	1,195	69	8	1,256
4	B	413	18	7	424	570	15	2	583
5	C and lower	131	14	2	143	157	17	1	173
6	In or near default	26	7	—	33	60	21	—	81

	Subtotal Below Investment Grade	1,743	114	16	1,841	1,982	122	11	2,093

	Total Private Fixed Maturities	$11,461	$649	$89	$12,021	$12,548	$879	$66	$13,361

(1)	Includes, as of December 31, 2006 and December 31, 2005, respectively, 119 securities with amortized cost of $1,386 million (fair value, $1,421 million) and 111 securities with amortized cost of $1,479 million (fair value, $1,543 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Credit Derivative Exposure to Public Fixed Maturities

In addition to the credit exposure from public fixed maturities noted above, we sell credit derivatives to enhance the return on our investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments.

In a credit derivative we sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first-to-default baskets, because of the additional credit risk inherent in a basket of named credits, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then we are obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. Subsequent defaults on the remaining names within such instruments require no further payment to counterparties.

The majority of referenced names in the credit derivatives where we have sold credit protection, as well as all the counterparties to these agreements, are investment grade credit quality and our credit derivatives generally have maturities of five years or less. As of December 31, 2006 and December 31, 2005, we had $1,550 million and $1,608 million, respectively, in outstanding notional amounts of credit derivative contracts where we have sold credit protection. The Financial Services Businesses had $1,172 million and $1,182 million of outstanding notional amounts as of December 31, 2006 and December 31, 2005, respectively. The Closed Block Business had $378 million and $426 million, as of December 31, 2006 and December 31, 2005, respectively. Credit derivative contracts are recorded at fair value with changes in fair value, including the premium received, recorded in “Realized investment gains (losses), net.” The premium received for the credit derivatives we sell was $12 million and $6 million for the years ended December 31, 2006 and 2005, respectively, and is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Financial Services Businesses by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2006		December 31, 2005
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$952	$12	$1,040	$(1)
2	Baa	162	2	132	(1)

	Subtotal Investment Grade	1,114	14	1,172	(2)

3	Ba	20	—	10	—
4	B	38	—	—	—
5	C and lower	—	—	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	58	—	10	—

	Total	$1,172	$14	$1,182	$(2)

(1)	First-to-default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Closed Block Business portfolios by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2006		December 31, 2005
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$363	$4	$396	$3
2	Baa	10	—	30	—

	Subtotal Investment Grade	373	4	426	3

3	Ba	5	—	—	—
4	B	—	—	—	—
5	C and lower	—	—	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	5	—	—	—

	Total	$378	$4	$426	$3

(1)	First-to-default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

In addition to selling credit protection, in limited instances we have purchased credit protection using credit derivatives in order to hedge specific credit exposures in our investment portfolio. Similar to the above, the premium paid for the credit derivatives we purchase was $1 million and $1 million for the years ended December 31, 2006 and 2005, respectively, and is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

Unrealized Losses from Fixed Maturity Securities

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2006		December 31, 2005
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
(in millions)
Less than six months	$17	$4	$33	$8
Six months or greater but less than nine months	—	—	—	—
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$17	$4	$33	$8

The gross unrealized losses as of both December 31, 2006 and December 31, 2005 were primarily concentrated in the manufacturing sector.

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2006		December 31, 2005
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
(in millions)
Less than six months	$9	$3	$23	$5
Six months or greater but less than nine months	—	—	—	—
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$9	$3	$23	$5

The gross unrealized losses were primarily concentrated in the service sector as of December 31, 2006 while the gross unrealized losses were primarily concentrated in the manufacturing sector as of December 31, 2005.

Impairments of Fixed Maturity Securities

We maintain separate monitoring processes for public and private fixed maturities and create watch lists to highlight securities that require special scrutiny and management. Our public fixed maturity asset managers formally review all public fixed maturity holdings on a quarterly basis and more frequently when necessary to identify potential credit deterioration whether due to ratings downgrades, unexpected price variances, and/or industry specific concerns.

For private placements our credit and portfolio management processes help ensure prudent controls over valuation and management. We have separate pricing and authorization processes to establish “checks and balances” for new investments. We apply consistent standards of credit analysis and due diligence for all transactions, whether they originate through our own in-house origination staff or through agents. Our regional offices closely monitor the portfolios in their regions. We set all valuation standards centrally, and we assess the fair value of all investments quarterly.

Fixed maturity securities classified as held to maturity are those securities where we have the intent and ability to hold the securities until maturity. These securities are reflected at amortized cost in our consolidated statements of financial position. Other fixed maturity securities are considered available for sale, and, as a result, we record unrealized gains and losses to the extent that amortized cost is different from estimated fair value. All held to maturity securities and all available for sale securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event, currency or interest rate related);

•	our ability and intent to hold our investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. In periods subsequent to the recognition of an other-than-temporary impairment, the impaired security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income over the remaining life of the security based upon the amount and timing of expected future cash flows and is included in adjusted operating income. Estimated fair values for fixed maturities, other than private placement securities, are based on quoted market prices or prices obtained from independent pricing services. For these private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other factors, the credit quality of the issuer and the reduced liquidity associated with private placements. The estimated fair value of certain non-performing private placement fixed maturities is based on management’s estimates. Impairments on fixed maturity securities are included in “Realized investment gains (losses), net” and are excluded from adjusted operating income.

Impairments of fixed maturity securities attributable to the Financial Services Businesses were $23 million in 2006 and $69 million in 2005. Impairments of fixed maturity securities attributable to the Closed Block Business were $31 million in 2006 and $32 million in 2005. For a further discussion of impairments, see “—Realized Investment Gains” above.

Trading Account Assets Supporting Insurance Liabilities

Certain products included in the retirement business we acquired from CIGNA, as well as certain products included in the International Insurance segment, are experience-rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. The investments supporting these experience-rated products, excluding commercial loans, are classified as trading. These trading investments are reflected on the balance sheet as “Trading account assets supporting insurance liabilities, at fair value.” Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.” The following table sets forth the composition of this portfolio as of the dates indicated.

	December 31, 2006		December 31, 2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)
Short-term Investments and Cash Equivalents	$299	$299	$317	$317

Fixed Maturities:
U.S. Government	173	175	206	208
Foreign Government	316	319	329	330
Corporate Securities	10,089	9,904	9,207	8,980
Asset-Backed Securities	609	603	685	679
Mortgage Backed	1,933	1,905	2,300	2,255

Total Fixed Maturities	13,120	12,906	12,727	12,452

Equity Securities	833	1,057	811	1,012

Total trading account assets supporting insurance liabilities	$14,252	$14,262	$13,855	$13,781

As of December 31, 2006, as a percentage of amortized cost, 76% of the portfolio was comprised of publicly traded securities, compared to 71% of the portfolio as of December 31, 2005. As of December 31, 2006, 97% of the fixed maturity portfolio was classified as investment grade compared to 96% as of December 31, 2005. For a discussion of changes in the fair value of our trading account assets supporting insurance liabilities see “—Trading Account Assets Supporting Insurance Liabilities,” below.

The following table sets forth our public fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1) (2)		December 31, 2006				December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$7,772	$25	$117	$7,680	$6,599	$14	$138	$6,475
2	Baa	1,800	3	42	1,761	2,017	3	63	1,957

	Subtotal Investment Grade	9,572	28	159	9,441	8,616	17	201	8,432

3	Ba	79	—	7	72	42	—	5	37
4	B	1	—	—	1	2	—	—	2
5	C and lower	1	—	—	1	2	—	—	2
6	In or near default	—	—	—	—	—	—	—	—

	Subtotal Below Investment Grade	81	—	7	74	46	—	5	41

	Total Public Trading Account Assets Supporting Insurance Liabilities	$9,653	$28	$166	$9,515	$8,662	$17	$206	$8,473

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

The following table sets forth our private fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1) (2)		December 31, 2006				December 31, 2005
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$861	$3	$27	$837	$1,087	$2	$28	$1,061
2	Baa	2,242	13	62	2,193	2,564	10	66	2,508

	Subtotal Investment Grade	3,103	16	89	3,030	3,651	12	94	3,569

3	Ba	266	3	8	261	276	2	9	269
4	B	12	—	—	12	31	—	1	30
5	C and lower	79	—	2	77	99	—	1	98
6	In or near default	7	4	—	11	8	5	—	13

	Subtotal Below Investment Grade	364	7	10	361	414	7	11	410

	Total Private Trading Account Assets Supporting Insurance Liabilities	$3,467	$23	$99	$3,391	$4,065	$19	$105	$3,979

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

Commercial Loans

Investment Mix

We originate domestic commercial mortgages using dedicated investment staff and a network of independent companies through our various regional offices across the country. All loans are underwritten consistently to our standards using a proprietary quality rating system that has been developed from our experience in real estate and mortgage lending. Our loan portfolio strategy emphasizes diversification by property type and geographic location.

Consumer loans are loans extended by Gibraltar Life to individuals for financing purchases of consumer goods and services and are guaranteed by third party guarantor companies.

Ongoing surveillance of the portfolio is performed and loans are placed on watch list status based on a predefined set of criteria. We place loans on early warning status in cases where we detect that the physical condition of the property, the financial situation of the borrower or tenant or other market factors could lead to a loss of principal or interest. We classify loans as closely monitored when there is a collateral deficiency or other credit events that will lead to a potential loss of principal or interest. Loans not in good standing are those loans where there is a high probability of loss of principal, such as when the loan is in the process of foreclosure or the borrower is in bankruptcy. In our domestic operations, our workout and special servicing professionals manage the loans on the watch list. In our international portfolios, we monitor delinquency in consumer loans on a pool basis and evaluate any servicing relationship and guarantees the same way we do for commercial loans.

As of both December 31, 2006 and December 31, 2005, we held approximately 11% of our general account investments in commercial loans. This percentage is net of a $0.1 billion allowance for losses as of both December 31, 2006 and December 31, 2005.

Our loan portfolio strategy emphasizes diversification by property type and geographic location. The following tables set forth the breakdown of the gross carrying values of our commercial loan portfolio by geographic region and property type as of the dates indicated.

	December 31, 2006				December 31, 2005
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by region:
U.S. Regions:
Pacific	$4,463	25.7%	$2,629	35.8%	$4,210	26.5%	$2,661	36.4%
South Atlantic	3,423	19.7	1,364	18.6	2,715	17.1	1,401	19.2
Middle Atlantic	2,514	14.5	1,527	20.8	2,197	13.9	1,429	19.6
East North Central	1,464	8.4	416	5.7	1,360	8.6	490	6.7
West South Central	838	4.8	401	5.4	949	6.0	392	5.4
Mountain	868	5.0	452	6.1	928	5.8	429	5.9
West North Central	523	3.0	207	2.8	529	3.3	220	3.0
New England	627	3.6	244	3.3	451	2.9	227	3.1
East South Central	416	2.4	113	1.5	246	1.5	51	0.7

Subtotal—U.S.	15,136	87.1	7,353	100.0	13,585	85.6	7,300	100.0
Asia	1,576	9.1	—	—	1,726	10.9	—	—
Other	657	3.8	—	—	563	3.5	—	—

Total Commercial Loans	$17,369	100.0%	$7,353	100.0%	$15,874	100.0%	$7,300	100.0%

	December 31, 2006				December 31, 2005
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by property type:
Industrial buildings	$3,558	20.5%	$1,826	24.8%	$3,229	20.3%	$1,928	26.4%
Office buildings	3,151	18.2	1,398	19.0	3,045	19.2	1,320	18.1
Apartment complexes	3,055	17.6	1,498	20.4	2,958	18.6	1,717	23.5
Other	2,143	12.2	799	10.9	1,898	12.0	994	13.6
Retail stores	2,121	12.3	1,067	14.5	1,381	8.7	638	8.8
Agricultural properties	1,190	6.9	763	10.4	1,037	6.5	2	—
Residential properties	997	5.7	2	—	1,032	6.5	701	9.6

Subtotal of collateralized loans	16,215	93.4	7,353	100.0	14,580	91.8	7,300	100.0
Uncollateralized loans	1,154	6.6	—	—	1,294	8.2	—	—

Total Commercial Loans	$17,369	100.0%	$7,353	100.0%	$15,874	100.0%	$7,300	100.0%

Commercial Loans by Contractual Maturity Date

The following tables set forth the breakdown of our commercial loan portfolio by contractual maturity as of December 31, 2006.

	December 31, 2006
	Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Maturing in 2007	$1,243	7.1%	$263	3.6%
Maturing in 2008	1,232	7.1	342	4.7
Maturing in 2009	2,283	13.1	664	9.0
Maturing in 2010	1,723	9.9	547	7.4
Maturing in 2011	1,678	9.7	708	9.6
Maturing in 2012	1,214	7.0	578	7.9
Maturing in 2013	1,559	9.0	516	7.0
Maturing in 2014	525	3.0	604	8.2
Maturing in 2015	1,278	7.4	659	9.0
Maturing in 2016 and beyond	4,634	26.7	2,472	33.6

Total Commercial Loans	$17,369	100.0%	$7,353	100.0%

Commercial Loan Quality

We establish valuation allowances for loans that are determined to be non-performing as a result of our loan review process. We define a non-performing loan as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. We record subsequent adjustments to our valuation allowances when appropriate.

The following tables set forth the gross carrying value for commercial loans by loan classification as of the dates indicated:

	December 31, 2006		December 31, 2005
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Performing	$17,309	$7,352	$15,812	$7,298
Delinquent, not in foreclosure	53	—	52	1
Delinquent, in foreclosure	—	—	—	—
Restructured	7	1	10	1

Total Commercial Loans	$17,369	$7,353	$15,874	$7,300

The following table sets forth the change in valuation allowances for our commercial loan portfolio as of the dates indicated:

	December 31, 2006		December 31, 2005
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Allowance, beginning of period	$93	$36	$440	$41
(Release of)/addition to allowance for losses	2	(1)	(269)	(5)
Charge-offs, net of recoveries	(2)	—	(29)	—
Change in foreign exchange	1	—	(49)	—

Allowance, end of period	$94	$35	$93	$36

Equity Securities

Investment Mix

The equity securities attributable to the Financial Services Businesses consist principally of investments in common and preferred stock of publicly traded companies. The following table sets forth the composition of our equity securities portfolio attributable to the Financial Services Businesses and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2006				December 31, 2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$3,659	$550	$47	$4,162	$3,308	$468	$55	$3,721
Private equity	152	5	5	152	118	13	1	130

Total Equity	$3,811	$555	$52	$4,314	$3,426	$481	$56	$3,851

Public equity securities include common stock mutual fund shares representing our interest in the underlying assets of certain of our separate account investments. These mutual funds invest primarily in high yield bond funds. The cost, gross unrealized gains, gross unrealized losses, and fair value of these shares as of December 31, 2006 was $1,291 million, $46 million, $13 million, and $1,324 million, respectively. The cost, gross unrealized gains, gross unrealized losses, and fair value of these shares as of December 31, 2005 was $1,225 million, $33 million, $30 million, and $1,228 million, respectively.

The equity securities attributable to the Closed Block Business consist principally of investments in common and preferred stock of publicly traded companies. The following table sets forth the composition of our equity securities portfolio attributable to the Closed Block Business and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2006				December 31, 2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$2,989	$843	$71	$3,761	$2,741	$585	$114	$3,212
Private equity	10	1	—	11	4	—	—	4

Total Equity	$2,999	$844	$71	$3,772	$2,745	$585	$114	$3,216

Unrealized Losses from Equity Securities

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2006		December 31, 2005
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
	(in millions)
Less than six months	$62	$19	$—	$—
Six months or greater but less than nine months	—	—	2	1
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$62	$19	$2	$1

The gross unrealized losses as of December 31, 2006 were primarily concentrated in the services, retail and wholesale and other sectors.

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2006		December 31, 2005
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
	(in millions)
Less than six months	$16	$5	$72	$17
Six months or greater but less than nine months	1	1	—	—
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$17	$6	$72	$17

The gross unrealized losses as of December 31, 2006 were primarily concentrated in the utilities and transportation sectors and as of December 31, 2005 the gross unrealized losses were primarily concentrated in the manufacturing and services sectors.

Impairments of Equity Securities

For those equity securities classified as available for sale we record unrealized gains and losses to the extent cost is different from estimated fair value. All securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event, currency or market fluctuation);

•	our ability and intent to hold the investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. Estimated fair values for publicly traded equity securities are based on quoted market prices or prices obtained from independent pricing services. Estimated fair values for privately traded equity securities are determined using valuation and discounted cash flow models that require a substantial level of judgment. Impairments on equity securities are included in “Realized investment gains (losses), net” and are excluded from adjusted operating income.

Impairments of equity securities attributable to the Financial Services Businesses were $14 million in 2006 and $4 million in 2005. Impairments of equity securities attributable to the Closed Block Business were $17 million in 2006 and $10 million in 2005. For a further discussion of impairments, see “—Realized Investment Gains” above.

Other Long-Term Investments

“Other long-term investments” are comprised as follows:

	December 31, 2006		December 31, 2005
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Joint ventures and limited partnerships:
Real estate related	$293	$216	$237	$237
Non real estate related	372	785	208	724
Real estate held through direct ownership	992	13	1,104	13
Other	1,134	(49)	969	(1)

Total other long-term investments	$2,791	$965	$2,518	$973

Trading Account Assets Supporting Insurance Liabilities

“Trading account assets supporting insurance liabilities, at fair value” include assets that support certain products included in the Retirement and International Insurance segments, which are experience rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.”

Results for the years ended December 31, 2006, 2005 and 2004 include the recognition of investment gains of $35 million, investment losses of $33 million and investment losses of $55 million, respectively, on “Trading account assets supporting insurance liabilities, at fair value.” These gains and losses primarily represent interest-rate related mark-to-market adjustments on fixed maturity securities. Consistent with our treatment of “Realized investment gains (losses), net,” these gains and losses, which will ultimately accrue to the contractholders, are excluded from adjusted operating income. In addition, results for the years ended December 31, 2006, 2005 and 2004 include decreases of $11 million, increases of $44 million and decreases of $1 million, respectively, in contractholder liabilities due to asset value changes in the pool of investments that support these experience-rated contracts. These liability changes are reflected in “Interest credited to policyholders’ account balances” and are also excluded from adjusted operating income. As prescribed by U.S. GAAP, changes in the fair value of mortgage loans, other than when associated with impairments, are not recognized in income in the current period, while the impact of these changes in mortgage loan value are reflected as a change in the liability to contractholders in the current period. Included in the amounts above related to the change in the liability to contractholders is an increase related to mortgage loans of $14 million, a decrease related to mortgage loans of $12 million and a decrease related to mortgage loans of $27 million, respectively, for the years ended December 31, 2006, 2005 and 2004.

Divested Businesses

Our income from continuing operations includes results from several businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under U.S. GAAP. The results of these divested businesses are reflected in our Corporate and Other operations, but excluded from adjusted operating income. A summary of the results of these divested business that have been excluded from adjusted operating income is as follows for the periods indicated:

	Year ended December 31,
	2006	2005	2004
	(in millions)
Property and casualty insurance	$12	$(12)	$(1)
Prudential Securities capital markets	—	(4)	(22)
Exchange shares previously held by Prudential Equity Group	64	—	—
Other divested businesses	—	—	(1)

Total divested business excluded from adjusted operating income	$76	$(16)	$(24)

In the fourth quarter of 2003, we sold our property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual Group, and our New Jersey property and casualty insurance companies to Palisades Group. Results of these property and casualty insurance operations are reflected as a divested business for all periods presented. We have retained liabilities for pre-closing litigation and obligations under reinsurance contracts provided in connection with potential adverse loss development on the business sold to Liberty Mutual Group.

In the fourth quarter of 2000, we announced a restructuring of Prudential Securities’ capital markets activities in which we exited the lead-managed equity underwriting business for corporate issuers and the institutional fixed income business. Results of these operations are reflected as a divested business for all periods presented. As of December 31, 2006 we had remaining assets amounting to $172 million related to Prudential Securities’ institutional fixed income activities.

In the second quarter of 2007, we exited the equity sales, trading and research operations of the Prudential Equity Group. Certain securities relating to trading exchange memberships of these former operations have been retained and the associated income is reflected in divested businesses for all periods presented.

Liquidity and Capital Resources

Prudential Financial

The principal sources of funds available to Prudential Financial, the parent holding company and registrant, to meet its obligations, including the payment of shareholder dividends, debt service, operating expenses, capital contributions and obligations to subsidiaries are dividends, returns of capital, interest income from its subsidiaries, and cash and short-term investments. These sources of funds are complemented by Prudential Financial’s access to the capital markets and bank facilities. We believe that cash flows from these sources are sufficient to satisfy the current liquidity requirements of Prudential Financial, including reasonably foreseeable contingencies. As of December 31, 2006, Prudential Financial had cash and short-term investments of approximately $1.104 billion, an increase of $357 million, or 48%, from December 31, 2005. Prudential Financial’s principal sources and uses of cash and short-term investments for the year ended December 31, 2006 were as follows:

Year ended December 31, 2006
(in millions)
Sources:
Dividends and/or returns of capital from subsidiaries(1)	$3,225
Proceeds from the issuance of retail medium-term notes, net of repayments(2)	779
Proceeds from the issuance of long-term debt, net of repayments(3)	919
Proceeds from the issuance of floating rate convertible senior notes(3)	1,984
Proceeds from stock-based compensation and exercise of stock options	347
Proceeds from notes issued to affiliates(4)	945
Receipt of tax settlement(5)	531

Total sources	8,730

Uses:
Capital contributions to subsidiaries(6)	845
Share repurchases(7)	2,512
Repayment of short-term debt, net of issuances	484
Demutualization consideration(8)	108
Shareholder dividends	440
Purchase of funding agreements from Prudential Insurance, net of maturities(2)	779
Net payments under intercompany loan agreements(9)	2,673
Distribution to subsidiaries of tax settlement(5)	531
Other, net	1

Total uses	8,373

Net increase in cash and short-term investments	$357

(1)	Includes dividends and/or returns of capital of $2.097 billion from Prudential Insurance, $383 million from international insurance and investments subsidiaries, $308 million from asset management subsidiaries, $245 million from American Skandia, $143 million from securities subsidiaries, $27 million from other businesses, and $22 million from real estate subsidiaries.
(2)	Proceeds from the issuance of retail medium-term notes are used primarily to purchase funding agreements from Prudential Insurance. See “—Financing Activities” for a discussion of our retail note program.
(3)	See “—Financing Activities.”
(4)	Proceeds from the issuance of medium-term notes to two of our international insurance subsidiaries and from issuance of notes to a subsidiary as part of a private structured finance transaction. See “—Financing Activities.”
(5)	See “—Tax Settlement.”
(6)	Includes capital contributions of $453 million to securities subsidiaries, $281 million to international insurance and investments subsidiaries, and $111 million to domestic insurance subsidiaries.
(7)	See “—Uses of Capital—Share Repurchases.”
(8)	See “—Uses of Capital—Demutualization Consideration.”
(9)	Includes a $1.954 billion loan to an investment subsidiary that was funded with $1.5 billion proceeds from the issuance of senior convertible notes and $454 million proceeds from a private structured finance transaction.

Sources of Capital

Prudential Financial is a holding company whose principal asset is its investments in subsidiaries. Prudential Financial’s capitalization and use of financial leverage are consistent with its ratings targets. Our long-term senior debt rating targets for Prudential Financial are “A” for Standard & Poor’s Rating Services, or S&P, Moody’s Investors Service, Inc., or Moody’s, and Fitch Ratings Ltd., or Fitch, and “a” for A.M. Best Company, or A.M. Best. We seek to capitalize all of our subsidiaries and businesses in accordance with their ratings targets. Our financial strength rating targets for our domestic life insurance companies are “AA/Aa/AA” for S&P, Moody’s and Fitch, respectively, and “A+” for A.M. Best. For our current ratings information see “Business—Ratings.” The primary components of capitalization for the Financial Services Businesses consist of the equity we attribute to the Financial Services Businesses (excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension and postretirement benefits) and outstanding capital debt of the Financial Services Businesses, as discussed below under “—Financing Activities.” Based on these components, the capital position of the Financial Services Businesses as of December 31, 2006 was as follows:

December 31, 2006
(in millions)
Attributed equity (excluding unrealized gains and losses on investments and pension/postretirement benefits)	$21,306
Capital debt(1)	4,377

Total capital	$25,683

(1)	Our capital debt to total capital ratio was 17.0% as of December 31, 2006.

As shown in the table above, as of December 31, 2006, the Financial Services Businesses had approximately $25.7 billion in capital, all of which was available to support the aggregate capital requirements of its three divisions and its Corporate and Other operations. Based on our assessments of these businesses and operations, we believe that this level of capital exceeds the amount required to support current business risks by at least $2.0 billion as of December 31, 2006. Although some of these resources are in our regulated subsidiaries, and their availability may be subject to prior regulatory notice, approval or non-disapproval, we believe these resources give us substantial financial flexibility.

We believe migrating toward a capital structure comprised of 70% attributed equity, 20% capital debt and 10% hybrid equity securities is consistent with our ratings objectives for Prudential Financial, and would support the issuance of approximately $4.5 billion of additional capital debt and hybrid equity securities. This capital structure assumes that the hybrid equity securities we issue achieve 75% equity credit, with the remaining 25% treated as capital debt, and that market conditions exist which make hybrid equity securities a cost effective source of capital.

The Risk Based Capital, or RBC, ratio is the primary measure by which we evaluate the capital adequacy of Prudential Insurance, which includes businesses in both the Financial Services Businesses and the Closed Block Business. We manage Prudential Insurance’s RBC ratio to a level consistent with our ratings targets. RBC is determined by statutory formulas that consider risks related to the type and quality of the invested assets, insurance-related risks associated with Prudential Insurance’s products, interest rate risks and general business risks. The RBC ratio calculations are intended to assist insurance regulators in measuring the adequacy of Prudential Insurance’s statutory capitalization.

In the second quarter of 2006, Prudential Insurance declared an ordinary dividend of $1.081 billion and an additional extraordinary dividend of $764 million to Prudential Holdings, LLC, or Prudential Holdings. Prudential Holdings then distributed $1.597 billion of those dividends to Prudential Financial, which excludes the portion of the dividends allocated to the Closed Block Business. Also in the second quarter of 2006, American Skandia Life Assurance Corporation paid an extraordinary distribution of $150 million to American Skandia, which American Skandia subsequently paid as a dividend to Prudential Financial. In the third quarter of 2006, Prudential Insurance declared an extraordinary dividend of $500 million to Prudential Holdings, which was subsequently distributed to Prudential Financial.

Uses of Capital

Share Repurchases.    During the year ended December 31, 2006, we repurchased 32.4 million shares of our Common Stock at a total cost of $2.5 billion.

In November 2006, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $3.0 billion of its outstanding Common Stock in calendar year 2007. The timing and amount of any repurchases under this authorization will be determined by management based upon market conditions and other considerations, and the repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions and through prearranged trading plans complying with Rule 10b5-1(c) of the Exchange Act. The 2007 stock repurchase program supersedes all previous repurchase programs.

Demutualization Consideration.    For the year ended December 31, 2006, Prudential Financial paid $108 million in demutualization consideration to eligible policyholders whom we have located since the time of demutualization and to governmental authorities in respect of other eligible policyholders whom we continue to be unable to locate. We remain obligated to disburse $95 million of demutualization consideration to the states if we are unable to establish contact with eligible policyholders within time periods prescribed by state unclaimed property laws. These laws historically required remittance after periods ranging from three to seven years, but many states have enacted laws that reduce these holding periods to accelerate the reporting of unclaimed demutualization property.

Restrictions on Dividends and Returns of Capital from Subsidiaries

Our insurance and various other companies are subject to regulatory limitations on the payment of dividends and other transfers of funds to affiliates. With respect to Prudential Insurance, New Jersey insurance law provides that, except in the case of extraordinary dividends or distributions, all dividends or distributions paid by Prudential Insurance may be declared or paid only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and revaluation of assets. As of December 31, 2006 and 2005, Prudential Insurance’s unassigned surplus was $2.825 billion and $2.703 billion, respectively. Prudential Insurance recorded applicable adjustments for unrealized investment gains of $1.239 billion and $252 million, as of December 31, 2006 and 2005, respectively. Prudential Insurance must also notify the New Jersey Department of Banking and Insurance of its intent to pay a dividend. If the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a specified statutory limit, Prudential Insurance must also obtain the prior non-disapproval of the Department. The current statutory limitation applicable to New Jersey life insurers generally is the greater of 10% of the prior calendar year’s statutory surplus, $5.973 billion as of December 31, 2006, or the prior calendar year’s statutory net gain from operations excluding realized investment gains and losses, $263 million for the year ended December 31, 2006. In addition to these regulatory limitations, the terms of the IHC debt contain restrictions potentially limiting dividends by Prudential Insurance applicable to the Financial Services Businesses in the event the Closed Block Business is in financial distress and under certain other circumstances.

The laws regulating dividends of the other states and foreign jurisdictions where our other insurance companies are domiciled are similar, but not identical, to New Jersey’s. Pursuant to Gibraltar Life’s reorganization, in addition to regulatory restrictions, there are certain restrictions on Gibraltar Life’s ability to pay dividends to Prudential Financial. We anticipate that it will be several years before these restrictions will allow Gibraltar Life to pay dividends. There are also regulatory restrictions on the payment of dividends by The Prudential Life Insurance Company, Ltd., or Prudential of Japan. On July 25, 2006, Prudential of Japan declared a dividend of ¥1.5 billion, or approximately $13 million, to Prudential International Insurance Holdings, Ltd., which subsequently distributed that amount to Prudential Financial. The ability of our asset management subsidiaries, and the majority of our other operating subsidiaries, to pay dividends is largely unrestricted.

Tax Settlement

As a result of the completion of a review of tax issues by the Joint Committee on Taxation of the United States Congress relating to an examination by the Internal Revenue Service, or the IRS, of our consolidated federal income tax returns for the 1997 to 2001 periods, we received a cash refund during March of 2006 of $531 million from the IRS. In the second quarter of 2006, this refund was distributed to the subsidiaries to which it relates.

Alternative Sources of Liquidity

Prudential Financial, the parent holding company, maintains an intercompany liquidity account that is designed to maximize the use of cash by facilitating the lending and borrowing of funds between the parent holding company and its affiliates on a daily basis. Depending on the overall availability of cash, the parent holding company invests excess cash on a short-term basis or borrows funds in the capital markets. It also has access to bank facilities. See “—Lines of Credit and Other Credit Facilities.”

Liquidity of Subsidiaries

Domestic Insurance Subsidiaries

General Liquidity

Liquidity refers to a company’s ability to generate sufficient cash flows to meet the needs of its operations. We manage the liquidity of our domestic insurance operations to ensure stable, reliable and cost-effective sources of cash flows to meet all of our obligations. Liquidity is provided by a variety of sources, as described more fully below, including portfolios of liquid assets. The investment portfolios of our domestic operations are integral to the overall liquidity of those operations. We segment our investment portfolios and employ an asset/liability management approach specific to the requirements of our product lines. This enhances the discipline applied in managing the liquidity, as well as the interest rate and credit risk profiles, of each portfolio in a manner consistent with the unique characteristics of the product liabilities. We use a projection process for cash flows from operations to ensure sufficient liquidity to meet projected cash outflows, including claims.

Liquidity is measured against internally developed benchmarks that take into account the characteristics of the asset portfolio. The results are affected substantially by the overall asset type and quality of our investments.

Cash Flow

The principal sources of liquidity for Prudential Insurance and our other domestic insurance subsidiaries are premiums and annuity considerations, investment and fee income and investment maturities and sales associated with our insurance and annuity operations. The principal uses of that liquidity include benefits, claims, dividends paid to policyholders, and payments to policyholders and contractholders in connection with surrenders, withdrawals and net policy loan activity. Other uses of liquidity include commissions, general and administrative expenses, purchases of investments, and payments in connection with financing activities.

We believe that the cash flows from our insurance and annuity operations are adequate to satisfy the current liquidity requirements of these operations, including under reasonably foreseeable stress scenarios. The continued adequacy of this liquidity will depend upon factors such as future securities market conditions, changes in interest rate levels and policyholder perceptions of our financial strength, each of which could lead to reduced cash inflows or increased cash outflows.

Our domestic insurance operations’ cash flows from investment activities result from repayments of principal, proceeds from maturities and sales of invested assets and investment income, net of amounts reinvested. The primary liquidity risks with respect to these cash flows are the risk of default by debtors, our counterparties’ willingness to extend repurchase and/or securities lending arrangements and market volatility. We closely manage these risks through our credit risk management process and regular monitoring of our liquidity position.

In managing the liquidity of our domestic insurance operations, we also consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions in selecting assets to support these contractual obligations. We use surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities. The following table sets forth withdrawal characteristics of our general account annuity reserves and deposit liabilities (based on statutory liability values) as of the dates indicated.

	December 31, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
	($ in millions)
Not subject to discretionary withdrawal provisions	$30,209	42%	$24,749	38%
Subject to discretionary withdrawal, with adjustment:
With market value adjustment	20,540	28	19,346	30
At market value	1,169	2	1,235	2
At contract value, less surrender charge of 5% or more	1,953	3	2,421	4

Subtotal	53,871	75	47,751	74
Subject to discretionary withdrawal at contract value with no surrender charge or surrender charge of less than 5%	18,096	25	17,274	26

Total annuity reserves and deposit liabilities	$71,967	100%	$65,025	100%

Individual life insurance policies are less susceptible to withdrawal than our annuity reserves and deposit liabilities because policyholders may incur surrender charges and be subject to a new underwriting process in order to obtain a new insurance policy. Annuity benefits under group annuity contracts are generally not subject to early withdrawal.

Gross account withdrawals for our domestic insurance operations’ products amounted to $21.2 billion and $18.9 billion for the years ended December 31, 2006 and 2005, respectively. Because these withdrawals were consistent with our assumptions in asset/liability management, the associated cash outflows did not have a material adverse impact on our overall liquidity.

Liquid Assets

Liquid assets include cash, cash equivalents, short-term investments, fixed maturities that are not designated as held to maturity, and public equity securities. As of December 31, 2006 and 2005, our domestic insurance operations had liquid assets of $140.9 billion and $136.9 billion, respectively. The portion of liquid assets comprised of cash and cash equivalents and short-term investments was $8.4 billion and $8.0 billion as of December 31, 2006 and 2005, respectively. As of December 31, 2006, $114.9 billion, or 90%, of the fixed maturity investments that are not designated as held to maturity within our domestic insurance company general account portfolios were rated investment grade. The remaining $13.3 billion, or 10%, of these fixed maturity investments were rated non-investment grade. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures in order to evaluate the adequacy of our domestic insurance operations’ liquidity under a variety of stress scenarios. We believe that the liquidity profile of our assets is sufficient to satisfy current liquidity requirements, including under foreseeable stress scenarios.

Given the size and liquidity profile of our investment portfolios, we believe that claim experience varying from our projections does not constitute a significant liquidity risk. Our asset/liability management process takes into account the expected maturity of investments and expected claim payments as well as the specific nature and risk profile of the liabilities. Historically, there has been no significant variation between the expected maturities of our investments and the payment of claims.

Our domestic insurance companies’ liquidity is managed through access to substantial investment portfolios as well as a variety of instruments available for funding and/or managing short-term cash flow mismatches, including from time to time those arising from claim levels in excess of projections. To the extent we need to pay claims in excess of projections, we may borrow temporarily or sell investments sooner than anticipated to pay these claims, which may result in realized investment gains or losses or increased borrowing costs affecting results of operations. For a further discussion of realized investment gains or losses, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.” We believe that borrowing temporarily or selling investments earlier than anticipated will not have a material impact on the liquidity of our domestic insurance companies. Payment of claims and sale of investments earlier than anticipated would have an impact on the reported level of cash flow from operating and investing activities, respectively, in our financial statements.

Acquisition of The Allstate Corporation’s Variable Annuity Business

On June 1, 2006, Prudential Insurance acquired the variable annuity business of The Allstate Corporation through a reinsurance transaction for $635 million of total consideration, consisting primarily of a $628 million ceding commission. Our initial investment in the business is approximately $600 million, consisting of the total consideration, offset by the related tax benefits, plus an additional contribution of $94 million to meet regulatory capital requirements. See Note 3 to our Consolidated Financial Statements for further discussion of this acquisition.

Prudential Funding, LLC

Prudential Funding, LLC, or Prudential Funding, a wholly owned subsidiary of Prudential Insurance, serves as an additional source of financing for Prudential Insurance and its subsidiaries, as well as for other subsidiaries of Prudential Financial. Prudential Funding operates under a support agreement with Prudential Insurance whereby Prudential Insurance has agreed to maintain Prudential Funding’s positive tangible net worth at all times. Prudential Funding borrows funds primarily through the direct issuance of commercial paper. Prudential Funding’s outstanding loans to other subsidiaries of Prudential Financial have declined over time as it transitions into a financing company primarily for Prudential Insurance and its remaining subsidiaries. While our other subsidiaries continue to borrow from Prudential Funding, they also borrow from Prudential Financial and directly from third parties. The impact of Prudential Funding on liquidity is considered in the internal liquidity measures of the domestic insurance operations.

As of December 31, 2006, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $4.0 billion. There were no outstanding borrowings under these facilities as of December 31, 2006. For a further discussion of lines of credit, see “—Lines of Credit and Other Credit Facilities.”

International Insurance Subsidiaries

In our international insurance operations, liquidity is provided through ongoing operations as well as portfolios of liquid assets. In managing the liquidity and the interest and credit risk profiles of our international insurance portfolios, we employ a discipline similar to the discipline employed for domestic insurance subsidiaries. We monitor liquidity through the use of internal liquidity measures, taking into account the liquidity of the asset portfolios.

As with our domestic operations, in managing the liquidity of these operations, we consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions in selecting assets to support these contractual obligations. As of December 31, 2006 and 2005, our international insurance subsidiaries had total general account insurance related liabilities (other than dividends payable to policyholders) of $49.1 billion and $44.7 billion, respectively. Of those amounts, $27.8 billion and $25.7 billion, respectively, were associated with Gibraltar Life, our largest international insurance subsidiary. Concurrent with our acquisition of Gibraltar Life in April 2001, substantially all of its insurance liabilities were restructured under a plan of reorganization to include special surrender penalties on existing policies. These charges mitigate the extent, timing, and profitability impact of withdrawals of funds by customers and apply to $21.2 billion of Gibraltar Life’s insurance related reserves as of December 31, 2006 and 2005.

The following table sets forth the schedule (for each fiscal year ending March 31) of special surrender charges on policies that are in force:

2005	2006	2007	2008	2009
10%	8%	6%	4%	2%

Policies issued by Gibraltar Life post-acquisition are not subject to the above restructured policy surrender charge schedule. Policies issued post-acquisition are generally subject to discretionary withdrawal at contract value, less applicable surrender charges, which currently start at 5% or more.

A special dividend to certain Gibraltar Life policyholders was payable in 2005 and will again be payable in 2009. The special dividend is based on 70% of net realized investment gains, if any, over the value of certain real estate and loans, net of transaction costs and taxes, included in the Gibraltar Life reorganization plan. For the years ended December 31, 2006 and 2005, Gibraltar made distributions related to the 2005 special dividend of $185 million and $472 million, respectively, to policyholders, primarily in the form of additional policy values, and to a lesser extent in cash. As of December 31, 2006, a liability of $322 million related to the 2009 special dividend, as well as a $2 million liability for the remaining 2005 special dividend that will be paid upon request by the policyholders, are included in “Policyholders’ dividends.” The 2009 special dividend will take the form of either additional policy values or cash. Gibraltar Life’s investment portfolio is structured to provide adequate liquidity for the special dividend.

Prudential of Japan had $16.8 billion and $15.5 billion of general account insurance related liabilities, other than dividends to policyholders, as of December 31, 2006 and 2005, respectively. Prudential of Japan did not have a material amount of general account annuity reserves or deposit liabilities subject to discretionary withdrawal as of December 31, 2006 or 2005. Additionally, we believe that the individual life insurance policies sold by Prudential of Japan do not have significant withdrawal risk because policyholders may incur surrender charges and must undergo a new underwriting process in order to obtain a new insurance policy.

As of December 31, 2006 and 2005, our international insurance subsidiaries had cash and short-term investments of approximately $1.1 billion and $1.6 billion, respectively, and fixed maturity investments, other than those designated as held to maturity, with fair values of $37.0 billion and $35.6 billion, respectively. As of December 31, 2006, $36.1 billion, or 97%, of the fixed maturity investments that are not designated as held to maturity within our international insurance subsidiaries were rated investment grade. The remaining $0.9 billion, or 3%, of these fixed maturity investments were rated non-investment grade. Of those amounts, $20.3 billion of the investment grade fixed maturity investments and $0.5 billion of the non-investment grade fixed maturity investments were associated with Gibraltar Life. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures to evaluate the adequacy of our international insurance operations’ liquidity under a variety of stress scenarios. We believe that ongoing operations and the liquidity profile of our international insurance assets provide sufficient current liquidity, including under reasonably foreseeable stress scenarios.

Asset Management Subsidiaries

Our asset management businesses, which include real estate, public and private fixed income and public equity asset management, as well as commercial mortgage origination, servicing and securitization, proprietary investing and retail investment products, such as mutual funds and wrap-fee products, are largely unregulated from the standpoint of dividends and distributions. Our asset management subsidiaries through which we conduct these businesses generally do not have restrictions on the amount of distributions they can make, and they provide a stable source of significant cash flow to Prudential Financial.

The principal sources of liquidity for our asset management subsidiaries include asset management fees, revenues from proprietary investments and commercial mortgage operations, and available borrowing lines from internal sources including Prudential Funding and Prudential Financial, as well as from third parties. The principal uses of liquidity include the financing associated with our propriety investments and commercial mortgage operations, general and administrative expenses, and distribution of dividends and returns of capital to Prudential Financial.

The primary liquidity risks for our asset management subsidiaries include the potential impacts of adverse market conditions and poor investment management performance on the profitability of the businesses. Our asset management subsidiaries continue to maintain sufficiently liquid balance sheets. As of December 31, 2006 and 2005, our asset management subsidiaries had cash and cash equivalents and short-term investments of $949 million and $442 million, respectively. We believe the cash flows from our asset management businesses are adequate to satisfy the current liquidity requirements of their operations, as well as requirements that could arise under foreseeable stress scenarios, which are monitored through the use of internal measures.

Prudential Securities Group

As of December 31, 2006 and 2005, Prudential Securities Group’s assets totaled $7.4 billion and $6.7 billion, respectively. Prudential Securities Group owns our investment in Wachovia Securities as well as the retained wholly owned businesses. The wholly owned businesses remaining in Prudential Securities Group continue to maintain sufficiently liquid balance sheets, consisting mostly of cash and cash equivalents, segregated client assets, short-term collateralized receivables from clients and broker-dealers, and collateralized loans to clients. Distributions from our investment in Wachovia Securities to Prudential Securities Group totaled $277 million and $154 million for the years ended December 31, 2006 and 2005, respectively. As of December 31, 2006, Prudential Securities Group had remaining assets amounting to $172 million related to its former institutional fixed income activities, compared to $229 million as of December 31, 2005.

On August 29, 2006, Prudential Equity Group, LLC, or PEG, a wholly owned subsidiary of Prudential Securities Group, paid $600 million in connection with the settlement of investigations into market timing related activities involving PEG’s former Prudential Securities operations. For further discussion see “—Litigation and Regulatory Matters—Other Matters—Mutual Fund Market Timing Practices” within Note 21 to our Consolidated Financial Statements.

In the second quarter of 2007, we exited the equity sales, trading and research operations of PEG. PEG’s operations are reflected in discontinued operations for all periods presented. PEG has sufficient capital and liquidity to cover the costs associated with the divestiture.

Financing Activities

As of December 31, 2006 and 2005, total short- and long-term debt of the Company on a consolidated basis was $24.0 billion and $19.4 billion, respectively, which includes $11.6 billion and $8.3 billion, respectively, related to the parent company, Prudential Financial.

Prudential Financial is authorized to borrow funds from various sources to meet its capital needs, as well as the capital needs of its subsidiaries. The following table sets forth the outstanding short- and long-term debt of Prudential Financial, other than debt to consolidated subsidiaries, as of the dates indicated:

	December 31, 2006	December 31, 2005
	(in millions)
Borrowings:
General obligation short-term debt:
Commercial paper	$282	$766
Floating rate convertible senior notes	4,000	2,000
Current portion of long-term debt	107	677
General obligation long-term debt:
Senior debt	5,421	3,820
Retail medium-term notes	1,777	1,045

Total general obligations	$11,587	$8,308

Prudential Financial’s short-term debt includes commercial paper borrowings of $282 million and $766 million as of December 31, 2006 and 2005, respectively. The weighted average interest rate on the commercial paper borrowings under this program was 5.00% and 3.19% for the years ended December 31, 2006 and 2005, respectively.

Prudential Financial filed a new shelf registration statement with the SEC, which automatically became effective March 16, 2006, that permits the issuance of public debt, equity and hybrid securities, superseding the shelf registration that was filed in March 2005. The new shelf registration statement was established under the SEC rules adopted in 2005 that allow for automatic effectiveness upon filing, pay-as-you-go fees and the ability to add securities by filing automatically effective amendments for companies qualifying as “Well-Known Seasoned Issuers.” As a result, this new shelf registration statement has no stated issuance capacity.

On March 16, 2006, Prudential Financial filed a prospectus supplement for a new Medium-Term Notes, Series D program under the new shelf registration statement, which superseded the previously authorized Medium-Term Notes, Series C program. The Company is authorized to issue up to $5 billion of notes under this program. As of December 31, 2006, approximately $2.8 billion remained available under the program. In March 2006, Prudential Financial issued $250 million of 10-year medium-term notes and $250 million of 30-year medium-term notes; in June 2006, $25 million of 18-month medium-term notes; and in December 2006, $350 million of 5-year medium-term notes and $750 million of 30-year medium-term notes under this newly authorized program. The net proceeds from the sale of these notes were used for general corporate purposes, including loans to two of our domestic insurance subsidiaries used to finance certain regulatory reserves required to be held in connection with the intercompany reinsurance of certain term life and universal life insurance policies. In addition, in September 2006, Prudential Financial issued ¥23.2 billion of 10-year medium-term notes and ¥17.5 billion of 20-year medium-term notes, and in December 2006 ¥23.0 billion of 20-year medium-term notes, to two of its international insurance subsidiaries under the newly authorized program. The net proceeds from these yen denominated notes, as well as the related future interest and principal payments, were hedged to U.S. dollars using derivative instruments. The net proceeds from these yen denominated notes were used for general corporate purposes. The carrying value of these notes as of December 31, 2006 was $195 million, $147 million, and $193 million, respectively. The weighted average interest rates on Prudential Financial’s medium-term and senior notes, including the effect of interest rate hedging activity, were 5.48% and 4.95% for the years ended December 31, 2006 and 2005, respectively, excluding the effect of debt issued to consolidated subsidiaries.

On March 16, 2006, Prudential Financial filed a prospectus supplement for a retail medium-term notes, including InterNotes®, program under the new shelf registration statement to supersede the 2005 retail medium-term notes program. The Company is authorized to issue up to $2.5 billion of notes under the new program. As of December 31, 2006, approximately $1.8 billion remained available under the program. This retail medium-term notes program serves as a funding source for a spread product of our Retirement segment that is economically similar to funding agreement-backed medium-term notes issued to institutional investors, except that the notes are senior obligations of Prudential Financial and are purchased by retail investors. The weighted average interest rates on Prudential Financial’s retail medium-term notes was 5.49% and 5.06% for the years ended December 31, 2006 and 2005, respectively, excluding the effect of debt issued to consolidated subsidiaries.

In March, April, July and October 2006, Prudential Financial filed prospectus supplements to register under the new shelf registration statement resales of the $2.0 billion of floating rate convertible senior notes that were issued in a private placement in November 2005. The November 2005 notes are convertible by the holders at any time after issuance into cash and shares of Prudential Financial’s Common Stock at a conversion price of $90 per share, subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. The interest rate on the November 2005 convertible senior notes issuance is a floating rate equal to 3-month LIBOR minus 2.76%, to be reset quarterly, and ranged from 1.57% to 2.65% in 2006 and was 1.57% in 2005. See Note 12 to our Consolidated Financial Statements for additional information concerning the November 2005 convertible senior notes.

On September 14, 2006, Prudential Financial updated its European medium-term notes program. The Company is authorized to issue up to $1.5 billion of notes under the program. As of December 31, 2006, there was no debt outstanding under this program.

On December 7, 2006, Prudential Financial issued in a private placement $2.0 billion of floating rate convertible senior notes, convertible by the holders at any time after issuance into cash and shares of Prudential

Financial’s Common Stock. The conversion price, of $104.21 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. Prudential Financial used the majority of the offering proceeds to purchase an investment grade fixed income investment portfolio, as well as to repurchase shares of its Common Stock under the 2006 share repurchase authorization. The interest rate on the December 2006 convertible senior notes issuance is a floating rate equal to 3-month LIBOR minus 2.4% to be reset quarterly, and was 2.95% in 2006. See Note 12 to our Consolidated Financial Statements for additional information concerning the December 2006 convertible senior notes. Prudential Financial is obligated to file once per quarter a prospectus supplement to register resales of the convertible senior notes issued in 2005 and 2006.

In December 2006, a wholly owned subsidiary of Prudential Financial entered into two structured financing transactions that generated approximately $454 million in proceeds. These private transactions with third party banks were a source of low-cost financing for a term of four and a half years. Prudential Financial used all of the proceeds to purchase an investment grade fixed income investment portfolio.

Current capital markets activities for the Company on a consolidated basis principally consist of unsecured short-term and long-term debt borrowings issued by Prudential Funding and Prudential Financial, unsecured third party bank borrowing, and asset-based or secured financing. The secured financing arrangements include transactions such as securities lending and repurchase agreements, which we generally use to finance liquid securities in our short-term spread portfolios, primarily within Prudential Insurance.

The following table sets forth total consolidated borrowings of the Company as of the dates indicated:

	December 31, 2006	December 31, 2005
	(in millions)
Borrowings:
General obligation short-term debt(1)	$12,534	$11,113

General obligation long-term debt:
Senior debt	8,576	5,772
Surplus notes(2)	1,043	693

Total general obligation long-term debt	9,619	6,465

Total general obligations	22,153	17,578

Limited and non-recourse borrowing:
Limited and non-recourse short-term debt	2	1
Limited and non-recourse long-term debt(3)	1,804	1,805

Total limited and non-recourse borrowing	1,806	1,806

Total borrowings(4)	23,959	19,384

Total asset-based financing	19,123	18,558

Total borrowings and asset-based financings	$43,082	$37,942

(1)	As of December 31, 2006 included $250 million of fixed rate surplus notes maturing in July 2007.
(2)	As of December 31, 2006 included $600 million of surplus notes issued by a subsidiary of Prudential Insurance to fund regulatory reserves.
(3)	As of both December 31, 2006 and 2005, $1.750 billion of limited and non-recourse debt outstanding was attributable to the Closed Block Business.
(4)	Does not include $6.5 billion and $4.2 billion of medium-term notes of consolidated trust entities secured by funding agreements purchased with the proceeds of such notes as of December 31, 2006 and 2005, respectively. These notes are included in “Policyholders’ account balances.” For additional information see “—Funding Agreement Notes Issuance Program.”

Total general debt obligations increased by $4.6 billion, or 26%, from December 31, 2005 to December 31, 2006, reflecting a $3.2 billion net increase in long-term debt and a $1.4 billion net increase in short-term debt. The increase in long-term debt was driven primarily by the net issuance of medium-term notes and retail medium-term notes during 2006, as well as the issuance of $600 million of floating rate surplus notes during 2006 as discussed below.

Prudential Funding’s commercial paper and master note borrowings as of December 31, 2006 and 2005 were $7.3 billion and $6.9 billion, respectively. During 2002, Prudential Financial issued a subordinated guarantee covering Prudential Funding’s domestic commercial paper program. The weighted average interest rates on the commercial paper borrowings and master notes were 4.97% and 3.27% for the years ended December 31, 2006 and 2005, respectively.

The total principal amount of debt outstanding under Prudential Funding’s domestic medium-term note programs was $772 million, as of both December 31, 2006 and 2005. The weighted average interest rates on Prudential Funding’s long-term debt, including the effect of interest rate hedging activity, were 5.36%, and 4.09% for the years ended December 31, 2006 and 2005, respectively.

Prudential Insurance had outstanding fixed rate surplus notes totaling $693 million as of December 31, 2006 and 2005, of which $250 million were reflected in the general obligation short-term debt as of December 31, 2006. These debt securities, which are included as surplus of Prudential Insurance on a statutory accounting basis, are subordinated to other Prudential Insurance borrowings and to policyholder obligations and are subject to regulatory approvals for principal and interest payments.

During the fourth quarter of 2006, a subsidiary of Prudential Insurance entered into a Surplus Note Purchase Agreement with an unaffiliated financial institution that provides for the issuance of up to $3 billion of ten-year floating rate surplus notes for the purpose of financing certain regulatory reserves required to be held in connection with the intercompany reinsurance of certain term life insurance policies. Surplus notes issued under this facility are subordinated to policyholder obligations and are subject to regulatory approvals for principal and interest payments. Concurrent with entering into the agreement, the subsidiary issued $600 million of notes under this facility. See Note 12 to our Consolidated Financial Statements for additional information.

Our total borrowings consist of capital debt, investment related debt, securities business related debt and debt related to specified other businesses. Capital debt is borrowing that is used or will be used to meet the capital requirements of Prudential Financial as well as borrowings invested in equity or debt securities of direct or indirect subsidiaries of Prudential Financial and subsidiary borrowings utilized for capital requirements. Investment related borrowings consist of debt issued to finance specific investment assets or portfolios of investment assets, including institutional spread lending investment portfolios, real estate and real estate related investments held in consolidated joint ventures, as well as institutional and insurance company portfolio cash flow timing differences. Securities business related debt consists of debt issued to finance primarily the liquidity of our broker-dealers and our capital markets and other securities business related operations. Debt related to specified other businesses consists of borrowings associated with our individual annuity business, real estate franchises and relocation services. Borrowings under which either the holder is entitled to collect only against the assets pledged to the debt as collateral, or has only very limited rights to collect against other assets, have been classified as limited and non-recourse debt. Consolidated borrowings as of December 31, 2006 and 2005 include $1.750 billion of limited and non-recourse debt attributable to the Closed Block Business.

The following table summarizes our borrowings, categorized by use of proceeds, as of the dates indicated:

	December 31, 2006	December 31, 2005
	(in millions)
General obligations:
Capital debt	$4,377	$4,199
Investment related	13,907	9,558
Securities business related	2,334	2,865
Specified other businesses	1,535	956

Total general obligations	22,153	17,578
Limited and non-recourse debt	1,806	1,806

Total borrowings	$23,959	$19,384

Short-term debt	$12,536	$11,114
Long-term debt	11,423	8,270

Total borrowings	$23,959	$19,384

Borrowings of Financial Services Businesses	$20,471	$15,967
Borrowings of Closed Block Business	3,488	3,417

Total borrowings	$23,959	$19,384

Funding Agreement Notes Issuance Program

In 2003, Prudential Insurance established a Funding Agreement Notes Issuance Program pursuant to which a Delaware statutory trust issues medium-term notes (which are included in our statements of financial position in “Policyholders’ account balances” and not included in the foregoing table) secured by funding agreements issued to the trust by Prudential Insurance and included in our Retirement segment. The funding agreements provide cash flow sufficient for the debt service on the related medium-term notes. The medium-term notes are sold in transactions not requiring registration under the Securities Act of 1933, as amended. In the third quarter of 2006, the authorization amount of the program was increased from $6 billion to $15 billion. As of December 31, 2006 and 2005, the outstanding aggregate principal amount of such notes totaled approximately $6.5 billion and $4.2 billion, respectively. The notes have fixed or floating interest rates and original maturities ranging from two to seven years.

Lines of Credit and Other Credit Facilities

As of December 31, 2006, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $4.0 billion. In December 2006, Prudential Financial entered into a new $2.5 billion 5-year credit facility replacing a $500 million 364-day facility, a $1.0 billion 5-year facility expiring in December 2010, and a $750 million facility expiring in December 2007, which was available only to Prudential Financial and was previously used to support an asset-backed commercial paper conduit. Prudential Financial discontinued use of the asset-backed commercial paper conduit due to increased liquidity at Prudential Financial and lower direct financing costs as a result of the upgrade in our short-term debt rating to A-1 by Standard and Poor’s during the first quarter of 2006. During the third quarter of 2006, Prudential Financial began directly financing the assets previously financed through the asset-backed commercial paper conduit.

Of the amount of unsecured committed lines available to Prudential Financial, Prudential Insurance and Prudential Funding, $2.5 billion is under the facility that expires in December 2011, which includes 22 financial institutions, and $1.5 billion is under a facility that expires in September 2010, which includes 22 financial institutions. Borrowings under the outstanding facilities will mature no later than the respective expiration dates of the facilities. We use these facilities primarily as back-up liquidity lines for our commercial paper programs, and there were no outstanding borrowings under any of these facilities as of December 31, 2006.

Our ability to borrow under these facilities is conditioned on the continued satisfaction of customary conditions, including maintenance at all times by Prudential Insurance of total adjusted capital of at least $5.5 billion based on statutory accounting principles prescribed under New Jersey law. Prudential Insurance’s total adjusted capital as of December 31, 2006, was $9.7 billion and continues to be above the $5.5 billion threshold. The ability of Prudential Financial to borrow under these facilities is also conditioned on its maintenance of consolidated net worth of at least $12.5 billion, calculated in accordance with GAAP. Prudential Financial’s net worth on a consolidated basis totaled $22.9 billion and $22.8 billion as of December 31, 2006 and 2005, respectively. We also use uncommitted lines of credit from banks and other financial institutions.

Contractual Obligations

The table below summarizes the future estimated cash payments related to certain contractual obligations as of December 31, 2006. The estimated payments reflected in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the actual cash outflows in future periods will vary, possibly materially, from those reflected in the table. In addition, we do not believe that our cash flow requirements can be adequately assessed based solely upon an analysis of these obligations, as the table below does not contemplate all aspects of our cash inflows, such as the level of cash flow generated by certain of our investments, nor all aspects of our cash outflows, such as income taxes.

	Estimated Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Long-term debt obligations(1)	$19,625	$—	$3,116	$1,828	$14,681
Operating lease obligations(2)	790	182	246	157	205
Purchase obligations:
Commitments to purchase or fund investments(3)	7,850	7,850	—	—	—
Commercial mortgage loan commitments(4)	1,977	1,170	635	172	—
Other long-term liabilities:
Insurance liabilities(5)	1,101,383	37,716	71,000	66,127	926,540
Undistributed demutualization consideration(6)	95	63	32	—	—

Total(7)	$1,131,720	$46,981	$75,029	$68,284	$941,426

(1)	The estimated payments due by period for long-term debt reflects the contractual maturities of principal, as disclosed in Note 21 to the Consolidated Financial Statements, as well as estimated future interest payments. The estimate for future interest payments includes the effect of derivatives that qualify for hedge accounting treatment. See Note 12 to the Consolidated Financial Statements for additional information concerning our long-term debt.
(2)	The estimated payments due by period for operating leases reflect the future minimum lease payments under non-cancelable operating leases, as disclosed in Note 21 to the Consolidated Financial Statements. We have no significant capital lease obligations.
(3)	We have commitments to purchase or fund investments, some of which are contingent upon events or circumstances not under our control, including those at the discretion of our counterparties. The timing of the fulfillment of certain of these commitments cannot be estimated, therefore the settlement of these obligations are reflected in estimated payments due in less than one year. Commitments to purchase or fund investments include $5.823 billion that we anticipate will be funded from the assets of our separate accounts.
(4)	Loan commitments of our commercial mortgage operations, which are legally binding commitments to extend credit to a counterparty, have been reflected in the contractual obligations table above principally based on the expiration date of the commitment; however, it is possible these loan commitments could be funded prior to their expiration. In certain circumstances the counterparty may also extend the date of the expiration in exchange for a fee.
(5)	The estimated payments due by period for insurance liabilities reflect future estimated cash payments to be made to policyholders for future policy benefits, policyholders’ account balances and separate account liabilities. These future estimated cash outflows are based on mortality, morbidity, lapse and other assumptions comparable with our experience, consider future premium receipts on current polices in force, and assume market growth and interest crediting consistent with assumptions used in amortizing deferred acquisition costs and value of business acquired. These cash outflows are undiscounted with respect to interest and, as a result, the sum of the cash outflows shown for all years in the table of $1.101 trillion exceeds the corresponding liability amounts of $365 billion included in the Consolidated Financial Statements as of December 31, 2006. Separate account liabilities are legally insulated from general account obligations, and it is generally expected these liabilities will be fully funded by separate account assets and their related cash flows. We have made significant assumptions to determine the future estimated cash outflows related to the underlying policies and contracts. Due to the significance of the assumptions used, actual cash outflows will differ, possibly materially, from these estimates.
(6)	We remain obligated to disburse demutualization consideration for eligible policyholders that we have been unable to locate. To the extent we continue to be unable to establish contact with these policyholders within a prescribed period of time specified by state escheat laws the funds must be remitted to governmental authorities. The amounts reflected in the table above are reflective of state escheat laws as of December 31, 2006. These liabilities are reflected within other liabilities on our Consolidated Statements of Financial Position.
(7)	Excludes short-term debt, which includes $4.0 billion of floating rate convertible senior notes. For additional information on our short-term debt see Note 12 to the Consolidated Financial Statements.

We also enter into agreements to purchase goods and services in the normal course of business; however, these purchase obligations are not material to our consolidated results of operations or financial position as of December 31, 2006.

Off-Balance Sheet Arrangements

Guarantees

In the course of our business, we provide certain guarantees and indemnities to third parties pursuant to which we may be contingently required to make payments now or in the future.

A number of guarantees provided by us relate to real estate investments, in which the investor has borrowed funds, and we have guaranteed their obligation to their lender. In some cases, the investor is an affiliate, and in other cases the unaffiliated investor purchases the real estate investment from us. We provide these guarantees to assist the investor in obtaining financing for the transaction on more beneficial terms. Our maximum potential exposure under these guarantees was $1.815 billion as of December 31, 2006. Any payments that may become required of us under these guarantees would either first be reduced by proceeds received by the creditor on a sale of the assets, or would provide us with rights to obtain the assets. These guarantees generally expire at various times over the next 10 years. As of December 31, 2006, no amounts were accrued as a result of our assessment that it is unlikely payments will be required.

We write credit derivatives under which we are obligated to pay the counterparty the referenced amount of the contract and receive in return the defaulted security or similar security. Our maximum amount at risk under these credit derivatives, assuming the value of the underlying securities become worthless, is $1.618 billion at December 31, 2006. These credit derivatives generally have maturities of five years or less.

Certain contracts underwritten by the Retirement segment include guarantees related to financial assets owned by the guaranteed party. These contracts are accounted for as derivatives, at fair value, in accordance with SFAS No. 133. As of December 31, 2006, such contracts in force carried a total guaranteed value of $2.400 billion.

We arrange for credit enhancements of certain debt instruments that provide financing for commercial real estate assets, including certain tax-exempt bond financings. The credit enhancements provide assurances to the debt holders as to the timely payment of amounts due under the debt instruments. As of December 31, 2006, such enhancement arrangements total $131 million, with remaining contractual maturities of up to 13 years. Our obligation to reimburse required payments are secured by mortgages on the related real estate, which properties are valued at $179 million as of December 31, 2006. We receive certain ongoing fees for providing these enhancement arrangements and anticipate the extinguishment of our obligation under these enhancements prior to maturity through the aggregation and transfer of our positions to a substitute enhancement provider. As of December 31, 2006, we have accrued liabilities of $1 million representing unearned fees on these arrangements.

In connection with certain acquisitions, we agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with GAAP, we do not accrue contingent consideration obligations prior to the attainment of the objectives. As of December 31, 2006, maximum potential future consideration pursuant to such arrangements, to be resolved over the following three years, is $185 million. Any such payments would result in increases in intangible assets, including goodwill.

We are also subject to other financial guarantees and indemnity arrangements. We have provided indemnities and guarantees related to acquisitions, dispositions, investments and other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by us. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. As of December 31, 2006, we have accrued liabilities of $8 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.

Other Contingent Commitments

In connection with our commercial mortgage operations, we originate commercial mortgage loans. As of December 31, 2006, we had outstanding commercial mortgage loan commitments with borrowers of $1.977 billion.

In certain of these transactions, we prearrange that we will sell the loan to an investor after we fund the loan. As of December 31, 2006, $471 million of our commitments to originate commercial mortgage loans are subject to such arrangements.

We also have other commitments, some of which are contingent upon events or circumstances not under our control, including those at the discretion of our counterparties. These other commitments amounted to $8.095 billion as of December 31, 2006. Reflected in these other commitments are $7.850 billion of commitments to purchase or fund investments, including $5.823 billion that we anticipate will be funded from the assets of our separate accounts.

Other Off-Balance Sheet Arrangements

We do not have retained or contingent interests in assets transferred to unconsolidated entities, or variable interests in unconsolidated entities or other similar transactions, arrangements or relationships that serve as credit, liquidity or market risk support, that we believe are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or our access to or requirements for capital resources. In addition, we do not have relationships with any unconsolidated entities that are contractually limited to narrow activities that facilitate our transfer of or access to associated assets.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuities contracts. The costs include commissions, costs to issue and underwrite the policies and certain variable field office expenses. The capitalized amounts are known as deferred policy acquisition costs, or DAC. Our total DAC, including the impact of the unrealized investment gains and losses, amounted to $10.9 billion and $9.4 billion as of December 31, 2006 and 2005, respectively. As of December 31, 2006, 40% of our total DAC related to our International Insurance segment, 33% related to our Individual Life segment, 15% related to our Individual Annuities segment, and 9% related to our Closed Block Business.

If we were to experience a significant decrease in asset values or increase in lapse or surrender rates on policies for which we amortize DAC based on gross margins or gross profits, such as participating and variable life insurance, we would expect acceleration of the amortization of DAC for the effected blocks of policies. Additionally, for all policies on which we have outstanding DAC, we would be required to evaluate whether this experience called into question our ability to recover all or a portion of the DAC, and we would be required to accelerate the amortization for some or all of the DAC if we concluded that we could not recover it. An accelerated amortization of DAC would negatively effect our reported earnings under generally accepted accounting principles.